BUILDING LOAN AGREEMENT/DISBURSEMENT SCHEDULE
DATED AS OF OCTOBER 2, 2017
BY
MIDFIRST BANK,
A FEDERALLY CHARTERED SAVINGS ASSOCIATION
AS AGENT AND BANK
AND
L’AUBERGE DE SONOMA, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
AS BORROWER

$32,300,000.00 CONSTRUCTION LOAN

BUILDING LOAN AGREEMENT/
DISBURSEMENT SCHEDULE
THIS BUILDING LOAN AGREEMENT/DISBURSEMENT SCHEDULE (this “Agreement”) is made and entered into as of October 2, 2017, by and among L’AUBERGE DE SONOMA, LLC, a Delaware limited liability company (“Borrower”), MIDFIRST BANK, a federally chartered savings association (“Agent”), and each bank, including Agent, named on the signature pages hereto and such other banks as may from time to time become a party to this Agreement pursuant to the terms hereof (each, including Agent, a “Bank”, and collectively, “Banks”); with reference to the following facts:
R E C I T A L S:
A.    Borrower is or will be the owner of the Project.
B.    Borrower desires to borrow a construction loan of $32,300,000.00 from Agent to finance the costs associated with such loan, the acquisition of the Project, the development and construction of the Improvements, and certain other costs. Agent desires to make such loan to Borrower under the terms and conditions specified in this Agreement.
C.    Agent has severally agreed to make available to Borrower the Loan on the terms and conditions and subject to the conditions set forth in this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, Borrower and Agent hereby agree as follows:
1.DEFINITIONS OF TERMS. The following capitalized terms shall have the meanings defined or referenced below.
"Additional Costs": (1) All costs, losses and expenses Agent (in its reasonable determination) incurs (at any time) from (i) making or maintaining the Loan, (ii) protecting the Collateral (to the extent permitted under the Loan Documents), or (iii) enforcing its remedies under the Loan Documents during an Event of Default Period, and (2) any reduction in any amount to which Agent is entitled under the Loan Documents. Additional Costs includes costs which (a) subject Agent to any tax, duty or other charge with respect to the Loan, or changes the basis of taxation of any amounts payable to Agent under the Loan (other than income, capital gain or other taxes imposed on the overall net income of Agent or of its applicable lending office or in connection with any sale of the Loan by Agent by the jurisdiction in which Agent's principal office or such applicable lending office is located) or (b) impose or modify any reserve, special deposit or similar requirements relating to Agent. For purposes of this definition, the term "Agent," at Agent's option, includes Agent's present and future participants in the Loan
“Advance”: Any disbursement of Loan funds.
“Affiliate”: (a) any corporation in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower directly or indirectly owns or controls more than 10% of the beneficial interest, (b) any partnership, joint venture or limited liability company in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower is a partner, joint venturer or member, (c) any trust in which Borrower or any partner, shareholder, director, officer, member or manager of Borrower is a trustee or beneficiary, (d) any Person which is directly or indirectly owned or controlled by Borrower or any partner, shareholder, director, officer, member or manager of Borrower, (e) any partner, shareholder, director,

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officer, member, manager or employee of Borrower, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of Borrower, or (g) any Borrower Party.
“Agent”: As defined in the first paragraph hereof.
“Agreement”: This Building Loan Agreement/Disbursement Schedule.
"Applicable Law": All laws, covenants, conditions and restrictions (including private restrictive covenants) and other requirements relating to or affecting Borrower, Guarantor, Agent or the Project.
“Appraisal”: A written appraisal report prepared by an appraiser acceptable to Agent in its sole discretion and prepared in compliance with applicable regulatory requirements including, without limitation, the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time, and subject to Agent’s customary independent appraisal requirements, setting forth the fair market value of the applicable property.
“Approved Accounting Method” The accrual basis of accounting currently utilized by Borrower and certain of its Affiliates in the preparation of financial data heretofore delivered to Agent so long as the same is and remains in general use by significant segments of the United States accounting profession, subject to accounting changes required by the Financial Accounting Standards Board or other standard-setting bodies.
“Approved Electronic Platform”: An electronic platform chosen by Agent to be its electronic transmission system.
“Architect”: RossDrulisCusenbery Architecture.
“Architect’s Agreement”: Collectively, that certain agreement for architectural services between Borrower and Architect.
“Assignment and Acceptance Agreement”: Assignment agreement in the form attached hereto as Exhibit G.
“Assignment of Agreements”: The Assignment of Agreements, Permits, Licenses and Approvals (Architectural, Engineering and Construction Contracts and General Contract) of even date herewith by Borrower, with consents thereto executed by General Contractor, Architect and Engineer.
"Award": All condemnation awards, judgments, decrees, or proceeds of any sale in lieu of condemnation.
“Bank” or “Banks”: As defined in the first paragraph hereof.
“Bankruptcy Action” With respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in

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an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Borrower”: As defined in the first paragraph hereof.
“Borrower’s Equity”: Project Costs of at least [$17,400,000.00] (in the form of cash during the Loan term) as shown the Cost Breakdown to be paid by equity. Borrower shall be given credit for certain verifiable costs and expenses incurred to date for design and pre-development work, as set forth in the Cost Breakdown.
“Borrower Formation Documents”: A true and complete copy of the limited partnership agreement/operating agreement creating Borrower and any and all amendments thereto.
“Borrower’s Funds”: In addition to any amounts previously expended and included in Borrower’s Equity, any additional sums required to be deposited by Borrower in accordance with the terms of this Agreement, to be disbursed in the manner and for the purposes herein described.
“Borrower’s Funds Account”: A special non-interest bearing account into which Borrower’s Funds, when requested by Agent, shall be deposited pending disbursement in the manner and for the purpose herein described. The Borrower’s Funds Account is or will be pledged to Agent for the benefit of Banks as collateral for the Loan, pursuant to this Agreement.
“Borrower’s Interest”: The per annum rate or rates of interest to be paid to Agent in respect to the Loan as set forth in this Agreement.
“Borrower Party”: Collectively, Borrower or any Guarantor.
“Building”: A building and related structures and improvements constructed as part of the Project.
"Business Day": Each day of the week which is not a Saturday, Sunday or a holiday recognized and observed by the Federal Reserve Board of Governors.
“Casualty”: If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty.
“Cash Collateral Account”: As defined in Section 20.
“Cash Flow Sweep Period”: As defined in Section 20.
“Cash Flow Sweep Termination Event”: As defined in Section 20.
“Cash Management Agreement”: That certain Cash Management Agreement of even date herewith executed by Borrower, Agent and Hotel Manager, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

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“Change in Law”: The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change Orders”: Any amendments or modifications to the General Contract or the Site Improvement Contract or any subcontract.
“Clearing Account Agreement”: That certain Clearing Account Agreement of even date herewith executed by Borrower, Agent (as Clearing Bank and as Agent), and Hotel Manager, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.
“Closing Date” The date the Loan is initially funded by Agent.
“Code”: The Internal Revenue Code of the United States, as it may be amended or supplemented.
"Combined LIBO Rate Reduction Conditions":

(i)	(A) Borrower has completed the Improvements pursuant to the terms of this Loan Agreement, and (B) the Property has achieved a Debt Yield of not less than 12.0%; and

(ii)	Borrower and Guarantor have an aggregate a continuous minimum balance of $6,000,000.00 on deposit with Agent.
“Commitment”: At any time, the aggregate of the commitments of Agent, which shall be $32,300,000.00 principal for the Loan, less the aggregate amount of principal that has been paid at that time.
“Commitment Percentage”: With respect to each Bank, the percentage determined by dividing (a) the Commitment of such Bank, by (b) the Commitment (or, if the Commitment has terminated, the percentage determined by dividing (i) the outstanding and unpaid Advances of such Bank by (ii) all outstanding and unpaid Advances).
“Completion Date”: The date of required for Substantial Completion, which shall be no later than TBD.
“Completion Guaranty”: The Completion Guaranty, executed and delivered by Guarantor in favor of Agent, as the same may be extended, amended, renewed or supplemented.
“Condemnation”: A temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof

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“Construction Consultant”: CM Advisors, LLC.
“Construction Schedule”: As defined in Section 5.2(g).
“Control”: With respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Cost Breakdown”: An itemized schedule of Hard Costs and Soft Costs of constructing and completing the Improvements, to be submitted to and approved by Agent, with such subsequent changes as Borrower deems necessary or desirable and as are approved by Agent in writing (not to be unreasonably withheld or delayed). The initial Cost Breakdown is attached to this Agreement as Exhibit “B”.
“Cumulative Change Order Amount”: $150,000 for any single change order and $400,000 in the aggregate for all change orders.
“Debt”: For any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable; (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility; (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (d) all indebtedness guaranteed by such Person, directly or indirectly; (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject; and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as Borrower Party, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service”: The greater of either (a) the most recent quarter’s actual aggregate interest and principal payments due on the Loan multiplied by four (4), or (b) the amount of the outstanding principal balance of the Loan multiplied by a constant equal to a 5.75% and a 25-year amortization schedule.
“Debt Yield”: For any date of determination, the ratio, expressed as a percentage, of: (i) Net Cash Flow, to (ii) the outstanding principal balance of the Loan.
"Debt Yield Loan Default" means that, on any below Debt Yield Testing Date, the Debt Yield is less than the below required ratio on the Debt Yield Testing Date:

Debt Yield Testing Date	Required Debt Yield
The first (1st) day of every calendar month commencing on November 1, 2019	7.50%
"Default Rate" A per annum rate of interest equal to the lesser of (i) the LIBO Rate plus 5.0%, and (ii) the Maximum Rate, calculated from the date of such Event of Default.
“Defaulting Bank”: As defined in Section 22.3.

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“Disbursement Schedule”: The schedule of Advances of the proceeds of the Loan and of any Borrower’s Equity or Borrower’s Funds as set forth on Exhibit “A” attached hereto and made a part hereof.
“Draw Request”: An executed, completed, request for Advance in the form attached hereto as Exhibit D, or in form as may be approved by Agent.
“Engineer”: Adobe Associates Inc.
“Engineer’s Agreement”: That certain engineering agreement by and between Borrower and Engineer, reasonably approved by Agent, as the same may be amended from time to time in accordance with the terms of this Agreement.
“Environmental Indemnity”: Each Environmental Indemnity Agreement of even date herewith, executed by Borrower and each Guarantor in favor of Agent, as the same may be extended, amended, renewed or supplemented.
“Environmental Laws”: Any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials; (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property; or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.
“Event of Default”: As defined in Section 9.
"Event of Default Period": The period beginning on the occurrence of an Event of Default and ending on the cure of the Event of Default.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate”: For any day, the weighted average (rounded upwards, if necessary to the next one-hundredths of one percent (0.01%)) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next one-hundredths of one percent (0.01%)) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“FF&E”: Fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational

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facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the vehicles (as defined in the Uniform System of Accounts for Hotels, current edition).
“FF&E Expenditures”: For any period shall mean the amount expended for FF&E Work in, at or to the Property.
“FF&E Monthly Amount”: (i) Commencing on June 1, 2018, and continuing through December 1, 2018, 1.0% of the Rents for the Property for the prior month, (ii) commencing on January 1, 2019, and continuing through December 1, 2019, 2.0% of the Rents for the Property for the prior month, and (iii) commencing on January 1, 2020 and thereafter, 4.0% of the Rents for the Property for the prior month.
“FF&E Reserve Account”: The account established for the collection of the FF&E Reserve Funds.
“FF&E Reserve Funds”: Funds collected each month by Agent for FF&E Work.
“FF&E Work”: The repair and replacement of the FF&E.
“First Extended Maturity Date”: October 1, 2021.
“First Extension Debt Yield”: A Debt Yield of not less than 12.0%
"First Extension Loan-to-Value Percentage": The Loan amount as a percentage of the fair market value of the Property as of the Initial Maturity Date does not exceed 60%.
“First Extension Period”: That period after the First Option to Extend has been exercised until the First Extended Maturity Date.
"First Option to Extend": The first extension option of Borrower pursuant to the terms and provisions of Section 19.1 herein.
“Financial Statement”: Collectively, a profit and loss statement, balance sheet, and statement of owners’ equity for the applicable period of time and person or entity specified herein or by Agent, together with such other financial reports that Agent may require, in form and substance satisfactory to Agent.
“Force Majeure”: A fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, an act or omission of an applicable government agency (provided such act or omission is not caused by or a result of Borrower’s actions or Borrower’s failure to act) or governmental regulation of the sale or transportation of materials, supplies or labor (but not the financial inability of Borrower).
“Foreign Bank”: Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
"GAAP": Those generally accepted accounting principles and practices recognized from time-to-time by the Financial Accounting Standards Board (or any generally recognized successor). Borrower,

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Guarantor and all parties who must deliver any financial information to Agent under this Agreement or any other Loan Document must consistently apply the generally accepted accounting principles and practices recognized by the Financial Accounting Standards Board (or any generally recognized successor) to all statements and information delivered or provided, or otherwise made available, to Agent. For the purpose of clarity, Borrower and Guarantor shall not be required to keep any financial records in accordance with GAAP, or calculate financial covenants in accordance with GAAP.
“General Contract”: Collectively, and as revised by the parties thereto (i) that certain AIA Document A102-2007 Standard Form of Agreement between Owner and Contractor (or any other form of contract reasonably approved by Agent before commencement of construction), for the construction of the Project and related improvements entered into between Borrower and General Contractor, and (ii) that certain AIA Document A201-2007 General Conditions of Contract for Discussion between Owner and Contractor (or any other form of contract reasonably approved by Agent before commencement of construction), entered into between Borrower and General Contractor, together with any and all existing and future amendments, modifications, supplements, general conditions and addenda thereto heretofore or hereafter prepared by Contractor for the account of Borrower in connection with the construction of the Project.
“General Contractor”: A contractor selected by Borrower and approved by Agent prior to the second Advance.
“Governmental Authority”: The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement”: Any law, ordinance, order, rule or regulation of a Governmental Authority, including but not limited to the applicable general and specific plans, if any, and the zoning, subdivision, grading and building ordinances, any applicable tentative subdivision map and conditions of approval thereof, and any conditional use permits, planned development permit or similar document or plan and the conditions of approval thereof.
“Gross Income from Operations”: For any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Reserve Funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding (i) Rents from month-to-month Tenants, from Tenants during a free rent period or from Tenants that are included in Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to Borrower from any of the Reserve Funds.
“Guarantor”: IMH Financial Corporation, a Delaware corporation.
“Guaranty”: Individually and collectively, each guaranty of even date herewith executed by Guarantor in favor of Agent, as it may be extended, amended, renewed or supplemented.

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“Hard Costs”: Collectively, all costs and expenses set forth in the Disbursement Schedule which are denominated as “Hard Costs”.
“Hazardous Materials”: (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by‑product thereof, (b) asbestos or asbestos‑containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment, or negatively impact the value of the Project or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.
“Hotel Management Agreement”: that certain [Hotel Management Agreement], dated as of October 2, 2017, by and among Borrower and Hotel Manager.
“Hotel Manager”: L’Auberge de Sonoma Resort Management, LLC, a Delaware limited liability company.
“Hotel Transactions”: Collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s business conducted at the hotel located at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.
“ICE LIBOR”: The Intercontinental Exchange Benchmark Administration Ltd. (“ICE” or the successor thereto if ICE is no longer making a London Interbank Offered Rate available).
“Improvements”: The Buildings to be constructed on the Property, the interior improvements for the Buildings and all parking and landscaping. Descriptions of other Improvements are more specifically set forth in Exhibit “I” and in the Plans and Specifications; provided, however, that the interior improvements for the retail space shall only include the cold dark shell and not all of the interior of the retail space(s).
“In Balance”: Loan is “in Balance” when. together with funds previously expended by Borrower, the undisbursed portion of the Loan which is then or reasonably anticipated by Agent to be available for disbursement in respect of the Improvements (excluding therefrom any amounts representing undisbursed retainages still held by Agent) will be sufficient to complete the Improvements in accordance with the Plans and Specifications and to pay all other Project Costs, including, but not limited to, all interest expenses under this Loan.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

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“Indemnitees”: Agent and its respective successors, assigns, participants, transferees (including without limitation, transferees through purchase at a foreclosure sale or any deed in lieu of foreclosure) and its and their respective parent, subsidiary, and affiliated corporations, and the respective directors, officers, members, shareholders, employees, partners, affiliates, trustees, heirs, devisees, agents, attorneys and representatives of each of the foregoing.
“Independent Manager”: A natural Person who is not (at the time of initial appointment as director or manager, or at any time while serving as a director or manager) and is not, has never been, and will not be (at any time while serving as a director or manager):  (i) a stockholder, partner, member or other equity owner, director (with the exception of serving as the Independent Manager of Borrower), officer, employee, attorney or counsel of Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (iii) a Person Controlling or under common Control with any such stockholder, partner, member or other equity owner, director, officer, customer, supplier or other Person, (iv) a member of the immediate family of any such stockholder, partner, member, equity owner, director, officer, employee, manager, customer, supplier or other Person, or (v) otherwise affiliated with Borrower, Guarantor or any stockholder, member, partner, director, officer, employee, attorney or counsel of Borrower or any Guarantor.  A natural Person who otherwise satisfies the foregoing definition other than subclause (i) of this definition by reason of being the Independent Manager of a special purpose entity affiliated with Borrower shall not be disqualified from serving as an Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
“Initial Advance”: The initial Advance of Loan proceeds, as set forth in Exhibit A, to be made at Recordation.
“Initial Maturity Date”: October 1, 2020.
“Insurance Agreement”: The Agreement to Furnish Insurance executed by Borrower in favor of Agent.
“Insurance Premiums”: The pay the premiums for any insurance policies Borrower is required to carry pursuant to this Agreement.
“Interest Payment Date": The first (1st) day of each calendar month beginning on the first full calendar month commencing on November 1, 2017, and ending on the earlier of (i) the date the Loan is repaid in full, and (ii) the Maturity Date.
"Interest Period": A 1-month period commencing on the first day, and ending on the last day, of each calendar month.
“Interest Reserve”: A portion of the Loan, in the amount described in the Cost Breakdown, which is to be set aside and reserved solely for the payment of interest on the Loan and amounts payable.
“Inventory”: As defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories”.
“Item”: Any one cost item shown in the Cost Breakdown.

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“Lease”: Any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Liabilities”: (a) Contingent liabilities (which are booked by Borrower or Guarantor, as applicable) including letters of credit and derivatives, (b) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under generally accepted accounting principles in effect from time to time in the United States (“GAAP”), recorded as capital leases, in respect of which a person is directly or contingently liable as a borrower, guarantor, endorser or otherwise, or in respect of which a person otherwise assures a creditor against loss, (c) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including, without limitation, accounts receivable and contract rights) owned by a person, whether or not such person has assumed or become liable for the payment thereof and (d) all liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto.
"LIBO Rate": The lesser of (i) the Maximum Rate, and (ii) the rate per annum equal to the sum of (a) the LIBOR Index for Interest Period and (b) (1) 3.75%, or (2) upon satisfaction of the LIBO Rate Reduction Conditions, 3.50%, or (3) upon satisfaction of the Combined LIBO Rate Reduction Conditions, 3.25%.
"LIBO Rate Reduction Conditions":

(iii)	(A) Borrower has completed the Improvements pursuant to the terms of this Loan Agreement, and (B) the Property has achieved a Debt Yield of not less than 12.0%; or

(iv)	Borrower and Guarantor have an aggregate a continuous minimum balance of $6,000,000.00 on deposit with Agent.
"LIBOR Business Day": Each day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.
"LIBOR Index": The rate equal to the offered rate (and not the bid rate) for deposits in U.S. Dollars for a 30-day period, as set forth on the LIBOR Reference Source two LIBOR Business Days before the beginning of the applicable Interest Period.
"LIBOR Reference Source": The display for the London Interbank Offered Rate for the applicable Interest Period provided by Bloomberg, Reuters or, at the option of Agent, another service determined by Agent to be comparable to Bloomberg or Reuter.
“Loan”: A loan from Agent to Borrower up to the maximum aggregate principal amount equal to the Commitment made on the terms and conditions set forth herein.
“Loan Documents”: The documents and agreements now or hereafter executed by Borrower or any Guarantor in favor of Agent with respect to the Loan, inclusive of this Agreement, the Notes, the Security

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Instrument, the Security Agreements, the Environmental Indemnity, the Guaranty, the Completion Guaranty, and the other documents described in Section 4.1.
“Loan Fee”: The fee to be paid to Agent by Borrower in consideration for arranging the Loan and entering into this Agreement, which fee shall not be subject to reduction or be refundable under any circumstance, and which fee is payable upon Recordation. The Loan Fee shall be 1.00% of the original commitment amount, $323,000.00.
"Loan to Value Ratio": The percentage resulting from a fraction having (i) a numerator equal to the Principal Amount plus any unfunded amounts under the Loan, and (ii) a denominator equal to the value of the Property, as determined by the most recent Appraisal, established as of the date on which the fraction is determined.
“Major Lease”: Any Lease (a) which, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, demises in excess of [3,000] square feet in the Improvements or (b) made with a Tenant that is paying base rent in an amount equal to or exceeding 5% of the Gross Income from Operations.
“Material Adverse Change” or “material adverse change”: In Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which would reasonably be expected to substantially and materially impair the value of Agent’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents.
"Maturity Date": The earlier to occur of (1) the Scheduled Maturity Date and (2) the date on which the entire Loan must be paid in full after acceleration pursuant to the terms of the Loan Documents.
"Maximum Rate": The maximum interest rate permitted under Applicable Law.
“Minor Lease”: The meaning assigned in Section 8(b)(i) of Exhibit E.
“Monthly Excess Cash Flow Impound”: A separate account or as a subaccount of the Cash Collateral Account established by Agent.
"Monthly Principal Installment Amount": The amounts as set forth below:

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Period	Installment Amount
Months 1 through 36	None ($0)
Months 37 (November 1, 2020) through 48 (October 31, 2021)	An amount equal to principal payment calculated using a 5.75% per annum interest rate and a 25-year mortgage-style amortization
Months 49 (November 1, 2021) through 60 (October 31, 2022)	An amount equal to principal payment calculated using a 5.75% per annum interest rate and a 25-year mortgage-style amortization
Months 61 (November 1, 2022) through 72 (October 31, 2023)	An amount equal to principal payment calculated using a 5.75% per annum interest rate and a 25-year mortgage-style amortization
“Net Cash Flow”: Total Revenue less Operating Expenses.
“Note”: The Promissory Note Secured by Security Instrument, executed by Borrower of even date herewith, in favor of Agent, and all extensions, renewals, modifications and replacements thereof.
“Off-Site Materials”: Any of the materials supplied which are to be delivered to, or stored at, a location not on the Property.
“Operating Account”: As defined in Section 8.34 herein.
“Operating Expenses”: The greater of either (a) the annual pro forma operating expenses computed in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition, or (b) the most recent trailing 12-month operating expenses computed in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition multiplied by four (4), as reasonably approved by Agent. The term “Operating Expenses” shall exclude depreciation, and shall include adjustments reflecting the accrual of certain non-recurring expenses, annualized Insurance Premiums, Taxes, franchise fees (if any), capital expenditures (FF&E) at an imputed rate of 4.0% of rents, and management fees in an amount equal to the greater of either (i) management fees actually paid, or (ii) an imputed rate of 3.5% of Total Revenues.
“Other Connection Taxes”: With respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with

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respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participants”: One or more banks or other financial institutions.
Payment Deadline": No later than 2:00 p.m. (Central time zone) on the date any payment is due and payable under this Agreement or the date any voluntary prepayment is made.
“Permitted Encumbrances”: Collectively (a) the liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in “Schedule B-I” of the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, and (d) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan
“Permitted Transfers”: (i) Any syndication of up to $20,000,000.00 of Class A preferred equity ownership interests in Borrower’s sole member to third parties, subject to satisfactory diligence by Agent (limited to Know Your Customer searches), so long as Guarantor continues to own, directly or indirectly, 100% of the Class B common equity ownership interests in Borrower’s sole member, or (ii) up to $20,000,000.00 of preferred equity ownership interests in Guarantor to J.P. Morgan Chase Bank, N.A. (or its Affiliates) secured by a pledge of all membership interests in Borrower’s sole member held directly or indirectly by Guarantor, subject to satisfactory diligence by Agent (limited to Know Your Customer searches), so long (X) as Guarantor continues to own, directly or indirectly, 100% of the Class B common equity ownership interests in Borrower’s sole member, and (Y) prior to J.P. Morgan Chase Bank, N.A. (or its Affiliates) exercising any control rights over Borrower or Borrower’s sole member pursuant to the pledge, Borrower shall have delivered to Agent fully executed guaranty (and if applicable completion guaranty), executed by J.P. Morgan Chase Bank, N.A. (or its Affiliates).
“Person”: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Personal Property”: That property described in the Security Instrument and Security Agreements which is not Property and which is collateral for the Loan.
“Plans and Specifications”: All of the plans and specifications for the construction of the Improvements prepared by Borrower’s Architect, and approved as required herein and all amendments and modifications thereof made by approved Change Orders, including all architectural drawings and renderings, reports, engineering plans and specifications, reports and plans, site plans, surveys and any other instrument or document designated by Agent, all of which are subject to approval by Agent to the extent required under this Agreement.
“Prepayment Premium”: A fee equal to a percentage of the principal amount of the Loan being prepaid, according to the following schedule.

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Date of Determination	Prepayment Premium
Months 1 through 12	1.0%
Months 13 through 24	0.50%
Month 25 through the date the Loan is paid in full	0.00%
“Prime Rate”: The rate announced by Agent from time to time at its corporate headquarters as its Prime Rate, changing automatically at the time of each such announcement, with or without notice to any party under this Agreement. The Prime Rate is an index rate determined by Agent from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Agent at any given time.
“Principal Payment Date": The first (1st) day of each calendar month beginning on the first full calendar month commencing on November 1, 2020, and ending on the earlier of (i) the date the Loan is repaid in full, and (ii) the Maturity Date."
“Project”: The 64-key boutique hotel to be renamed/rebranded upscale hotel development project located at 29 East MacArthur Street, Sonoma, California 95476, on the real property described in Exhibit “I,” which consists of a total of 64 rooms, a full service restaurant and bar, a banquet kitchen, a full service spa, an outdoor swimming pool, valet parking, and 6,200 square feet of event and meeting space.
“Project Costs”: All costs of acquisition of the Property, if any, the design, development and construction of the Improvements, and related insurance, carrying costs, sales and financing costs of the Property and Improvements.
“Project Documents”: Collectively, any agreements relating to the ownership, financing, development or sale of the Improvements to which Borrower is a party or beneficiary, whether now existing or hereafter arising; provided, however, that Project Documents shall not include the Loan Documents, the General Contract, the Engineer’s Agreement, the Architect’s Agreement, the General Contract, or any subcontract relating to the construction of the Improvements.
“Property”: That certain real property located at 29 East MacArthur Street, Sonoma, California 95476, that is more particularly described as set forth in the Security Instrument.
"Real Estate Taxes": All ad valorem taxes, assessments and charges (including ground rents, water and sewer rents, and all other recurring charge) which may create a lien against the Property.
“Recordation”: The act of recording the Security Instrument in the official records of the County in which the Property is situated.
"Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.
“Reimbursable Expenses”: Budgeted Operating Expenses, capital expenditures, or leasing costs. The Reimbursable Expenses shall include management fees owed to the Hotel Manager.

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“Related Parties”: With respect to any person or entity, such person’s or entity’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person or entity and of such person’s or entity’s affiliates.
“Rents”: All rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of their agents or employees from any and all sources arising from or attributable to the Property, and the Improvements, including charges for oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenues from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance. Without limitation of the foregoing, Rents shall include revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, and all other items of revenue, receipts or other income as identified in the Uniform System of Accounts, current edition].
“Required Banks”: Agent and one or more Banks (which may include Agent, but shall exclude any Defaulting Banks) having aggregate Commitment Percentages equal to or more than sixty-six and two-thirds of one percent (66⅔%); provided, however, that if there are fewer than three (3) Banks, all Banks (excluding any Defaulting Bank) shall be Required Banks.
"Reserve Requirement": The rate at which Agent must maintain reserves (including any marginal, supplemental or emergency reserves), if any, under Regulation D of the Federal Reserve System (a) against "Eurocurrency Liabilities" (as such term is used in Regulation D), or (b) pursuant to Applicable Law against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided in this Agreement, or (ii) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates referred to in the definition of "LIBO Rate".
“Restoration Threshold”: $500,000.00.
“Sale or Pledge”: A voluntary or involuntary sale, conveyance, mortgage, grant, bargain, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.
“Scheduled Maturity Date” means (i) the Initial Maturity Date, or (ii) if Borrower qualifies for and elects the First Extension Option, the First Extended Maturity Date, or (iii) if Borrower qualifies for and elects the Second Extension Option, the Second Extended Maturity Date.
“Second Extended Maturity Date”: October 1, 2022.
“Second Extension Debt Yield”: A Debt Yield of not less than 13.0%

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"Second Extension Loan-to-Value Percentage": The Loan amount as a percentage of the fair market value of the Property as of the Initial Maturity Date does not exceed 60%.
“Second Extension Period”: That period after the Second Option to Extend has been exercised until the Second Extended Maturity Date.
"Second Option to Extend": The Second extension option of Borrower pursuant to the terms and provisions of Section 19.2 herein.
“Security Agreements”: Any agreements, other than the Security Instrument, securing the Loan, the performance hereunder and interest, costs and charges associated therewith (including, but not limited to, the Assignment of Agreements and any other assignment of contracts and rights which may be required under this Agreement).
“Security Deposits”: Any and all security deposits and entrance fees from any tenant or occupant of the Project collected or held by Borrower or Hotel Manager.
“Security Instrument”: That certain Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Agent, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.
“Set Aside Letter”: (a) A commercially reasonable letter from Agent to a surety setting forth Agent’s undertaking to fund certain specified Project Costs for construction of the Improvements to be bonded by the surety in connection with Borrower’s development of the Project, or (b) a commercially reasonable letter from Agent to a Governmental Authority setting forth Agent’s undertaking to fund Project Costs for construction of the Improvements in connection with Borrower’s development of the Project.
“Set Aside Letter Fee”: A nonrefundable fee paid by Borrower to Agent, as a condition to the issuance of a Set Aside Letter, which shall be in an amount satisfactory to Agent.
“Site Assessment”: An environmental engineering report for the Property prepared by an engineer engaged by Borrower and approved by Agent, and in a manner satisfactory to Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Property, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.
“Soft Costs” All costs and expenses set forth in the Disbursement Schedule which are denominated as “Soft Costs” or “Indirect Costs” (excluding the Interest Reserve).
“Special Tax”: As to any property, (a) any special assessment or other Tax which is or may become a lien affecting such property, other than general ad valorem real property Taxes, and (b) any assessment, improvement, community facilities or other special taxing district in or into which such property is or may be located or incorporated or under which any special assessment or other Tax which is or may become a lien affecting such property is or may be imposed.
“Statutory Reserve Rate”: A fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal

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established by the Board of Governors of the Federal Reserve System with respect to the One-Month LIBO Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.
“Subordinated Liabilities”: As of the date of determination, all Liabilities that have been subordinated in writing to the obligations owing to Agent on terms and conditions acceptable to Agent.
“Substantial Completion: (a) The Construction Consultant has certified that the Improvements can be used and occupied for its intended purposes, (b) Borrower has obtained a permanent certificate of occupancy, or in Agent’s discretion, a temporary certificate of occupancy for the entire Property, (c) the cost to complete all “punch list” items, as identified, does not exceed $250,000.00, and (d) Borrower has delivered to Agent an AIA G704 Certificate of Substantial Completion. Borrower need not complete Tenant finished work or landscaping as a condition for Substantial Completion. All “punch list” items must be completed on or before the earlier of (a) 90 days following either (i) issuance of the certificate of occupancy; or issuance of a temporary certificate of occupancy together with the commencement of hotel operations.
"Suspension Notice" The notice from Agent to Borrower setting forth Agent's determination that (A) the LIBOR Index is not reported or (B) (as a result of changes to Applicable Law) it has become unlawful for Agent to make or maintain the Loan at the LIBO Rate.
"Tax and Insurance Escrow Account": The impound account Borrower establishes with Agent for the payment of Real Estate Taxes and Insurance Premiums.
“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant”: any tenant or occupant of any portion of the Project under a Lease.
“Testing Determination Date”: Commencing 12 months after either (i) the issuance of the certificate of occupancy for the Project; or (ii) issuance of a temporary certificate of occupancy for the Project together with the commencement of hotel operations, the date which is the last day of the calendar quarter (provided, however, in the event that issuance of the certificate of occupancy for the Project occurs after the second anniversary of the Effective Date, Agent may accelerate the commencement of the Testing Determination Date).
“Title Insurer”: Fidelity National Title Company.
“Title Policy”: A lender’s policy issued by Title Insurer, insuring Agent’s interest under the Security Instrument, for benefit of Agent, as a valid first lien on the Property, together with such reinsurance or coinsurance agreements and endorsements to said policy as Agent may require.
“Total Revenues”: Income and revenues for the most recent trailing-12 month revenues from operations.
2.    LOAN.
2.1    Loan and Purpose. Borrower has applied to Agent for the Loan to finance the acquisition of the Property and construction of the Improvements, including, without limitation, the Project and for other

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Project Costs. Borrower and Agent agree that Agent shall make Advances equal to its Commitment to Borrower, and Borrower shall accept the Loan upon the terms, conditions, covenants, representations and warranties contained herein. Amounts of the Loan that are repaid may not be re-borrowed.
2.2    Loan Documentation. All Advances hereunder shall be evidenced by the Note, shall bear interest at the LIBO Rate or Default Rate, as the case may be, and shall be secured by the Security Instrument and the Security Agreements.
2.3    Effective Date. Notwithstanding the date shown on any of the Loan Documents and, except as described in Exhibit “A,” Borrower’s and Agent’s obligations under the Loan Documents will not become effective until Recordation. However, Borrower shall be obligated to pay to Agent all of the following amounts, whether or not Recordation occurs:
(a)    Agent’s costs and expenses described in Exhibit “A” and in the settlement statement; and
(b)    All funds Agent may have wired to Title Insurer, escrow holder or its designee pursuant to Exhibit “A,” and all interest accrued thereon from the date of Advance, at Borrower’s Interest.
3.    LOAN PROCEEDS.
3.1    Interest Accrual.
(c)    Each Advance on and after the date such Advance is made shall bear interest the LIBO Rate.
(d)    Until Advanced, such principal shall neither bear nor earn interest.
3.2    Interest Payments. On each Interest Payment Date thereafter, Borrower shall pay Interest as provided in this Loan Agreement on each Advance, in arrears, for the Interest Period then ending. Borrower shall pay Additional Interest as and when provided herein.
3.3    Principal Payments. Borrower shall pay the Monthly Principal Installment Amount on each Principal Payment Date.
3.4    Maturity Date Payment. On the Maturity Date, Borrower shall pay in full to Agent (1) the Principal Amount along with all unpaid, accrued interest, and (2) all other Debt.
3.5    Calculation of Interest.
(c)    All interest accruing under the Loan Documents will be calculated on the basis of a 360-day year applied to the actual number of days in each month.
(d)    Each determination of an interest rate by Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.
3.6    Interest Rate.
(a)    LIBO Rate. All principal outstanding hereunder shall bear interest at a rate per annum equal to the applicable LIBO Rate, which rate shall vary.

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(c)    Business Day. Borrower shall make each payment which it owes under the Loan Documents on or before the Payment Deadline in immediately available Dollars without setoff, counterclaim or other deduction. If Agent receives any payment after the Payment Deadline, then the payment will be credited on the next following Business Day.
(d)    Time and Place of Payments: All payments to be made under the Note, this Agreement and the other Loan Documents, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 2:00 p.m., Central time, on the due date thereof to Agent at 501 NW Grand Blvd. Oklahoma City, Oklahoma 73118, or at such other place as from time to time may be designated by Agent to Borrower in writing, in lawful money of the United States of America and in immediately available funds. Any principal payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Agent. All payments due to Agent from Borrower under the Loan Documents shall be deemed paid when received by Agent. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing any interest with respect to such payment.
(e)    Application of Payments: All payments, whether of principal, interest or other amounts, to be paid by Borrower to Agent hereunder shall be paid and applied in accordance with the terms of this Agreement and the Note. To the extent not inconsistent therewith, payments shall be applied first to accrued interest, then to principal. However, if Borrower has previously failed to pay any other costs or expenses due hereunder as and when due, then payments shall be applied in the following order: (i) to expenses and liabilities incurred by or on behalf of Agent in collecting and administering the Loan or otherwise incurred by or on behalf of Agent under any of the Loan Documents, (ii) to fees and expenses owing to Agent under any of the Loan Documents, (iii) to fees and expenses actually incurred owing to Agent under any of the Loan Documents, (iv) to all other amounts which are secured by the Security Instrument, other than interest and principal, (v) to accrued interest, and (vi) to principal.
(a)    Distribution to Banks: Agent shall distribute such payments to Banks promptly upon receipt in like funds as received. Each payment by Agent to Banks on account of principal of and interest on the Loan shall be made pro rata according to each Bank’s Commitment Percentage.
(g)    Reserves; LIBOR Fee Reserves; LIBOR Fee
(i)    the remainder of (A) a fraction the numerator of which is the applicable LIBO Rate (expressed as a decimal) and the denominator of which is one minus the stated rate (expressed as a decimal) at which such reserve requirements are imposed on Agent on such day minus (B) such numerator; and
(ii)    1/360.
Agent shall give notice to Borrower of the LIBOR Fee. Borrower agrees that any decision by Agent not to require all or any part of the payment of any fee, cost or charge set forth above arising out of a LIBO Rate for any particular Interest Period shall in no way limit Agent’s right to require full payment of such fee, cost. Nothing herein shall, however, be deemed to obligate Agent to obtain funds to disburse any Advance hereunder in any particular place or manner, and nothing herein shall be deemed to constitute a representation by Agent that it has obtained or will obtain funds for any loan hereunder in any particular place or manner. In the event of any change in Agent’s reserve requirements, Agent may use any reasonable attribution methods which it deems reasonably appropriate and practical in the computation of the LIBOR Fee, provided that

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similar fees are being generally charged to similar borrowers for similar loans. Agent shall notify Borrower of the amount of the LIBOR Fee, and Borrower shall pay that LIBOR Fee within 20 days of its receipt of such notice. For the purposes of this Section, “Regulation D” shall mean Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substitute therefor.
(h)    Exit Fee. There shall be no “Exit Fee”.
(i)    Loan Fee. The Loan Fee shall be due and payable upon Recordation.
3.1    Interest Reserve.
(a)    Amount of Interest Reserve: The original principal amount of the Loan was determined on the basis of the Cost Breakdown. The Cost Breakdown includes an estimate of interest that will accrue on the Advanced principal of the Loan during a portion of the term of the Loan, not to exceed the original amount of the Interest Reserve.
(b)    Payments from Interest Reserve: Subject to the satisfaction of the conditions set forth in this Section 3.6 and Section 5 hereof, the performance of the covenants set forth in this Agreement, provided no Event of Default has occurred, and so long as there remain sufficient funds in the Interest Reserve, Agent will Advance on the first (1st) day of each month a portion of the principal of the Loan, in an amount that will be sufficient to pay the remaining accrued interest then due and payable on the Note, and Borrower hereby expressly requests, authorizes and directs Agent to make such Advances to pay Borrower’s interest costs in connection with the Loan. Notwithstanding anything to the contrary contained herein, in the event (i) an non-monetary Event of Default exists, and (ii) there are sufficient funds in on deposit in the Interest Reserve to pay the remaining accrued interest then due and payable on the Note, and Agent elects not to advance such funds, then Agent shall not declare a monetary Event of Default for Borrower’s failure to timely pay the accrued interest then due and payable on the Note.
(c)    Depletion of Interest Reserve: The amount of any Advance from the Interest Reserve to pay accrued interest shall reduce the balance of the Interest Reserve. After the Interest Reserve has been fully Advanced, no further undisbursed amounts of the Loan will be Advanced to pay interest accrued on outstanding principal amounts of the Loan. Further, the depletion of the Interest Reserve shall not in any manner affect or impair Borrower’s obligation to continue to pay all interest accruing on the Loan.
(d)    Use of Interest Reserve: The Interest Reserve shall not be used or Advanced for any purpose other than payment of interest accrued on the Loan without Required Bank’s prior written consent.
3.2    Late Charge. If any periodic payment required by the terms of this Agreement shall remain unpaid ten (10) days after same is due, at the option of Agent, Borrower shall pay a fee to Agent equal to the greater of (a) five percent (5%) of the overdue payment amount, or (b) $100.00. Borrower agrees that, under the circumstances existing as of the date this Agreement is executed, such late charge represents a reasonable estimate of the administrative costs and expenses which Agent will incur as a result of such late payment. The provisions of this paragraph are intended to govern only the determination of damages in the event of a breach in the performance of Borrower’s obligation to make timely payments hereunder. Nothing herein shall be construed as an express or implied agreement by Agent to forbear in the collection of any delinquent payment, or be construed as in any way giving Borrower the right, express or implied, to fail to make timely payments hereunder, whether upon payment of such damages or otherwise. Agent’s right to

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receive payment of such liquidated and actual damages, and receipt thereof, are without prejudice to the right of Agent to collect such delinquent payments and any other amounts provided to be paid hereunder or under any security for the Loan, shall not constitute a waiver of any default by Borrower, and shall not in any way prejudice or prevent Agent from enforcing or exercising any or all of its rights and remedies against Borrower or any other party.
3.3    Interest Rate Following Default. Upon the occurrence of an Event of Default and after the Maturity Date, at the option of Agent, and to the extent permitted by law, Default Rate shall be payable on the outstanding principal of the Loan.
3.4    Prepayment.
(a)    Prepayment. Borrower may prepay the Loan, in whole or in part, at any time without any Payment Premium after month 25. However, if Borrower prepays the Loan at any time prior to month 25, then concurrent with the prepayment, Borrower shall remit to Agent the Prepayment Premium.
(i)Agent and Borrower agree that:
(A)the Prepayment Premium is not a penalty;
(B)the Prepayment Premium will compensate Agent for Agent's losses resulting from Borrower's prepayment of the Loan;
(C)Agent is likely to sustain losses if Borrower prepays the Loan;
(D)the calculation method used to determine the Prepayment Premium is a reasonable determination of Agent's loss resulting from Borrower's prepayment of the Loan;
(E)Agent has no obligation to mitigate its loss arising from any prepayment of the Loan; and
(F)the compensation Agent will receive from the Loan, if the Loan is not prepaid, is greater than or equal to the Prepayment Premium.
(ii)Borrower waives any right to claim that the Prepayment Premium is unenforceable or a penalty.
(iii)Borrower acknowledges that Agent:
(A)made the Loan to Borrower expecting that Borrower will not repay the Loan early but will repay the Loan as set forth hereinabove; and
(B)was not willing to make the Loan for a shorter period.

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(iv)If during an Event of Default Period, Agent accelerates the maturity and repayment of the Loan, then the Prepayment Premium will also be due and added to the Indebtedness.

Borrower has read and understands the terms of this Prepayment Section.
_JB____
Initials
(c)    Breakage Costs. Borrower shall reimburse Agent against Breakage Costs. The amount of any loss or expense for which Borrower shall reimburse Agents under this Section 3.10 shall be an amount equal to the excess, if any, as reasonably determined by Agent of (i) Agents’ cost of obtaining the funds for the Loan or any portion thereof being paid or prepaid for the period from the date of such payment or prepayment to the last day of the applicable rate period, over (ii) the amount of interest (as reasonably determined by Agent) that would be realized by such Agent in redeploying the funds so paid or prepaid, as the case may be. Agent’s determination of any amount or amounts which Agent is entitled to receive herein shall be conclusive, absent manifest error. Notwithstanding the foregoing, Borrower shall not be required to reimburse Agent for Breakage Costs for any repayment made solely as a result of a Casualty or Condemnation, and/or as otherwise expressly indicated herein.
(d)    Agents Determinations. All of Agent's reasonable determinations this Article 3 are conclusive, absent manifest error.
(e)    No Obligation. In no event shall Agent be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Agent, should the return which Agent could obtain under this prepayment formula exceed the interest that Agent would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Agent as to the Prepayment Premium amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.
(f)    Amounts. Agent shall provide Borrower a statement of the amount payable on account of prepayment. Any prepayment made hereunder shall be in increments of $500,000.00 (other than a whole or final prepayments). In no event shall any prepayment hereunder be less than $500,000.00 (other than a final prepayment). Borrower acknowledges that (i) Agent establishes an Interest Rate for Borrower upon the understanding that it applies to the Interest Rate for the entire Interest Period, and (ii) any prepayment may result in Agent incurring additional costs, expenses or liabilities; and Borrower agrees to pay the Prepayment Premium as liquidated damages, as a reasonable estimate of the costs, expenses and liabilities of Agent associated with such prepayment.
(g)    Fair Compensation. Borrower acknowledges that any voluntary prepayment constitutes an alternative method for Borrower to perform its obligations under this Agreement, for which the amount due under this prepayment formula (whether or not denominated as liquidated damages) is a fair, just and equitable alternate form of compensation to Agent. The failure by Borrower to prepay any amount after giving Agent notice of intention to prepay shall result in Borrower’s obligation to pay the Prepayment Premium for such amount to the extent Agent has incurred a loss as a result of Borrower’s failure to prepay. .

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(h)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10, Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(i)    Payment of Other Taxes by Borrower. Without limiting the provisions of Section 3.9, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(j)    Indemnification by Borrower. Borrower shall indemnify Agent, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by Agent, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Agent shall be conclusive of the amount so paid or payable absent manifest error.
3.1    Increased Costs.
(a)    Capital Adequacy. If Agent determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Agent’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement or the Advances made by Agent to a level below that which Agent or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration Agent’s policies and the policies of Agent’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Agent such additional amount or amounts as will compensate Agent or Agent’s holding company for any such reduction suffered.
(c)    Certificate of Amounts Due. A certificate of Agent setting forth the amount or amounts necessary to compensate such Agent or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Agent the amount shown as due on any such certificate within 20 days after receipt thereof
(d)    Additional Costs. Borrower shall pay all Additional Costs within 20 days after written demand from Agent.
(c)    Delay in Demand For Compensation. Failure or delay on the part of Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Agent pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Agent notifies Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to

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such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.2    Mitigation Obligations; Replacement of Banks.
(a)    Mitigation of Increased Costs: If any Bank requests compensation under Section 3.12 hereof, or if Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.11 hereof, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.11 or Section 3.12 hereof, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    Replacement of Banks: If any Bank requests compensation under Section 3.12 hereof, or if Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.11 hereof, or if any Bank defaults in its obligation to fund Advances hereunder, then Borrower may, at its sole expense and effort, upon notice to such Bank and Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) Borrower shall have paid to Agent the assignment fee (if any) specified in this Agreement, (ii) Borrower shall have received the prior written consent of Agent (which consent shall not be unreasonably withheld), (iii) such Bank shall have received payment of an amount equal to the outstanding principal of its Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including Prepayment Fees), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); provided however, that in the case of Borrower’s replacement of a Defaulting Bank for failure to fund Advances hereunder, the assignee or Borrower, as the case may be, shall holdback from such amounts payable to such Bank and pay directly to Agent, any payments due to Agent or the non-defaulting Banks by Defaulting Bank under this Agreement, and (iv) in the case of any such assignment resulting from a claim for compensation under Section 3.12 hereof or payments required to be made pursuant to Section 3.11 hereof, such assignment will result in a reduction in such compensation or payments thereafter, and (v) such assignment does not conflict with applicable law. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
4.    CONDITIONS PRECEDENT TO RECORDATION. The obligation of Agent to make any Advances or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:
4.1    Loan Documents. Agent shall have received and approved all of the following documents, duly executed and in recordable form, as applicable:
(a)    this Agreement;
(b)    the Note;

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(c)    the Security Instrument;
(d)    the Environmental Indemnity;
(e)    the Guaranty;
(f)    the Completion Guaranty;
(g)    a UCC-1 Financing Statement naming Borrower as “debtor” and Agent as “secured party”;
(h)    the Insurance Agreement;
(i)    the Assignment of Agreements;
(j)    the Clearing Account Agreement; and
(k)    the Cash Management Agreement.
4.2    Due Diligence Items. Agent shall also have received and approved all of the following for each Borrower Party on or before Closing Date:
(a)    for any Borrower Party that is a corporation, a current certificate of good standing and (if applicable), qualification to do business in the state where the Property is located, together with:
(i)    its articles of incorporation and all amendments thereof; and
(ii)    a certified resolution of the board of directors of Borrower authorizing the consummation of the transactions contemplated hereby and providing for the execution of a written direction of payment if Loan proceeds are to be paid to a person other than Borrower;
(b)    for any Borrower Party that is a limited liability company, a current certificate of status issued by the appropriate Governmental Authority, together with the filed and/or recorded Articles of Organization [LLC-1] and the operating agreement and management agreement (if applicable), in each case, including all amendments;
(c)    if Borrower is organized under the laws of a jurisdiction other than that in which the Property is located, original certificates of qualification to do business issued by the applicable Governmental Authority for the State in which the Property is located;
(d)    one or more opinions of legal counsel selected by Borrower and satisfactory to Agent covering the matters as Agent may reasonably require;
(e)    original insurance policies or certificates thereof for the insurance required by Section 8.23 hereof, the Security Instrument and the Insurance Agreement;
(f)    a preliminary title report issued by Title Insurer showing the condition of title to the Property with the Property’s legal description, a copy of all documents listed as exceptions to said title report, and a copy of all documents that evidence the vesting of the ownership of the Property;

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(g)    Agent’s Proforma Title Policy;
(h)    all Borrower’s Funds, if any are required by Agent, and, if Agent so requests, any portion of Borrower’s Equity which has not been expended and verified to Agent’s satisfaction prior to Recordation, shall have been deposited in Borrower’s Funds Account;
(i)    a copy of a current survey of the Property including dimensions, delineations and locations of all easements thereon, certified to Agent in form and substance reasonably acceptable to Agent, and satisfactory to the Title Insurer;
(j)    if and to the extent requested by Agent, a true, correct and complete copy of the applicable general and specific plans, if any, and the zoning, subdivision, grading and building ordinances, the plat, the applicable tentative subdivision map and conditions of approval thereof, and any conditional use permit or planned development permit or plan and the conditions of approval thereof, each certified by an appropriate official to be true, complete and up to date;
(k)    if requested by Agent, copies of letters from local utility companies or Governmental Authority stating that sewer and water facilities will be available to the Property upon completion of the Improvements;
(l)    a soils report with respect to the Property prepared by an engineer acceptable to Agent, and copies of all other inspection and test reports with respect to the Property made by or for Borrower;
(m)    copies of all applicable easements, covenants, conditions and restrictions, and other agreements filed of record and encumbering or affecting the Property;
(n)    evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion;
(o)    a current engineering report or architect’s certificate with respect to the Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report,” whether one or more). As requested by Agent, the Property Condition Report shall also include an assessment of the Project’s tolerance for earthquake and seismic activity;.
(p)    a current Phase I Site Assessment for the Project.
(q)    copies of the Project Documents and estoppel certificates requested by Agent; and
(r)    true, correct and complete executed copies of the Architect’s Agreement, together with assignments thereof to Agent, on Agent’s form, with written consent thereto by said Architect.
(s)    Subdivision Documents: To the extent applicable, Borrower shall have furnished to Agent a copy of the recorded final subdivision or tract map for the Project, together with any subdivision improvement agreement between Borrower and the Local Authority.
(t)    Agent shall have received a filed a UCC-1 Financing Statement.

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5.    CONDITIONS PRECEDENT TO ADVANCES.
5.1    Initial Advance Conditions. Prior to the Initial Advance the following conditions shall have been satisfied, in addition to those in Section 4:
(a)    Recordation shall have occurred.
(b)    There shall exist no Event of Default, as defined in this Agreement, or Event of Default as defined in any of the other Loan Documents or event, omission or failure of condition which would constitute an Event of Default after notice or lapse of time, or both.
(c)    Title Insurer shall have issued or agreed to issue the Title Policy.
(d)    Where appropriate, one or more UCC-1 Financing Statements shall have been filed with the Secretary of State for the state where Borrower is organized, describing the Personal Property.
(e)    All Borrower’s Funds and, if Agent so requests, any portion of Borrower’s Equity which has not been expended and verified to Agent’s satisfaction prior to Recordation, shall have been deposited in Borrower’s Funds Account;
(f)    Agent shall have approved, in its sole and absolute discretion, the construction “time line” schedule or critical path schedule prepared by or on behalf of Borrower (provided; however, in the event that this schedule has been approved on or before the Closing Date and the schedule remains unchanged, additional or updated approval shall not be required).
(g)    Agent shall have received a filed UCC-1 Financing Statement as prior to all other UCC-1 Financing Statements in Borrower’s name relative to the Personal Property related to the Project that are then subject to the Security Instrument, and evidence of the termination of any previous UCC-1 Financing Statement for the benefit of another Agent, if any.
(h)    Borrower shall have delivered to Agent a fully executed Management Agreement.
(i)    Any applicable conditions set forth in Exhibit “F” shall have been satisfied.
5.2    Subsequent Advance Conditions. Prior to making Advances after the Initial Advance, except for the last Advance for Hard Costs, the following conditions shall have been satisfied:
(a)    The Initial Advance shall have occurred.
(b)    There shall exist no Event of Default, as defined in this Agreement, or Event of Default as defined in any of the other Loan Documents or event, omission or failure of condition which would constitute an Event of Default after notice or lapse of time or both, and no breach of any Project Document.
(c)    The request for an Advance shall not be more frequent than once a month.
(d)    The Advance shall be for an amount of not less than $250,000.00.

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(e)    All of the applicable conditions for the Advance set forth in Exhibit “A” shall have been satisfied.
(f)    If requested by Agent, Agent shall have received unconditional mechanics’ lien waivers for the prior month’s payment which Agent Advanced to Borrower for Borrower to pay to the General Contractor, from General Contractor, General Contractor, all subcontractors and suppliers.
(g)    Prior to the first Advance after the Initial Advance, Agent shall have approved, in its sole and absolute discretion, the construction “time line” schedule or critical path schedule prepared by or on behalf of Borrower (the “Construction Schedule”) (provided; however, in the event that this schedule has been approved on or before the Closing Date and the schedule remains unchanged, additional or updated approval shall not be required).
(h)    Prior to the first Advance after the Initial Advance, Construction Consultant shall have delivered to Agent, acceptable to Agent in its sole discretion, its final construction plan and cost review.
(i)    Prior to the first Advance after the Initial Advance, true, correct and complete executed copies of the General Contract, together with assignments thereof to Agent, on Agent’s form, with written consent thereto by said General Contractor.
(j)    Prior to the first Advance after the Initial Advance, true, correct and complete executed copies of the Architect’s Agreement, together with assignments thereof to Agent, on Agent’s form, with written consent thereto by said Architect.
(k)    Prior to the first Advance after the Initial Advance, a final Completion Date mutually agreed upon by Borrower and Agent, which Completion Date will be memorialized in a side letter agreement.
(l)    Prior to the first Advance after the Initial Advance, true, correct and complete copies of Plans and Specifications for the Improvements in the form approved by Agent have been delivered to Agent;
(m)    Prior to the first Advance after the Initial Advance, true, correct and complete executed copies of the Engineer’s Agreement, together with assignments thereof to Agent, on Agent’s form, with written consent thereto by said Engineer.
(n)    If requested by Agent, Agent shall have received conditional mechanics’ lien waivers matching the current Certification & Application for Payment in an AIA G702/G703 format or similar from all subcontractors and suppliers paid to date under any prior Certification & Application for Payment, which condition to waive shall only be cashing of the check for payment.
(o)    If Agent requests, it shall have received a list of the names and addresses of all material dealers, laborers and subcontractors with whom agreements have been made by the General Contractor and/or Borrower to deliver materials to and/or perform work on the Improvements.
(p)    Borrower shall have delivered evidence to Agent, acceptable to Agent in its sole discretion that construction commenced on the Project on or before March 1, 2018.

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(q)    The representations and warranties of Borrower made in Section 7 shall be true and correct in all material respects on and as of the date of the Advance with the same effect as if made on such date.
(r)    The Improvements shall not have been materially injured or damaged by fire or other casualty unless Agent shall have received insurance proceeds sufficient in its reasonable judgment to effect the satisfactory restoration of the Improvements and to permit the Substantial Completion of the Improvements prior to the Completion Date.
(s)    If and when Agent requests, Borrower shall have deposited into the Borrower’s Funds Account immediately available funds in the amount required under Section 8.1 to keep the Loan In Balance.
(t)    Agent shall have received written confirmation from the Construction Consultant to the effect that, as of the date of such confirmation, the Improvements have been constructed in accordance with the Plans and Specifications and that the present state of construction of the Improvements will, barring any then unforeseen and unknown delays, permit Substantial Completion of construction of the Improvements on or before the Completion Date (as such date has been adjusted or amended hereunder).
(u)    To the extent not previously delivered or approved, if required by Agent, Agent shall have received: (i)  the building permits, grading permits, or any other authorization, if any, which may be required from the Governmental Authority; (ii) true, correct and complete copies of the Plans and Specifications; (iii) a copy of the General Contract and copies of major contracts; (iv) assignments to Agent on Agent’s form of the plans and written consent thereto by the person or firm that prepared them and a copy of the Architect’s and Engineer’s agreements, if any, together with assignments thereof to Agent on Agent’s form, with written consent thereto by said Architect or Engineer, as applicable; (v) assignment to Agent, of the General Contract and consent thereto by the General Contractor; (vi) assignment to Agent, of the General Contract and consent thereto by the General Contractor; (vii) the Cost Breakdown; and (viii) unless waived by Agent, a signed acknowledgement of and consent to Agent’s first position security interest in any Off-Site Materials.
(v)    Title Insurer shall have irrevocably agreed (i) to issue its continuation endorsement to Agent, indicating that since the last preceding Advance to Borrower or General Contractor, there has been no change in the state of title, that there are no intervening liens which may now or hereafter take priority over the Advance to be made and that there are no survey exceptions not theretofore approved by Agent.
(w)    The financial condition of the General Contractor shall be satisfactory to Agent in its sole discretion (provided; however, in the event that financial condition of the General Contractor has been approved on or before the Closing Date and the financial conditions remains materially unchanged, additional or updated approval shall not be required).
(x)    Borrower shall have certified and represented to Agent that, as to work for which a previous Advance has been disbursed, except for retention, there are no unpaid invoices that have been delivered to Borrower or that Borrower is aware of that have not been fully paid.
(y)    Agent shall have confirmed that the Loan is In Balance. Agent shall not be required to Advance any Loan proceeds at any time that the Loan is not In Balance. Borrower shall fund the amount of any deficiency through an equity contribution into Borrower’s Funds.

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(z)    Any applicable conditions set forth in Exhibit “F” shall have been satisfied. .
Any contingency line items in the Cost Breakdown shall be available for Advance or reallocation to other line items upon Agent’s written approval (not to be unreasonably withheld, conditioned or delayed, provided all other requisite approvals have been obtained) to pay cost increases due to Change Orders and other changes of specific line items; provided, however, that no contingency line item may be reduced by Advance or reallocation to other line items if the amount remaining in the contingency line item would thereby be reduced (as a percentage of the original amount of such line item) below the percentage remaining undisbursed of line items for hard costs to complete the Improvements
5.3    Final Construction Advance Conditions. Prior to the last Advances of construction costs for the Improvements, the following conditions shall have been satisfied, in addition to those conditions set forth in Section 5.2:
(a)    Agent shall have received written confirmation from Agent’s inspection agent to the effect that the Improvements have been completed in accordance with the Plans and Specifications. Such written confirmation shall include the entire Project.
(b)    If requested by Agent, Agent shall have received a conditional lien waiver upon final payment for the Advance of retention to Borrower to pay General Contractor satisfactory to Agent, and either (i) proof of Borrower paying the same to General Contractor or (ii) an unconditional lien waiver upon final payment from General Contractor within 10 Business Days from the date the final Advance was paid to Borrower. Agent shall have also received such waivers from any subcontractors or suppliers for which Agent has not previously received an unconditional lien waiver upon final payment.
(c)    Agent shall have received evidence satisfactory to Agent that Borrower has filed a notice of completion of the Improvements necessary to establish commencement of the shortest statutory period for the filing of mechanics’ and materialmen’s liens.
(d)    Title Insurer shall be committed to issue a CLTA Endorsement 101.13 (or equivalent endorsement satisfactory to Agent) to the Title Policy subsequent to expiration of the period during which any lien for labor, services or material may be validly recorded against the Property or the Improvements and such other endorsements to the Title Policy as Agent may require which shall insure that the Improvements have been completed free of all mechanics’ and materialmen’s liens or claims thereof.
(e)    Agent shall have received evidence satisfactory to Agent of full payment for the Personal Property that Agent, has a security interest.
(f)    Agent shall have received a certificate from the General Contractor and General Contractor or Architect in favor of Agent certifying that the Buildings “as built” comply with Governmental Requirements.
(g)    Agent shall have received valid, duly issued certificates of occupancy for the applicable Buildings.
(h)    Agent shall have received a fully executed Cash Management Agreement and Deposit Account Control Agreement. Notwithstanding the foregoing, Borrower shall deliver to Agent a fully executed Cash Management Agreement on or before the request for the final construction advance.

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5.4    Invoices and Draw Requests. In addition to the conditions set forth in Sections 5.1 through 5.3, Agent shall have received Draw Request in the form attached hereto as Exhibit D, with all attachments completed, and such lien releases and copies of paid invoices, cancelled checks or other backup information as Agent may require as a condition precedent to each Advance (other than the initial Advance). Agent may elect to require differing backup documentation for costs of labor and materials incorporated into the Improvements and for soft costs and fees, and may make reasonable changes to the documentation requirements from time to time during the term of the Loan with notice to Borrower.
5.5    Use of Proceeds. The proceeds of the Loan and Borrower’s Funds shall be used only for acquisition of the Property and the payment of Project Costs in accordance with the Plans and Specifications and other costs related thereto, as set forth on the Disbursement Schedule. Any funds Advanced hereunder to Borrower shall be received by Borrower in trust and Borrower agrees that the same shall be used only for the payment of those items contemplated by the particular Advance. Neither Agent nor Agent has any obligation to monitor or determine Borrower’s use or application of the Advances.
6.    LOAN DISBURSEMENT. Agent will advance its Commitment of the Loan from time to time as follows:
6.1    Initial Advance. Promptly following Recordation, and upon satisfaction of the conditions of Section 5.1 and each of the other applicable conditions hereof applicable to the Initial Advance, Agent shall Advance all disbursement amounts for the Initial Advance in accordance with the Disbursement Schedule, the amounts necessary to pay all costs, charges and expenses incurred or to be incurred (as estimated by Agent) in connection with the Loan or payable pursuant to this Agreement, the Security Instrument or Security Agreements, and including but not limited to Loan Fees (which are deemed earned at Recordation and are not refundable in whole or part), service charges, title charges, tax and lien service charges, recording fees, escrow fees, appraisal fees, legal fees, real property Taxes and assessments, including the amount required to release existing encumbrances affecting the Property.
6.2    Subsequent Advances. Upon satisfaction of the conditions of Section 5 and each of the other applicable conditions hereof applicable to subsequent Advances, Agent shall pay such subsequent Advance amounts to Borrower or, at Agent’s option if an Event of Default exists, directly to the General Contractor or to such persons as have actually supplied labor, material or services in connection with or incidental to the construction of the Improvements (or for the payment of the cost of any of Borrower’s undertakings hereunder, in the Note, the Security Instrument or the Security Agreements), such sums as are required for the payment of interest on the Loan, and costs and expenses of construction of the Improvements. Advances shall be made in accordance with the applicable provisions of the Disbursement Schedule. All advances under this Section 6.2 shall subject to a 10% retention on construction costs or such other retention as set forth in construction contracts approved by Agent subject to limitations imposed by California. Agent shall have a minimum of 10 Business Days to process any request for an Advance.
6.3    Final Advance. The final Advance for hard construction costs of the Improvements shall be the payment of any monies retained from progress payments or draws as set forth in the Disbursement Schedule. Subject to the provisions of this Agreement, the final Advance shall be made only after Borrower has satisfied the conditions of Sections 5.3 and Exhibit “A”, delivered or caused to be delivered to Agent in addition to those required under Section 8.2, such additional endorsements or to the Title Policy as Agent may require, with a liability limit of not less than the Loan Amount, issued by Title Insurer, with coverage and in form reasonably satisfactory to Agent, insuring Agent’s interest under the Security Instrument as a first lien on the Property, excepting only such items as shall have been approved in writing by Agent. However,

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Agent may withhold the final Advance until Borrower has furnished Agent with the written approval of such final Advance by Title Insurer.
6.4    Advance Limits; Deficiency of Loan Funds. Agent shall not be required to Advance any Loan proceeds at any time the Loan is not In Balance or that Borrower has failed to deposit all Borrower’s Funds required under Section 8.1. Any unexpended Borrower’s Funds allocated to a line item in the Cost Breakdown shall be disbursed prior to any Advance for that line item. Borrower’s Funds shall be disbursed before further proceeds of the Loan are disbursed.
6.5    Set Aside Letters. So long as no Event of Default exists or event, omission or failure of condition which would constitute an Event of Default after notice or lapse of time, or both, and subject to the provisions of this Section 6.5, and Agent’s consent in its reasonable discretion, Agent shall issue Set Aside Letters, from time to time upon written request of Borrower. Unless Agent otherwise consents, no Set Aside Letter shall obligate Agent to advance funds after the Maturity Date, and no Set Aside Letter shall be issued if Agent has reasonably determined that any Project Costs intended to be covered by such Set Aside Letter are not likely to be incurred prior to the Maturity Date. The maximum amount that Agent may be obligated to fund under any Set Aside Letter(s) at any time plus any amounts actually funded by Agent under any such Set Aside Letter(s) shall reduce, to that extent, the amount otherwise available to be Advanced or set aside for other Project Costs covered by the same line item, and any amount funded by Agent under any Set Aside Letter(s) shall be deemed to be an Advance of the proceeds of the Loan or Borrower’s Funds (as the case may be) for purposes of this Agreement, the Note and the other Loan Documents, except that the funding of any such amount shall not be subject to any conditions or requirements other than those set forth in the Set Aside Letter.
If, at Borrower’s request, Agent issues Set Aside Letters to any governmental agency (“Obligee”) or bonding company (“Surety”), Borrower represents, warrants, covenants and agrees as follows:
(a)    The sum which Borrower requests Agent to allocate for the bonded work shall be sufficient to pay for the construction and completion cost of the bonded work in accordance with any agreement between Borrower and Obligee and a copy of such agreement shall be furnished to Agent by Borrower prior to and as a condition precedent to the issuance by Agent of any Set Aside Letter.
(b)    Agent are irrevocably and unconditionally authorized to Advance to the Obligee or Surety all or any portion of said allocated Loan proceeds upon a demand of such Surety or Obligee made in accordance with the terms and conditions of the Set Aside Letter.
(c)    Any Advances or payments which Agent make under any Set Aside Letter, whether made directly to the Surety, Obligee, or to others for completion of all or part of the bonded work, shall be deemed an Advance under this Agreement to or for the benefit or account of Borrower.
(d)    BORROWER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS AGENT FROM ANY CLAIM, DEMAND, CAUSE OF ACTION, DAMAGE, LOSS OR LIABILITY, INCLUDING, WITHOUT LIMITATION, ANY COURT COSTS AND ATTORNEYS’ FEES AND EXPENSES, WHICH AGENT MAY SUFFER OR INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF ITS ISSUANCE OF OR COMPLIANCE WITH ANY REQUESTED SET ASIDE LETTER. BORROWER SHALL PAY ANY INDEBTEDNESS ARISING UNDER THIS INDEMNITY TO AGENT IMMEDIATELY UPON DEMAND OF AGENT. BORROWER’S DUTY TO DEFEND, INDEMNIFY AND HOLD HARMLESS AGENT HEREUNDER SHALL SURVIVE THE RELEASE AND

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CANCELLATION OF THE NOTE AND THE FULL OR PARTIAL RELEASE OR RECONVEYANCE OF THE DEED OF TRUST OR OTHER LOAN DOCUMENTS.
(e)    Agent shall not have any obligation to release any collateral or security under the Loan Documents unless and until Agent has received a full and final written release of Agent’s obligations under each Set Aside Letter.
(f)    Agent shall have approved, in its sole discretion, of the form and substance of the Set Aside Letter and, the purpose and maximum amount of the Set Aside Letter.
6.6    Borrower’s Funds Account. Except as otherwise provided in this Agreement, all of the Borrower’s Funds which are deposited with Agent by Borrower shall be placed in the Borrower’s Funds Account with, and controlled by, Agent for disbursement under this Agreement.
7.    REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants to Agent, as of the date hereof and continuing thereafter, that:
7.1    Formation and Qualification. Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly registered in the State in which the Project is located. Borrower has all requisite power and authority to conduct its business and to own, operate and sell its properties.
7.2    Due Authorization. The execution, delivery and performance of the Loan Documents are within Borrower’s power and authority, have been duly authorized by all necessary action.
7.3    Power and Authority. Borrower has full power and authority to execute this Agreement, and all other Loan Documents executed by Borrower and to undertake and consummate the transactions contemplated hereby and thereby, and to pay, perform and observe its conditions, covenants, agreements and obligations herein and therein contained.
7.4    Enforceability. Each Loan Document, when executed and delivered, will constitute the legal, valid and binding obligations of each party which is a party to or bound by such Loan Document, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally.
7.5    No Consents; No Violation. The execution, delivery and performance of the Loan Documents by Borrower do not and will not (a) require any authorization, consent, approval, order, license, permit, exemption or other action by or from, or any filing, registration or qualification with, any Governmental Authority or other person, which has not been obtained, (b) violate or breach the organizational documents and governing agreements of Borrower, any applicable laws or other requirements or any agreement or restriction binding on or affecting Borrower or its property, or (c) result in or require the creation or imposition of any lien or right of others upon or with respect to any property now or in the future owned by Borrower (other than liens in favor of Agent).
7.6    Litigation. Except as set forth on Exhibit J attached hereto, attached hereto, there are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened against or affecting Borrower, the Property or Guarantor or involving the validity or enforceability of any Loan Document or Project Document or the priority of the lien of the Security Instrument or any other Security Agreement, at law or in equity, or before or by any Governmental Authority or the ability of Borrower or Guarantor to

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perform its respective obligations under the Loan Documents or Project Documents. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.
7.7    Financial Statements. The Financial Statements heretofore delivered to Agent by Borrower are true and correct in all material respects, have been prepared in accordance with an Approved Accounting Method, fairly present the respective financial conditions of the subjects thereof as of their respective dates, no material adverse change has occurred in the financial conditions reflected therein since their respective dates and no additional borrowings have been made by Borrower since the date thereof other than (i) the borrowing contemplated hereby or approved by Agent, and (ii) any trade payables in the ordinary course of business consistent with the Cost Breakdown.
7.8    Compliance with Laws. Borrower has, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property and Improvements, and shall maintain compliance with all Governmental Requirements applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business, and shall require its Tenants or licensees to do the same.
7.9    Compliance. Borrower is familiar with and in compliance with all governmental requirements for the development of the Property and construction of the Improvements and will conform to and comply with all governmental requirements and the Plans and Specifications.
7.10    ADA Compliance. The Improvements will be designed and shall be constructed and completed, and thereafter maintained, in strict accordance and full compliance with all of the requirements of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., as amended from time to time. Borrower shall be responsible for all ADA compliance costs.
7.11    Separate Tax Parcel; Zoning. The Property is one or more legal parcel(s) lawfully created in full compliance with all subdivision laws and ordinances, and is properly zoned for the existing use of the Property at the time of execution hereof.
7.12    Plans and Specifications, Defects. The Plans and Specifications are satisfactory to Borrower, and to the extent required by Governmental Requirement, or any other encumbrance on the Property, have been approved by all Governmental Authorities. All construction, if any, heretofore performed on the Improvements has been performed within the perimeter of the Property and within appropriate easements and rights of way on each Lot in accordance with the Plans and Specifications and any restrictive covenants applicable thereto. No Improvements, as currently situated, encroach on any easement or right of way. There are no known structural defects in the Improvements as currently situated.
7.13    Utilities. All utility services necessary for the construction of the Improvements and the operation thereof for their intended purpose are either available at the boundaries of the Property or within the Property.
7.14    Streets. All streets, sidewalks, if required, and other offsite improvements necessary for the full access to the Property from public streets have either been completed or the necessary easements and rights-of-way therefor have been granted so as not to impede the construction, approval for occupancy or sale of the Project.

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7.15    Legality of Sales and Leases; Special Taxes. To the best of Borrower’s knowledge, the Property is not subject to or affected by any existing or proposed Special Taxes (other than Special Taxes approved in writing by Agent after the date of this Agreement) and the Project is transferable, leasable and in compliance with all applicable Governmental Requirements.
7.16    No Default. To the best of Borrower’s knowledge after diligent inquiry, there is no Event of Default continuing under this Agreement or any other Loan Document, and no event has occurred and is continuing which with notice or the passage of time or both would constitute an Event of Default under any thereof.
7.17    Business Loan. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of Borrower.
7.18    Tax Shelter Regulations. No Borrower Party (or any subsidiary of any of the foregoing) intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If any Borrower Party determines to take any action inconsistent with such intention, Borrower will promptly notify Agent thereof. If Borrower so notifies Agent, Borrower acknowledges that Agent may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.
7.19    Title to Personal Property. All material Personal Property is vested in Borrower free and clear of all liens, encumbrances and adverse claims and the security interest of Agent, in the Personal Property is a first lien thereon.
7.20    Other Financing. Borrower has not received other financing that has not been repaid for either the acquisition of the Property or the construction and installation of the Improvements.
7.21    Other Liens. Borrower has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien on the Property, except for its arrangements with Architect, Engineer, General Contractor, General Contractor, or the major subcontractors if there is no General Contractor.
7.22    Flood Zone. The Project is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or if the Project is located in a special flood hazard area, Borrower shall have obtained flood hazard insurance acceptable to Agent in its sole discretion as more particularly set forth in the Insurance Agreement.
7.23    Existing Project Documents. As of the date hereof, the only Project Documents in existence are set for on Exhibit K attached hereto.
7.24    Validity and Enforceability of Project Documents. The Project Documents are valid, binding and enforceable, are in full force and effect, and there are no breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any affiliate of Borrower, or to the best of Borrower’s knowledge, any other party thereto. Borrower has full power, right and authority to execute and enter into the Project Documents. All conditions

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precedent in the Project Documents for the commencement of construction of Buildings on the Project have been satisfied.
7.25    No Prior Conveyance or Limiting Actions. Borrower represents and warrants that Borrower has not previously conveyed, transferred or assigned the Project Documents or any right, title or interest therein and has not executed any other instrument which might prevent or limit Agent from operating under the terms and provisions of this Agreement, and Borrower covenants and agrees not to do any of the foregoing.
7.26    Commissions and Fees. Borrower has not dealt with any person, firm or corporation who is or may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the execution of this Agreement, the consummation of the transactions contemplated hereby and the making of the Loan by Agent to Borrower, other than as disclosed to Agent.
The foregoing representations and warranties shall survive any investigations, inspections or inquiries made by Agent or any of its representatives, and all Advances made by Agent hereunder.
8.    BORROWER’S COVENANTS.
8.1    Borrower’s Funds. Borrower covenants that at all times until the Loan is fully repaid, the Loan will be “In Balance” which term shall mean that, together with funds previously expended by Borrower, the undisbursed portion of the Loan which is then or reasonably anticipated by Agent to be available for disbursement in respect of the Improvements (excluding therefrom any amounts representing undisbursed retainages still held by Agent) will be sufficient to complete the Improvements in accordance with the Plans and Specifications and to pay all other Project Costs, including, but not limited to, all interest expenses under this Loan during construction of the Improvements. If, in the exercise of its sole discretion, Agent or the Construction Consultant shall determine that the Loan is not In Balance then Agent, by written notice to Borrower, may require Borrower to deposit sufficient funds with Agent to put the Loan In Balance. Borrower shall then have 10 Business Days to deliver to Agent such information as Borrower deems pertinent, if Borrower in good faith contests the Agent’s determination of such deficit. Thereafter, upon 10 Business Days’ notice from Agent any deficiency of funds, as determined by Agent, shall be corrected by an immediate deposit of Borrower’s Funds into the Borrower’s Funds Account. Agent shall not be required to disburse any amounts from the Loan unless and until Borrower makes any such required deposit of Borrower’s Funds. In connection therewith, Borrower shall execute all agreements, including, but not limited to, security agreements and financing statements, as required by Agent and shall perform all other acts which Agent deems necessary to cause such amounts deposited by Borrower to be pledged as additional security for the Loan. Agent shall release Borrower’s Funds to Borrower to pay Project Costs shown in the Cost Breakdown, subject to satisfaction of all conditions precedent to any disbursement of proceeds under the Loan, with Borrower’s Funds disbursed prior to any further Advances of Loan proceeds.
8.2    Construction Start. Borrower shall arrange for Title Insurer to provide Agent with insurance satisfactory to Agent protecting Agent against any mechanic’s or materialmen’s liens.
8.3    Diligent Construction. Borrower shall cause the construction of the Improvements to be promptly commenced on or before March 1, 2018, and thereafter prosecuted with diligence and continuity and completed in accordance with the Plans and Specifications free from fault on or before the Completion Date, free and clear of liens or claims for liens.
8.4    Force Majeure. The time within which construction of the Improvements must be completed shall be extended for a period of time equal to the period of any delay directly affecting construction which

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is caused by a Force Majeure; provided, however, that Borrower shall furnish Agent with written notice reasonably satisfactory to Agent evidencing any such delay within 10 Business Days from the occurrence of any such Force Majeure. Borrower shall have obtained the written approvals of third parties whose approval is required, if any, with respect to such delay, Borrower shall diligently proceed to mitigate, remove or correct the cause of such delay, and Borrower shall otherwise use its diligent efforts in good faith to pursue and complete construction of the Improvements. In no event shall the time for Substantial Completion of the Improvements be extended beyond the Maturity Date or more than 120 days beyond the Completion Date.
8.5    Plans and Specifications.
(a)    Approval. If the Plans and Specifications for the Buildings, or other Improvements, or both, have not been completed, approved by Borrower and Agent, and attached as Exhibit “C” hereto prior to Recordation, then anything herein to the contrary notwithstanding, Borrower shall (i) not be entitled to any funding for construction on any of the Buildings for which Borrower and Agent have not executed a revised Exhibit “C” setting forth the approved Plans and Specifications therefor pursuant to Section 8.6(b), nor shall any Advances of funds from Borrower’s Funds Account be available for any line item of the Cost Breakdown until the same are so approved by Borrower and Agent, and (ii)  before March 1, 2018, deliver to Agent for approval the Plans and Specifications for the applicable portions of the Improvements, and when approved by Agent, Borrower and Agent each shall execute a revised Exhibit “C” specifying the approved Plans and Specifications.
(b)    Change Order. Once approved by Agent, the prior written consent of Agent shall be required for any change in the Plans and Specifications which is a Major Change. Except as provided in this Section, there shall be no change in the Plans and Specifications without the prior written consent of Agent. A “Major Change” shall mean (A) a change of a single line item in the Disbursement Schedule, Budget in excess of the Cumulative Change Order Amount, (B) a change that, when added to the cumulative amount of all increases in the contract price resulting from Change Orders heretofore agreed to by Borrower, would result in a change in the contract price or in the cost of construction of the Improvements in excess of the Cumulative Change Order Amount, (C) a change that changes the number of Buildings, or reduce or increase the square footage of any Building by more than 1,000 square feet or change the number of Buildings or the number of floors or footprint of any Building or the size, type or configuration of the units or the Project by more than 1,000 square feet, and (D) a change in the building material or equipment specifications, the architectural or structural design, value, or quality of any of the Improvements (which have a cost in excess of $150,000). All requests for approval shall be submitted on a change order form acceptable to Agent signed by Borrower and, if required by Agent, the Architect, Engineer, General Contractor and the General Contractor accompanied by working drawings and a written narrative of the proposed change. As a condition to any such approval, Agent may require satisfactory evidence of the cost of the proposed change and the time necessary to complete the proposed change; and, to the extent Agent determines that the proposed change shall result in an increase in cost, Agent shall have the right to require Borrower to deposit funds in the Borrower’s Funds Account. Additionally, as a condition to any such approval, Agent may require satisfactory evidence that Borrower has received the approval of any other parties of such change, to the extent that such approval is required by any of the Project Documents. Whenever Agent's approval or consent is required pursuant to the provisions of this Section 8.6(b), Agent shall use good faith efforts to respond in writing within 10 days after Agent's receipt of Borrower's written request and all required information and documentation relating thereto in which to approve or disapprove such matter. If Agent fails to respond in to such request within 10 days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters "REQUEST DEEMED APPROVED IF NO WRITTEN RESPONSE WITHIN 5 DAYS", Agent shall be deemed to

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have approved or consented to such matter if Agent fails to respond in writing to such second written request before the expiration of such 5 day period.
(c)    Delays. Borrower acknowledges that this approval process may result in delays and Borrower consents to all such reasonable delays. No such delay will result in the extension of the Completion Date. Upon Agent’s request, Borrower, Architect, General Contractor, and General Contractor shall initial the copy of the Plans and Specifications delivered to, and approved by, Agent as a true copy of the Plans and Specifications for the Improvements. Borrower shall maintain at all times a full and complete set of working drawings for the Improvements available for inspection by Agent.
(d)    Final Plans and Specifications. Within 10 days after Agent’s request, Borrower shall deliver to Agent complete as-built Plans and Specifications, if available, for the Improvements completed.
8.6    Contractor Lists. Within 10 days following Agent’s written request, Borrower shall furnish to Agent a list of all major contractors, subcontractors and material suppliers (and any subcontracts, invoices and/or releases requested by Agent) to be employed in connection with the construction of the Improvements. Each list shall set forth:
(a)    the name, address and telephone number of each contractor, subcontractor and material supplier;
(b)    the dollar amount of each contract, subcontract and material contract;
(c)    the amount paid to each contractor, subcontractor and material supplier through the date of each list;
(d)    the dollar amount of the work performed and material supplied under each contract, subcontract and materials contract through the date of each list; and
(e)    for any Off-Site Materials, the exact location at which the Off-Site Materials will be delivered and stored must be shown. In such event, to the extent the supplier or seller of such Off-Site Materials has been paid, Borrower must provide Agent with sufficient evidence of such payment and must further acknowledging Agent’s first position security interest in the Off-Site Materials. Agent shall have a lien on all Off-Site Materials (subject to any rights supplier has prior to payment). Borrower shall also deliver all documentation and cause such marking and segregation as may be requested by Agent to perfect its security interest in the Off-Site Materials and evidence of adequate insurance for the Off-Site Materials.
8.7    General Contractor Covenant. Borrower shall require covenants from the General Contractor to the same effect as the covenants made by Borrower in Sections 8.6 and 8.7, and that General Contractor will, upon request, deliver to Agent the names of all persons with whom General Contractor has contracted or intends to contract for the construction of the Improvements or for the furnishing of labor or materials therefor.
8.8    Construction Contract; Architect’s Agreement; Engineer’s Agreement; General Contract. Borrower shall require Contractor, General Contractor, Architect and Engineer to perform in accordance with the terms of the Construction Contract, General Contract, the Architect’s Agreement and the Engineer’s Agreement, respectively. To the extent that Agent’s consent to changes to the Plans and Specifications is required under Section 8.6, Borrower shall not amend, modify or terminate the responsibilities of Contractor,

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General Contractor Architect or Engineer under the Construction Contract, General Contract, the Architect’s Agreement and the Engineer’s Agreement, respectively, without Agent’s prior written consent.
8.9    Other Contractors. If Borrower executes any contract or becomes a party to any arrangement for the performance of work on the Property except the Construction Contract, General Contract, the Architect’s Agreement and the Engineer’s Agreement, and such contract or agreement provides for payment by Borrower in excess of $50,000, at Agent’s request Borrower shall deliver a copy of such contract or agreement to Agent, and at Agent’s request, shall assign such contract or agreement to Agent. If such contract or agreement results in the Loan not being In Balance, then Borrower shall comply with the requirements of Section 8.1.
8.10    Improvements Inspection. Agent and its representatives shall have the right, upon reasonable prior notice, to enter the Property at any reasonable time, inspect the Improvements and all materials to be used in the construction thereof and to examine the Plans and Specifications and all detailed plans and shop drawings which are or may be kept at the construction site, and Borrower will cooperate, and cause the General Contractor, the General Contractor or, if none, the major subcontractors, to cooperate with Agent. Any inspection or review of the Improvements by Agent is solely to determine whether Borrower is properly discharging its obligations to Agent and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. Agent shall not owe any duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by Agent.
8.11    Intentionally Omitted .
8.12    Personal Property Installation. Borrower shall not install materials, personal property, equipment, or fixtures subject to any security agreement or other agreement or contract wherein the right is reserved to any person, firm or corporation to remove or repossess any such material, equipment or fixtures, or whereby title to any of the same is not completely vested in Borrower at time of installation, without Agent’s written consent.
8.13    Approval. Borrower shall obtain and deliver to Agent evidence of the unconditional approval by the local Board of Fire Underwriters or its equivalent and by all other applicable Governmental Authorities for permanent occupancy of any Building, as Agent may request to the extent any such approval is a condition of the lawful use and occupancy of the Improvements, to the extent such documents are in Borrower’s possession.
8.14    Paid Vouchers. Borrower shall deliver to Agent, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements, under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements.
8.15    Preliminary Notices. If requested by Agent, Borrower shall deliver to Agent copies of all preliminary notices and other matters served on Borrower pursuant to the mechanics lien and stop notice or notice to withhold laws of the state in which the Property is located.
8.16    Defect Corrections. Borrower shall diligently correct any defect in the Improvements or any departure from the Plans and Specifications not approved by Agent; the advance of any Loan proceeds shall not constitute a waiver of Agent’s right to require compliance with this covenant with respect to any

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such defects or departures from the Plans and Specifications. The Improvements will conform to and comply with all Governmental Requirements and the Plans and Specifications.
8.17    Special Taxes. Without Agent’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property and Improvements. Nor shall Borrower cause or otherwise consent to the levying of Special Taxes against the Property and Improvements by any such assessment district or community facilities district.
8.18    Marketing and Sales; Partial Reconveyance: Borrower shall (a) other than pursuant to the business plan for the Project delivered to Agent, without Agent’s prior written consent, not lease or rent any portion of the Project to any person for any purpose whatsoever; and (b) diligently market the Project.
8.19    Comply with Government Requirements. Borrower shall comply promptly with all applicable Governmental Requirements.
8.20    Maintain Records. Borrower shall keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and practices for its type of business.
8.21    Taxes. Borrower shall pay and discharge all lawful claims, including Taxes, assessments, and governmental charges or levies imposed upon it or its income or profits or upon any properties belonging to it prior to the date upon which penalties attach thereto; provided that Borrower shall not be required to pay any such Tax, assessment, charge, or levy, the payment of which is being contested in good faith and by proper proceedings so long as proceedings for collection thereof have been stayed and the obligation to pay is secured by the posting of a bond or other legally sufficient security.
8.22    Insurance. Borrower shall obtain and continue to maintain in full force and effect all insurance required by the Loan Documents.
8.23    No Conveyance or Encumbrance. Except for Permitted Transfers, Borrower shall not sell, convey, transfer, dispose of, grant a lien or security interest in, or otherwise further encumber the Property or the Improvements or any part thereof or any interest therein or enter into a lease (other than leases for units pursuant to the business plan for the Project delivered to Agent) covering all or any portion thereof or an undivided interest therein, either voluntarily, involuntarily or otherwise, or enter into an agreement so to do without the prior written consent of Agent being first had and obtained. All easements, declarations of covenants, conditions and restrictions, and private or public dedications affecting the Property shall be submitted to Agent, and such approval shall be obtained prior to the execution or granting of any thereof by Borrower, accompanied by a drawing or survey showing the precise location of each thereof. Except for Permitted Transfers, any of the following transfers of any beneficial interest in Borrower shall be deemed to constitute a transfer of the Property for purposes of this Section: (a) if Borrower is a partnership, the transfer of any general partnership interest or (unless traded in a recognized public exchange) of more than 15% of the limited partners’ interest; (b) if Borrower is a corporation, the transfer (unless traded in a recognized public exchange) of more than ten percent (10%) of the voting common shares or the creation or issuance of any new class of shares, (c) if Borrower is a limited liability company, the transfer (unless traded in a recognized public exchange) of more than 15% in interest therein, and (d) if Borrower is a trust, any change in the effective holding of the beneficial interest of more than ten percent (10%) of the assets thereof.

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8.24    Invoices. Each Invoice shall be true and accurate and the submission of same or the receipt of the funds so requested shall constitute a reaffirmation of the representations, warrants and covenants contained herein.
8.25    OFAC. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Agent at any time to enable Agent to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
8.26    Payment of Expenses. At Closing, Borrower shall pay, from Borrower’s Equity, all expenses incidental to the making, and administration of the Loan incurred by Agent, including, without limitation, preclosing and closing expenses, commitment fees, expenses incurred for architectural and engineering review, construction inspection fees, environmental review fees, reasonable attorney’s fees and appraiser’s fees, regardless of whether any such services are provided by Agent or by independent contractors.
8.27    Material Notices. Borrower shall give Agent prompt written notice of any and all (a) litigation, arbitration or administrative proceedings to which Borrower is a party or which affect the Project or any other collateral for the Loan; (b) other matters which have resulted in, or might result in, a material adverse change in the Project or any other collateral for the Loan or the financial condition or business operations of Borrower and (c) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any of its properties.
8.28    Sale of Assets. Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business and except for the purpose of replacing machinery, equipment or other personal property, which, as a consequence of wear, duplication, or obsolescence, is no longer used or necessary in Borrower’s business, provided that full, fair and reasonable consideration is received therefor; provided, however, that in no event shall Borrower sell, lease or otherwise dispose of any equipment purchased with the proceeds of any loans made by Agent.
8.29    Single Purpose Entity Covenants. Borrower hereby represents, warrants and covenants that without Agent’s prior written consent, which may be withheld in Agent’s sole discretion, and except as otherwise expressly permitted hereunder (including Permitted Transfers), Borrower:
(a)    shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any person or entity (except for the acquisition of the Project);
(b)    has not and shall not guarantee or otherwise become liable on or in connection with any obligation of any other person or entity;
(c)    does not own and shall not own any asset other than the Project;
(d)    is not engaged and shall not engage, directly or indirectly, in any business other than the ownership, management, construction and operation of the Project, and shall remain organized solely for such purposes;

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(e)    shall not enter into any contract or agreement with any affiliate of Borrower or any other Borrower Party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms’ length basis with third parties other than such affiliate;
(f)    has not incurred and shall not incur any indebtedness, secured or unsecured, direct or contingent (including any contingent obligation), other than current trade payables incurred in the ordinary course of business in connection with the Project, excluding indebtedness expressly permitted hereunder up to the sum of $100,000.00;
(g)    has not made and shall not make any loans or advances to any third party;
(h)    is and expects to remain solvent and pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, as the same shall become due; it shall pay all such liabilities, indebtedness and obligations from its own separate assets;
(i)    has done or caused to be done and shall do all things necessary to preserve its existence, and shall not, nor will any member or partner, amend, modify or otherwise change its articles of organization, partnership agreement or operating agreement in a manner which adversely affects the existence of such entity as a single purpose entity;
(j)    shall conduct and operate its business generally as presently conducted and operated subject to such operational changes as may be reasonably necessary or appropriate to construct, operate and maintain the Project;
(k)    shall maintain bank accounts separate from any other person or entity;
(l)    shall maintain separate books and records and shall prepare separate consolidated financial statements;
(m)    shall be, and at all times shall not hold itself out to the public as being other than, a legal entity separate and distinct from any other person or entity (including any affiliate of Borrower);
(n)    shall file its own tax returns (or shall be identified on a consolidated tax return), and shall not permit any of its funds to be distributed, loaned or otherwise transferred to any other person or entity;
(o)    is and expects to be at all times adequately capitalized for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(p)    shall not seek its dissolution or winding up, in whole or in part;
(q)    shall not commingle its funds and assets with those of any other person or entity other than with respect to shared accounts pursuant to the Hotel Management Agreement;
(r)    has and shall maintain its assets in such manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other person or entity;

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(s)    does not and shall not hold itself out to be responsible for the debts or obligations of any other person or entity;
(t)    shall not do any act which would make it impossible to carry on its ordinary business;
(u)    except as otherwise permitted in the Loan Documents, shall not possess or assign the Project for other than a business or company purpose;
(v)    shall not hold title to its assets other than in its name;
(w)    shall not institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due;
(x)    has observed and will continue to observe all limited liability company, corporate or partnership formalities;
(y)    has not and will not fail to correct any known misunderstandings regarding its separate identity;
(z)    After the occurrence and during the continuation of an Event of Default or the occurrence of an event which with notice or lapse of time or both would constitute an Event of Default, and at any time that the Loan is out of balance, shall not make any dividend or distribution to its members, or make any other payment to persons or entities holding a direct or indirect ownership interest in Borrower or engage in any transaction that has a substantially similar effect;
(aa) if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity (A) that is a limited liability company (B) that has at least one (1)/ Independent Manager, and (3) that directly owns at least one-tenth-of-one percent (0.1%) of the equity of the limited liability company;
(a)    if such entity is a limited liability company with only one member, has been, now is, and will be a limited liability company organized in the State of Delaware and registered to conduct business in California that (A) is manager-managed, (B) has at least one (1) Independent Managers, (C) has not caused or allowed, and will not cause or allow the members or managers of such entity to take Bankruptcy Action, either with respect to itself or, if the company is a principal, with respect to Borrower, in each case unless the Independent Manager then serving as managers of the company shall have consented in writing to such action, (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) a natural person or entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(b)    shall not amend any provisions of its organizational documents in any material respect without Agent’s express written consent, which consent shall not unreasonably be withheld.

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8.30    Project Documents. Borrower agrees to the following:
(a)    Collateral Assignment and Security Agreement. As additional security for the obligations of Borrower under the Loan Documents, Borrower hereby sells, assigns, transfers and sets over to Agent, and grants to Agent, a security interest in, all of its right, title and interest in and to the Project Documents.
(b)    Performance; Enforcement. Borrower shall perform and observe in a timely manner all covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Project Documents, and shall not waive, excuse, condone or in any manner release or discharge any party to a Project Document from any material covenants, conditions, obligations or agreements to be performed or observed by such party under such Project Document, but shall, at its sole cost and expense, enforce and secure the performance of all material covenants, conditions, obligations and agreements to be observed by all parties under the Project Documents.
(c)    Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right but not the obligation, and Borrower hereby authorizes Agent to enforce Borrower’s rights under the Project Documents and to receive the performance of any other person that is a party to the Project Documents.
(d)    Notices of Default. Borrower shall send to Agent any written notice of default or breach of or under the Project Documents that Borrower sends to (such notice to Agent to be sent simultaneously therewith) or receives from (such notice to Agent to be sent promptly upon receipt by Borrower thereof) any person that is a party to any Project Document.
(e)    Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Agent as its attorney‑in‑fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Project Documents, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Agent with the same force and effect as if Borrower had performed such acts.
(f)    License. Provided no Event of Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Project Documents. The license granted hereby shall be revoked at Agent’s option upon written notice from Agent to Borrower after the occurrence and during the continuance of an Event of Default. For the avoidance of doubt, such revoked license shall be automatically reinstated upon Borrower’s cure of such Event of Default.
(g)    No Assumption of Liability. Agent does not assume any of Borrower’s obligations or duties under the Project Documents, including, without limitation, the obligation to pay for services rendered thereunder.
(h)    Execution and Amendment of Project Documents. Borrower shall not enter into any other Project Document, or materially alter, amend or change, or terminate or cancel, any Project Document, in each case without obtaining Agent’s prior written consent. Agent may require, as a condition to its approval of a Project Document, the execution by the contracting party of an agreement, in form and substance reasonably acceptable to Agent, whereby said contracting party (i) acknowledges the provisions of this Section 8.32, (ii) subordinates its claims against Borrower to payment in full of the obligations under the Loan Documents and to the rights of Agent under the Loan Documents and (iii) agrees that upon the

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occurrence and during the continuance of an Event of Default, Agent has the right (but not the obligation) to terminate the subject Project Document.
(i)    Permits. Borrower shall promptly obtain certificates of occupancy for all Buildings, when available.
(a)    General Contract. Borrower shall cause General Contractor to deliver to Agent the final Guaranteed Maximum Contract on or before the first Advance after the Initial Advance.
(b)    Construction Design. Borrower shall deliver to Agent, acceptable to Agent in its sole discretion, the final complete and accurate construction design documents (CD’s) on or before the first Advance after the Initial Advance.
(c)    Costs. All fees and costs, if any, required by the Project Documents are included in the Cost Breakdown.
8.31    Limitations on Senior Funded Indebtedness. Borrower shall not create, incur or assume, directly or indirectly, any additional Senior Funded Indebtedness other than Senior Funded Indebtedness owed or to be owed to Agent.
8.32    Operating Accounts. Borrower shall maintain and cause Hotel Manager to maintain (if applicable) all primary operating account(s) at 1st Century Bank or MidFirst Bank (“Operating Account”). Notwithstanding the foregoing, Hotel Manager shall be permitted to open one or more accounts with local banks for cash deposits; provided that such account balances shall be reconciled with Agent on a monthly basis.
8.33    Franchise Agreement. Borrower shall not enter into any franchise agreement without the prior written consent of Agent.
8.34    Hotel Covenants. Borrower further covenants and agrees with Agent as follows:
(a)    Borrower shall cause the hotel located on the Property to be operated pursuant to the Hotel Management Agreement.
(b)    Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under any Hotel Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Agent of any default by Hotel Manager under any Hotel Management Agreement of which it is aware; (iii) promptly notify Agent of the giving of any written notice by Hotel Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or agreements of any Hotel Management Agreement on the part of Borrower, as franchisee thereunder, to be performed or observed, and deliver to Agent a true copy of each such notice, (iv) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Hotel Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Hotel Manager under any Hotel Management Agreement.
(c)    If Borrower shall enter into any new or amended Hotel Management Agreement, Agent shall receive within 30 days following the execution of such Hotel Management Agreement a comfort

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letter from the Hotel Manager in which Hotel Manager shall agree (i) that Agent shall have the right, but not the obligation, to cure any defaults under the Hotel Management Agreement, (ii) to give Agent written notice of, and a reasonable time to cure, any default of Borrower under the Hotel Management Agreement, (iii) not to assert against Agent any defaults which by their nature are personal to Borrower and not curable by Agent; (iv) to allow Agent to change managers of the hotel operated at the Property; (v) that, if Agent or its Affiliate shall acquire title to the Property, Agent or its affiliate shall have an option to succeed to the interest of Borrower under the Hotel Management Agreement (or to be granted a new license agreement on the same terms as the Hotel Management Agreement) without payment of any fees to Hotel Manager; (vi) that the Hotel Management Agreement will remain in effect during any foreclosure proceedings by Agent provided Agent cures all monetary defaults under the Hotel Management Agreement; (vii) not to modify, cancel, surrender or otherwise terminate the Hotel Management Agreement during the Term without the consent of Agent; and (viii) that if Agent or its Affiliate succeeds to Borrower’s interest under the Hotel Management Agreement, Agent may assign its rights therein to any entity which acquires the Property from Agent or its Affiliate (subject to Hotel Manager’s reasonable approval).
(d)    Borrower shall not change the “flag” or any Hotel Manager without Agent’s prior written consent, which shall be granted in Agent’s sole and absolute discretion.
8.35    Operation Covenants. At any time the Property is being operated as a hotel, the following covenants in shall apply:
(a)    Change of Name, Identity or Structure. Borrower shall not change its name, identity (including trade name) or its entity structure or governance without notifying Agent of any change in writing at least 30 days prior to the date of the change.
(b)    Indemnity; Fees and Expenses; Waivers. Borrower's obligations under this Section 8,37(b) survive (1) payment in full of all Indebtedness, (2) maturity of the Loan and (3) termination of this Agreement and the other Loan Documents.
(i)    Borrower shall protect, defend, indemnify, reimburse and hold each Indemnified Party harmless from all Claims of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by an Indemnified Party at any time, arising out of or in any way connected with (A) the Loan, (B) the Property; provided however, Borrower shall have no indemnification obligations hereunder arising solely from events that occur after transfer of title following a foreclosure or deed-in-lieu., (C) any Loan Document, (D) bodily injury, death, or property damage occurring in, upon or adjacent to the Property, through any cause whatsoever, (E) Indemnified Party's exercise of remedies permitted under the Loan Documents, (F) any act performed or omitted to be performed by any Indemnified Party under any Loan Document, (G) any Borrower failure to perform its obligations under any Agreement or License, (H) any Event of Default, (I) any Environmental Claim; Borrower shall have no indemnification obligations hereunder arising solely from Hazardous Material that are placed on the Property after transfer of title following a foreclosure or deed-in-lieu, or (J) any Borrower Party violation of Applicable Law, INCLUDING ANY CLAIMS ACTUALLY OR ALLEGEDLY ARISING FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, OR STRICT LIABILITY, OF ANY INDEMNIFIED PARTY, except to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that the Claims actually arose from the Indemnified Party's gross negligence, fraud, intentional or willful misconduct.

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(ii)    If an Indemnified Party notifies Borrower of any Claims for which Borrower's indemnity in Subsection (i) above applies, Borrower shall, on behalf of the Indemnified Party, assume and conduct, with due diligence and in good faith, the investigation and defense of the Claims with counsel selected by Borrower. If both Borrower and an Indemnified Party are defendants to the Claims and the Indemnified Party has been advised in writing by counsel that there may be legal defenses available to it which are inconsistent with those available to Borrower, then the Indemnified Party may select separate counsel to participate in the investigation and defense of the Claims on its own behalf, and Borrower will pay or reimburse the Indemnified Party for all Attorneys' Fees incurred with respect to separate counsel.
(iii)    If an Indemnified Party notifies Borrower of any Claims for which Borrower's indemnity in Subsection (i) above applies and Borrower fails, within 15 days after being notified of the Claims, to comply with its obligations under the first sentence of subsection (ii), above, or if compliance within 15 days is an impossibility but after 15 days Borrower fails to diligently and continuously pursue compliance, then (A) notwithstanding to the contrary in any of the Loan Documents, an Event of Default will immediately occur, and (B) the Indemnified Party may contest (or settle) the Claims at Borrower's expense using counsel selected by the Indemnified Party.
(iv)    Borrower shall pay, immediately upon Agent's demand, all fees (including appraisal fees, filing and recording fees, inspection fees, survey fees, taxes, brokerage fees and commissions, abstract fees, title policy fees, uniform commercial code search fees, escrow fees, and Attorneys' fees) and all other costs Agent or Borrower incurs in connection with (A) the Loan and the Loan Documents, (B) any Event of Default, (C) Agent's (1) exercise of remedies under the Loan Document or (2) protection of the Property, or (D) any modification to the Loan Document.
(v)    Borrower, with respect to the Indebtedness, waives: (A) PRESENTMENT FOR PAYMENT; (B) DEMAND; (C) NOTICE OF DEMAND, DISHONOR AND NONPAYMENT; (D) NOTICE OF INTENTION TO ACCELERATE; (E) NOTICE OF ACCELERATION; (F) NOTICE OF DISPOSITION OF COLLATERAL; (G) THE DEFENSE OF IMPAIRMENT OF COLLATERAL; (H) THE RIGHT TO A COMMERCIALLY REASONABLE SALE OF COLLATERAL; (I) PROTEST AND NOTICE OF PROTEST; and (J) AND DILIGENCE IN COLLECTING, AND BRINGING SUIT AGAINST ANY OTHER PARTY.
(vi)    Borrower further waives and releases, to the extent permitted by Applicable Law, the rights (A) of redemption, valuation, and appraisement of the Property or other Collateral, (B) to (1) marshaling of Borrower's assets (including the Property), (2) the sale in inverse order of alienation, (3) a homestead exemption concerning any of the Collateral, and (C) to in any manner defeat, reduce or affect the Agent's right under the terms of the Loan Documents to sell the Collateral or collect the full Indebtedness.
(vii)    If Agent appoints a substitute or successor Trustee, then Borrower waives any right to attach the validity, or require Agent to show proof of the authorization, of the appointment for any reason.

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(c)    Books and Records. Borrower shall keep accurate books and records in accordance with an Approved Accounting Method, Uniform System of Accounts or an Approved Accounting Method. Agent and its representatives may, at any time upon reasonable prior notice during reasonable business hours, inspect and copy all of Borrower's books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of the improvements forming a part of the Property).
(d)    Financial Statements and other Reports. Borrower shall deliver to Agent the below statements and reports on or before the below delivery deadline. Borrower shall also deliver to Agent any other information, reports or certificates as and when reasonably requested by Agent.

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Statement or Report	Frequency	Delivery Deadline
Certified Borrower's balance sheet and income/operating statement (company prepared)	Annually	Within 120 days after each calendar year ends
Certified unaudited Borrower's balance sheet and income/operating statement (company prepared)	Quarterly	Within 45 days after each calendar quarter ends, unless otherwise extended for an additional 5 day period in accordance with applicable SEC regulations
Certified Guarantor's filed 10-Q reporting statement (company prepared)	Quarterly	Within 45 days after each calendar quarter ends, unless otherwise extended for an additional 5 day period in accordance with applicable SEC regulations (commencing December 31, 2017)
Certified Guarantor's filed 10-K reporting statement (company prepared)	Annually	Within 120 days after each calendar year ends,
Property pro forma operating budgets and forecasts for upcoming calendar year (the “Annual Budget”)	Annually	On or before November 15 of each year
Monthly operating statements for Hotel (Summary report detailing monthly occupancy, including average daily rate	Monthly	Within 10 days after Borrower’s receipt from Hotel Manager
Copies of filed federal income tax returns of Borrower	Annually	The later of (i) 120 days after each calendar year ends or (ii) 30 days after filing
Copies of filed federal income tax returns of Guarantor	Only while an Event of Default exists, annually	The later of (i) 120 days after each calendar year ends or (ii) 30 days after filing
Certified Guarantor’s liquidity statement(s) (i.e. bank, brokerage, etc.) and net worth	Quarterly	Within 45 days after each calendar quarter ends, unless Form 10-Q otherwise is extended for an additional 5 day period in accordance with applicable SEC regulations (commencing December 31, 2017)
Compliance Certificate	Quarterly	Delivered along with related Property, Borrower or Guarantor statements, as applicable
The most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property	Quarterly	Within 10 days after Borrower’s receipt from Hotel Manager
All franchise inspection reports received from Franchisor	When received	Within 10 days after receipt by Borrower
Any Quality Inspection/Franchise Compliance Report, Capital (PIP) Inspection or Property Improvement Plan	When received	Within 10 days after receipt by Borrower
(i)      All statements and reports must be in scope and detail reasonably satisfactory to Agent. During any Event of Default Period, Agent may require that all statements and reports be prepared (and audited while an Event of Default exists at Borrower's cost and expense) by an independent certified public accountant, acceptable to Agent. Each Guarantor balance sheet must be accompanied by documentation with a detailed schedule of all real estate interests owned. Borrower shall provide Agent with such additional financial, management, or other information regarding any Borrower Party or the Property, as Agent may reasonably request. Upon Agent's request, Borrower shall deliver all items

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required by this Subsection in an electronic format or by electronic transmission reasonably acceptable to Agent.
(ii) While an Event of Default exists Agent shall have reasonable approval of the Annual Budget. In the event that Agent objects to a proposed Annual Budget submitted by Borrower, Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Agent. Agent shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described herein until Agent approves the Annual Budget. Until such time that Agent approves a proposed Annual Budget, the most recent approved Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and other charges. In the event that Borrower must incur an Extraordinary Expense, then Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Agent’s approval. Each financial statement shall be certified by (i) any representative of Borrower or acceptable to Agent if such financial statement is delivered by Borrower (ii) Guarantor if such financial statement is delivered by Guarantor. Each financial statement, report or other information required to be delivered or caused to be delivered by Borrower to Agent under this Agreement and required hereunder to be certified by the chief financial representative of Borrower shall also certify to the best of his/her knowledge that: (i) all of the covenants set forth in this Article 4.1(e) are fully performed and (ii) the representations and warranties set forth in the this Agreement and in the other Loan Documents are and remain true, correct and complete in all material respects except as disclosed in writing in the certificate. If Borrower fails to provide to Agent the financial statements and other information specified herein within the respective time period specified, then Borrower shall pay to Agent a fee in the amount of $1,500 after 10 days notice of such delinquency from Agent immediately and in the event such failure continues for 15 days after notice from Agent, it shall constitute an Event of Default hereunder.
(e)    Compliance Certificate. Borrower shall deliver a Compliance Certificate to Agent on or before the Compliance Certificate Due Date.
(f)    Estoppel Certificate. Borrower shall:
(i)within 10 Business Days after receiving Agent's request, deliver a certificate stating (or explaining why the statement is false) (A) that the Loan Documents are valid and binding obligations of Borrower, (B) that the Loan Documents are enforceable against Borrower in accordance with their terms, (C) the Principal Amount, (D) that the Loan Documents have not been released, subordinated or modified, (E) the date of the last Loan payment, and (F) that Borrower is entitled to no offsets or defenses against enforcement of the Loan Documents; and
(ii)within 10 Business Days after receiving Agent's request, deliver a certificate from each requested Tenant, in form and substance reasonably acceptable to Agent, confirming the terms of the Tenant's Leases.

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(g)    Further Assurances. Borrower shall, on Agent's request and at Borrower's cost: (i) promptly correct any defect concerning the Loan Documents, the Leases or the Collateral; (ii) execute, deliver and file any instrument, and do anything Agent determines to be necessary or desirable to carry out the purposes of the Loan Documents, subject to the same proviso set forth in Section 2.4(c); (iii) take all necessary action to promptly protect the liens or the security interests under the Loan Documents against any Person other than Agent; (iv) take all actions necessary or desirable in Agent's reasonable determination to comply with the requirements or requests of any Governmental Authority; and (v) submit to Agent such additional information concerning the Collateral or the Contractors as Agent may reasonably request.
(h)    Insurance Requirements.
(i)    Insurance. During any period the hotel at the Property is in operation, Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
(A)    comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations) with no waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of $100,000.00 for all such insurance coverage. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently, or at any time in the future, located in a Federally designated “special flood hazard area”, to the extent available at commercially reasonable rates, flood hazard insurance in an amount equal to the Outstanding Principal Balance or such other amount as Agent shall require; (y) to the extent available at commercially reasonable rates, earthquake insurance in amounts and form and substance satisfactory to Agent in the event the Property is located in an area with a high degree of seismic activity with a probable maximum loss (PML) exceeding twenty percent (20%), and (z) to the extent available at commercially reasonable rates, coastal windstorm insurance in amounts and in form and substance satisfactory to Agent in the event the Property is located in any coastal region, and if such windstorm coverage is excluded under the Special Form Coverage, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);)
(B)    commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:

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(1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in the Security Instrument to the extent the same is available;
(C)    to the extent available at commercially reasonable rates, rental loss and/or business income interruption insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; for loss of Rents in an amount equal to one hundred percent (100%) of the projected gross income from operations for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such loss of Rents or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate from the Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary contained in this Agreement, all proceeds payable to Agent pursuant to this subsection shall be held by Agent and shall be applied at Agent’s sole discretion to (I) the Debt, or (II) Operating Expenses approved by Agent in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(D)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage forms do not otherwise apply, owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy
(E)    worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Applicable Laws;
(F)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;
(G)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than $1,000,000.00;
(H)    umbrella or excess liability insurance in an amount not less than $10,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(I)    if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage to compensate for the cost of demolition and rebuilding of the undamaged portion of the Property along with any increased cost of construction in amounts as requested by Agent;

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(J)    the commercial property business income, general liability and umbrella or excess liability insurance required hereunder shall cover perils of terrorism and acts of terrorism (to the extent available at commercially reasonable rates) and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required hereunder at all times during the term of the Loan so long as Agent determines that either (I) prudent owners of real estate comparable to the Property are maintaining same or (II) prudent institutional Agents (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and
(K)    if Borrower holds a liquor license and sells liquor at the Property, liquor liability insurance in an amount of at least $1,000,000 or in such greater amount as may be required by any Governmental Authority or Legal Requirement against claims or liability arising directly or indirectly to persons or property on account of the sale or dispensing of alcoholic beverages at such Property;
(L)    upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
(ii)    Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution, under a standard mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the state in which the Property is located, with a rating of “A:X” or better as established by Best’s Rating Guide. Each policy shall provide that such policy may not be canceled or materially changed except upon 15 days’ prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrower shall invalidate any policy as against Agent. Blanket policies shall be permitted only if (i) Agent receives appropriate endorsements and/or duplicate policies containing Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Property in an amount approved by Agent which is expressly allocated for the Property, and any such policy shall in all other respects comply with the requirements of this Section. Borrower authorizes Agent to pay the premiums for such policies from any insurance impound as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Insurance Impound sufficient to permit Agent to pay the Insurance Premiums when due, Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Agent for all expenses incurred in connection therewith.
(iii)    Assignment. Borrower shall assign the policies or proofs of insurance to Agent, in such manner and form that Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Agent,

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Borrower shall deliver copies of all original policies certified to Agent by the insurance company or authorized Agent as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 4.1(j), and such additional insurance shall not be canceled without prior notice to Agent. From time to time upon Agent’s request, Borrower shall identify to Agent all insurance maintained by Borrower with respect to the Property. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided.
(iv)    Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Agent. Borrower irrevocably authorizes and empowers Agent, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Agent as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower that is required under this Agreement, and if Borrower fails to diligently do so, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 4.1(j), however, shall require Agent to incur any expense or take any action hereunder
(i)    Operation of Property
(j)    Repair and Maintenance. Borrower shall keep the Property in good order, repair, condition and appearance. Borrower shall promptly make all necessary repairs and replacements, to the Property. Borrower shall insure that the Property is not deteriorated, misused, abused or wasted. All replacements to the Property must be equal or better than the replaced Property was when it was new. Borrower may not, without Agent's prior written consent: (i) erect any new buildings or structures or other Improvements on the Property (other than Property repairs, restoration in connection with any casualty and/or improvements in connection with Leases); (ii) except for the foregoing repairs, remove any Property from the Land; or (iii) make any structural alteration or any other alteration to the Property involving an estimated expenditure of $100,000 or more. Agent (or its designee) may, at Borrower's expense, inspect or examine the Property during normal business hours and without unnecessarily interrupting the Tenants or the operations of the Property. Except during any Event of Default Period, Agent (or its designee) shall give Borrower 24 hours advanced notice (by any means and not subject to the terms of Section 9.18 below). Borrower shall assist Agent (and its designees) in completing any inspection. Borrower (or its designee) may accompany Agent (and its designee) during any inspection of the Property. If Agent's inspection reveals that repairs to the Property are necessary, then Borrower shall complete all repairs or other work to Agent's reasonable satisfaction within 90 days after Agent delivers written notice of the necessary repairs to Borrower.
(k)    Appraisal. At Borrower's expense, Agent may obtain from time to time an Appraisal, provided, however, Borrower shall not be required to pay for more than one Appraisal during any 12-month period. The cost for any Appraisal are Additional Costs. Notwithstanding anything to the contrary in the Loan Documents, Borrower will only be liable for the cost of one Appraisal after the occurrence of an Event of Default or in connection with the exercise of the First Extension Option or Second Extension Option.

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(l)    Casualty and Condemnation.
(i)Borrower's Obligation. If any Damage or a Taking occurs, then Borrower shall promptly (A) notify Agent of the Damage and take all necessary steps to preserve the Collateral, (B) at Borrower's expense (1) diligently prosecute any Taking proceedings, (2) consult and cooperate with Agent in handling the Taking proceedings, and (C) Award is, sufficient, commence and diligently (but, unless Agent approves otherwise in writing, no later than 90 days after the Damage occurs) complete the Restoration. Borrower shall comply with Agent's reasonable requirements to preserve the Collateral. Borrower may not settle any Taking proceedings without Agent's prior written consent which shall not be unreasonably withheld, conditioned or delayed. Agent may (but is not obligated to) participate in all Taking proceedings. Borrower shall sign and deliver all instruments Agent reasonably requests in connection with Agent's participation in any Taking proceeding. All of Agent's reasonable costs in any Taking proceeding are Additional Costs.
(ii)Agent's Rights. Borrower will remain liable for the Indebtedness outstanding after Agent applies any Net Proceeds or Award. Agent will not pay interest on any Net Proceeds or Award Agent holds. If Borrower receives any insurance proceeds for the Damage or an Award, then Borrower shall promptly deliver all of the proceeds or Award to Agent, without deduction. Notwithstanding anything in the Loan Documents, at law or in equity to the contrary, the Net Proceeds and Award will not be trust funds and Agent may dispose of the Net Proceeds or Award as permitted in the Loan Documents. Borrower assumes all risk of loss from any Damage or Taking.
(A)    If any Damage occurs which is, at least partially, covered by insurance, then: (A) if Borrower does not promptly make an insurance claim for the Damage, then Agent may, but is not obligated to, make the insurance claim; (B) if Agent makes an insurance claim, then Borrower authorizes and empowers Agent to settle, adjust, or compromise the claim; (C) Borrower authorizes and directs the insurer to make any Damage payment directly to Agent; and (D) unless otherwise expressly set forth in Subsection (iii) below, Agent may apply the Net Proceeds in any order it determines.
(B)    Borrower assigns all Awards to Agent. All Awards must be paid to Agent. Agent may (A) collect, receive, and give receipt for, any Award, (B) accept any Award in any amount without question, and (C) appeal any judgment, decree, or Award. Borrower shall sign and deliver all instruments Agent requests to evidence Borrower's assignments and authorizations in this Subsection.
(iii)Application of Net Proceeds or Award. Except during an Event of Default Period, Agent shall make the Net Proceeds or the Award available to Borrower for Restoration if: (A) prior to beginning the Restoration, in Agent's determination, the Restoration is practical and will be completed (1) within a reasonable time and (2) at least 90 days prior to the Scheduled Maturity Date; (B) prior to beginning the Restoration, in Agent's determination, Borrower has sufficient business interruption insurance; (C) prior to beginning the Restoration, Borrower enters into Contracts acceptable to Agent for Restoration; (D) intentionally deleted; (E) prior to the beginning and until completion of the Restoration, Borrower has deposited and continuously maintains all funds with Agent; and (F) prior to the beginning and until completion of the Restoration, in Agent's

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determination, once the Restoration is complete, the Debt Yield will exceed 10.5%. Agent may (as Agent determines in its sole discretion) apply against the Indebtedness any Net Proceeds or Award in excess of the Restoration costs. Notwithstanding anything to the contrary set forth in this Agreement or in any Loan Document, if the Net Proceeds or Award do not exceed $5,000 in any calendar year, Borrower may retain such funds.
(iv)Disbursement of Net Proceeds or Award. If Net Proceeds or an Award are available for Restoration, then Agent shall, in its sole but reasonable discretion, establish a disbursement procedure (including lien releases and title insurance) and periodically make the Award or Net Proceeds (and the Net Proceeds or Awards, if any) available to Borrower (in installments).
(v)Effect on Indebtedness. Prior to, during and after any Damage or Taking, Borrower must pay the Indebtedness and perform its obligations under the Loan Documents. Agent's receipt of Net Proceeds, Rent Loss Proceeds do not reduce the Indebtedness until Agent actually applies Net Proceeds, Rent Loss Proceedsor the Award to the Indebtedness.
(m)    Collateral. Until the Maturity Date, Borrower:
(i)    shall faithfully perform each of its affirmative and negative obligations under the Additional Collateral and the Leases;
(ii)    shall promptly enforce against all Persons (other than Agent), including Tenants, the terms of the Additional Collateral and the Leases;
(iii)    may not, without Agent's prior written approval, (A) waive, modify or amend any terms of the Additional Collateral or the Leases, (B) release or discharge any Person (including any Tenant) from its obligations under any of the Additional Collateral or the Leases, or (C) terminate any of the Licenses, Contracts or Leases;
(iv)    may not enter into any new Contracts obligating Borrower to pay in excess of $250,000.00 in any given calendar year without Agent's prior written approval;
(v)    subject to the terms of the Security Instrument, may not enter into any new Leases without Agent's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed;
(vi)    shall, unless Agent otherwise agrees in writing, collaterally assign to Agent any letter of credit securing any Tenant Lease obligations; and
(vii)    shall give Agent prompt notice of any actual or alleged material default under the Additional Collateral or the Leases along with a copy of any written notice Borrower receives concerning the actual or alleged material default.
(a)    Covenants on Environmental Matters.
(i)    Borrower shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Agent immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Material of Environmental Concern at, upon, under, within, contiguous to or otherwise affecting the Property; (iii) at Borrower’s sole cost and

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expense, promptly remove such Materials of Environmental Concern and remediate the Property in full compliance with Environmental Laws or as reasonably required by Agent based upon the recommendations and specifications of an independent environmental consultant approved by Agent; and (iv) promptly forward to Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Material of Environmental Concern or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Property or Borrower.
(ii)    Borrower shall not cause and shall use commercially reasonable efforts to prohibit any Tenant or other Person from (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Materials of Environmental Concern at, upon, under, within or about the Property or the transportation of any Materials of Environmental Concern to or from the Property (except for cleaning and other products used in connection with routine maintenance or repair of the Property in full compliance with Environmental Laws), (ii) installing any underground storage tanks at the Property, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws.
(iii)    Borrower shall provide to Agent, at Borrower’s sole cost and expense, promptly upon the written request of Agent from time to time, a Site Assessment or, if required by Agent, an update to any existing Site Assessment for the Property, to assess the presence or absence of any Materials of Environmental Concern and the potential costs in connection with abatement, cleanup or removal of any Materials of Environmental Concern found on, under, at or within the Property. Borrower shall pay the cost of no more than one such Site Assessment or update for the Property in any 12-month period, unless Agent’s request for a Site Assessment is based on information provided under Section 4.2(a), a reasonable suspicion of Materials of Environmental Concern at or near the Property in violation of any Environmental Laws, a breach of representations hereunder, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.
(iv)    As between Borrower and Agent, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Material of Environmental Concern at, upon, within, contiguous to or otherwise affecting the Property, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Materials of Environmental Concern), damage or liability therefrom, including all costs of removal of Materials of Environmental Concern or other remediation reasonably required by Agent or required by law. Borrower shall indemnify, defend and hold Agent and its directors, officers, employees and Agents harmless from and against all actual loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising or alleged to have arisen out of or associated, in any way, with (a) the non-compliance with Environmental Laws, (b) the existence of Materials of Environmental Concern in, on, or about the Property, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Materials of Environmental Concern, (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Materials of Environmental Concern, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or

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civil statute or common law, or (f) the imposition of any environmental lien encumbering the Property; INCLUDING, WITHOUT LIMITATION, LOSS, LIABILITY, DAMAGE, CLAIM, COST OR EXPENSE RESULTING OR ALLEGED TO HAVE RESULTED SOLELY FROM AGENT’S NEGLIGENCE OR STRICT LIABILITY, but Borrower shall not be liable under such indemnification to the extent such liabilities result solely from Agent’s gross negligence, willful misconduct or fraud as determined by a final non-appealable judgment of a court of competent jurisdiction; and provided, further, that Borrower also shall not be liable under such indemnification to the extent such liabilities result solely from Agent’s or any other bona fide third party purchaser’s acts or omissions as owner of the Property by foreclosure deed or deed in lieu of foreclosure (or other acquisition of title by Agent or such bona fide third party purchaser), or from any Materials of Environmental Concern that first come to be located at, upon, under, within, contiguous to or otherwise affecting the Property after the date that Borrower no longer owns the Property. Borrower’s obligations under this Section 4.3 shall arise whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Material of Environmental Concern, and whether or not the existence of any such Material of Environmental Concern or potential liability on account thereof is disclosed in any Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Property (by foreclosure, deed in lieu of foreclosure or otherwise). Additionally, if any Materials of Environmental Concern affect or threaten to affect the Property, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of Borrower in order to abate the discharge of any Materials of Environmental Concern or remove the Materials of Environmental Concern. Any amounts payable to Agent by reason of the application of this Section 4.3 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Agent until paid. The obligations and liabilities of Borrower under this Section 4.3 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.
(v)    Agent’s Right to Protect Collateral. If any discharge of Materials of Environmental Concern or the threat of a discharge of Material of Environmental Concern affecting the Property occurs, whether originating or emanating from the Property or any contiguous real estate and/or Borrower fails to comply with any Environmental Laws or related regulations, Agent may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the Property and/or take any and all other actions as Agent shall deem necessary or advisable in order to abate the discharge of any Material of Environmental Concern, remove the Material of Environmental Concern or cure Borrower’s noncompliance.
(vi)    Notwithstanding any provision in hereunder or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Agent does not waive and expressly reserves all rights and benefits now or hereafter accruing to Agent under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Agent pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.
(vii)    Notwithstanding the foregoing, there is an Existing Environmental Condition which has been disclosed by Borrower to Agent in writing.

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(t)    Leasing Matters.
(i)    Standard Lease Form; Approval Rights. All Leases and other rental arrangements shall in all respects be approved by Agent and shall be on a standard lease form approved by Agent with no material modifications (except as approved by Agent). Such lease form shall provide that (a) the lease is subordinate to the Security Instrument, (b) the tenant shall attorn to Agent, and (c) any cancellation, surrender, or amendment of a Major Lease without the prior written consent of Agent shall be voidable by Agent. Borrower shall hold all tenant security deposits in the manner required by applicable law. Within twenty (20) days after Agent’s request, Borrower shall furnish to Agent a statement of all tenant security deposits, and copies of all leases not previously delivered to Agent, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Borrower shall have the right to enter into Leases or amendments, renewals, expansions or modifications of any existing Leases without Agent’s consent provided (i) the proposed Lease, renewal, modification, expansion is an arm’s length transaction, on economic terms conforming to current market conditions, with a Tenant that is not an Affiliate, (ii) the leased premises under the proposed Lease, renewal, modification or expansion are not in excess of 10,000 square feet of the Property, and (iii) the proposed Lease is in the form previously approved by Agent without any material modifications (except as approved by Agent except for those modifications that are transaction specific, commercially reasonable in the marketplace for similar leases and/or are approved by Agent) (a “Minor Lease”). Any Lease that is not a Minor Lease is a “Major Lease”.
(ii)    Deemed Approval. Whenever Agent's approval or consent, which approval or consent shall not be unreasonably withheld, conditioned or delayed, is required pursuant to the provisions of this Section 4.1(t), Agent shall use good faith efforts to respond in writing within 5 Business days after Agent's receipt of Borrower's written request and all required information and documentation relating thereto in which to approve or disapprove such matter. If Agent fails to respond in writing to such request within 10 Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters "REQUEST DEEMED APPROVED IF NO WRITTEN RESPONSE WITHIN 10 DAYS", Agent shall be deemed to have approved or consented to such matter if Agent fails to respond in writing to such second written request before the expiration of such 5 day period.
(iii)    Covenants. Borrower shall (or cause Hotel Manager to):
(A)    perform the obligations which Borrower is required to perform under the Leases,
(B)    enforce the obligations to be performed by the Tenants under the Leases,
(C)    for any Major Lease, promptly furnish to Agent any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant,
(D)    not collect any Rents for more than 30 days in advance of the time when the same shall become due, except for bona fide Security Deposits not in

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excess of an amount equal to 1 months’ rent or amounts collected in accordance with event deposit requirements,
(E)    not enter into any ground lease (other than the Ground Lease) of any part of the Property,
(F)    not further assign or encumber any Lease,
(G)    not, except with Agent’s prior written consent, cancel or accept surrender or termination of any Major Lease (except that Borrower shall have the right, in the ordinary course of business, to cancel or accept surrender or termination of any Minor Lease without Agent’s consent),
(H)    not, except with Agent’s prior written consent, modify, amend or terminate any Lease (except (i) Borrower may terminate any Minor Lease where the Tenant is in default, (ii) except for any Minor Leases, which Borrower may modify, amend or terminate in the ordinary course of business without Agent’s consent, and (iii) except for any minor modifications and amendments made to any Major Leases that are not Minor Leases in the ordinary course of business, which minor modifications and amendments may be entered into by Borrower without Agent’s consent, provided that such minor modifications and amendments to a Major Lease do not (i) reduce the rent or other sums payable under a Lease, (ii) modify any operating covenant of Tenant under a Lease; (iii) reduce the term of a Lease, (iv) modify the terms of a Lease regarding surrendering possession of the leased premises, (v) terminate a Lease, (vi) provide for payment of rent more than one month in advance, (vii) modify the permitted use , (viii) modify the provisions regarding Tenant’s obligation to comply with laws, or (ix) materially increase Borrower’s or decrease the Tenant’s obligations under a Lease; and
(I)    collaterally assign to Agent any letter of credit evidencing a security deposit on such terms as may be required by Agent and shall deliver the original of such letter(s) of credit to Agent.
9.    EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default”:
9.1    Payment of Principal, Interest, Fees. (a) Prior to the Maturity Date, the failure of Borrower to make any payment of principal or interest under any Note or this Agreement within 5 days after it is due and payable, or (b) on the Maturity Date, the failure of Borrower to make any payment of principal, interest or fees under any Note or this Agreement as and when due.
9.2    Other Payments. Except as otherwise set forth in this Section 9, the failure of Borrower or any Guarantor to comply with any other covenant contained in this Agreement or any other Loan Document which calls for the payment of money or the deposit of Borrower’s Funds, if such payment or deposit, as applicable, is not received by Agent within 10 Business Days after the due date, provided that no cure period shall apply if Borrower fails to timely pay the amounts required in Section 14.
9.3    Covenants. Borrower’s failure to perform any obligation (other than those specified elsewhere in this Section 9) under any of the Loan Documents; provided, however, that (a) if a cure period

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is provided for the remedy of such failure, Borrower’s failure to perform will not constitute an Event of Default until such date as the specified cure period expires and (b) if no cure period is provided for the remedy of such failure, Borrower shall have a cure period of 30 days after written notice thereof by Agent to Borrower; provided that all such cure periods shall run concurrently; provided, however, that if such failure is not reasonably capable of being cured (without taking into account financial capability) within such 30 day period, such failure shall not constitute an Event of Default so long as Borrower commences the cure of such default within such 30 day period, diligently prosecutes such cure to completion and completes such cure within 90 days after receipt of written notice from Agent.
9.4    Liens, Attachment; Condemnation. (a) The recording of any claim of lien against the Property or Improvements or the service on Agent of any bonded stop payment notice relating to the Loan and the continuance of such claim of lien or bonded stop payment notice for 30 days after Borrower receives notice of the lien or bonded stop payment notice without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Agent; or (b) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any material portion of the Property or Improvements; or (c) the sequestration or attachment of, or any levy or execution upon any of the Property or Improvements, any other collateral provided by Borrower under any of the Loan Documents, any monies in Borrower’s Funds Account, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of 30 days or the sale of the assets affected thereby.
9.5    Construction; Use. (a) There is any material deviation in the work of construction from the Plans and Specifications or governmental requirements or the appearance or use of defective workmanship or materials in constructing the Improvements, and Borrower fails to remedy the same to Agent’s satisfaction within 10 days of Agent’s written demand to do so, or (A) if Borrower immediately commences and diligently pursues the cure of such default and delivers (prior to the end of the initial grace period) to Agent a written request for more time, and (B) Agent reasonably determines that (1) such default cannot be cured within the initial grace period but can be cured within 30 days after the default, 20 days (for a total of 30 days from the date Agent delivers written notice to Borrower of the default).; (b) there is a cessation of construction of the Improvements prior to completion for a continuous period of more than 5 Business Days (except as caused by an event of Force Majeure pursuant to Section 8.5); (c) the construction of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than 30 days; or (d) utilities or other public services necessary for the full occupancy and utilization of the Property and Improvements are curtailed for a continuous period of more than 10 consecutive Business Days (except as caused by an event of Force Majeure pursuant to Section 8.5).
9.6    Borrower’s Funds. Subject to any applicable notice and cure periods herein, the failure of Borrower to make any deposit of Borrower’s Funds into the Borrower’s Funds Account as and when required by this Agreement.
9.7    Set-Aside Letter. The service by the obligee upon Agent of a demand under any Set-Aside Letter that is not bonded or otherwise remedied by Borrower within 30 days after Borrower’s receipt of a copy of such demand.
9.8    Misappropriation. The use of any Borrower’s Funds or Loan proceeds for any purpose other than payment of costs approved by Agent pursuant to this Agreement.
9.9    Loss of Priority. The failure at any time of the Security Instrument to be a valid first lien upon the Property and Improvements or any portion thereof, other than as a result of any release or

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reconveyance of the Security Instrument with respect to all or any portion of the Property and Improvements pursuant to the terms and conditions of this Agreement.
9.10    Representations. Any warranty or representation made in the Loan Documents or with respect to the Property to Agent by Borrower, Guarantor or their respective agents on their behalf shall prove to be false or misleading in any material respect and the failure of Borrower to remedy same within 20 days after Agent’s written demand to Borrower requesting that Borrower cure the underlying condition resulting in such failure, or any warranty or representation is withdrawn by Borrower, any Guarantor or their respective agents on their behalf; provided, however if Agent reasonably determines that such default can be cured, Borrower shall have 10 days after from the date Agent delivers written notice to Borrower of the default to cure such default,(or (A) if Borrower immediately commences and diligently pursues the cure of such default and delivers (prior to the end of the initial grace period) to Agent a written request for more time, and (B) Agent reasonably determines that (1) such default cannot be cured within the initial grace period but can be cured within 30 days after the default, 20 days (for a total of 30 days from the date Agent delivers written notice to Borrower of the default).
9.11    Insolvency or Bankruptcy. (a) The insolvency of any Borrower Party or the failure of any Borrower Party generally to pay such Borrower Party’s debts as such debts become due; (b) the commencement as to any Borrower Party of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief, except in case of involuntary proceedings if such proceedings are dismissed within 90 days after the filing thereof; (c) the assignment by any Borrower Party for the benefit of such Borrower Party’s creditors; or (d) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of any Borrower Party’s property (unless such appointment is vacated within 30 days of the appointment).
9.12    Other Defaults. Any breach of Section 8.24 (No Conveyance or Encumbrance) Section 8.31(a) (Merger) or Section 8.33 (Limitations on Senior Funded Indebtedness).
9.13    Judgment. A judgment or judgments for the payment of money in excess of $250,000.00 is rendered against any Borrower Party and any such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.
9.14    Intentionally Omitted.
9.15    Financial Covenants. The failure of Guarantor to comply with the financial covenants set forth in the Guaranty or the failure of Guarantor to timely deliver the financial reports (subject to an applicable notice and cure periods) and covenant compliance certificates required in any Guaranty.
9.16    Default Under Environmental Indemnity. The occurrence of a default under any Environmental Indemnity (subject to an applicable notice and cure periods).
9.17    Project Documents. The occurrence of a material breach of Section 8.32 of this Agreement.
9.18    Commencement of Construction. The failure of Borrower to commence construction of the Improvements on or before March 1, 2018, subject to events of Force Majeure.
9.19    Debt Yield Loan Default . A Debt Yield Loan Default occurs.

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9.20    Hotel Management Agreement. If applicable, a default has occurred and continues beyond any applicable cure period under the Hotel Management Agreement (or any successor hotel management agreement) if such default permits the Hotel Manager to terminate or cancel the Hotel Management Agreement (or any successor hotel management agreement); or if without Agent’s prior written consent, there is any material change in the Hotel Management Agreement (or any successor hotel management agreement).
10.    REMEDIES. Upon the occurrence of any of the Event of Default, Agent, in addition to its other rights under this Agreement or the other Loan Documents, may at its sole option, without prior demand or notice may do any or all of the following:
10.1    Accelerate. Declare all sums owing to Agent under the Note, this Agreement and the other Loan Documents immediately due and payable. Upon such acceleration, Agent may, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in Borrower’s Funds Account to the sums owing under the Loan Documents.
10.2    Advances. Terminate or suspend the obligation of Agent to make Advances hereunder. However, notwithstanding the exercise of either one or both of the remedies described in Sections 10.1 and 10.2, Agent may make any Advances after the happening of any one or more of said Events of Default without thereby waiving the right of Agent to demand payment of all of the Note and without liability to make any other or further Advances.
10.3    Collateral. Proceed as authorized by law to satisfy the indebtedness of Borrower to Agent and, in that regard, Agent, shall be entitled to all of the rights, privileges and benefits contained in the Loan Documents.
10.4    Possession. Take possession of the Property and perform any and all work and labor necessary to complete the Improvements substantially in accordance with the Plans and Specifications in which event expenditures therefor shall be deemed an additional loan to Borrower, payable on demand, bearing interest at the applicable Borrower’s Interest and secured by the Security Instrument and Security Agreements.
10.5    Receiver. Seek or consent to the appointment of a receiver for the completion of the Improvements and/or the operation of the Property.
10.6    Funds. Take possession of all funds and deposits of Borrower on hand or deposited in any account at Agent or any branch at Agent and which has been pledged as security for the Loan, and apply said funds in such order at priority as Agent may elect in connection with the obligations of Borrower, hereunder, under the Loan Documents.
10.7    Operations. Continue in the ordinary course of business, the marketing of the Project and the remainder of the Project and otherwise to do any or all acts concerning the Property, the Project or the Improvements that Borrower might do in its own behalf in the ordinary course of owning, operating, maintaining and marketing the Project as a going concern.
10.8    Other Remedies. Exercise any and all other remedies that may be available to Agent under the Loan Documents or applicable law.

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10.9    DISCLAIMER. WHETHER OR NOT AGENT ELECTS TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE TO IT IN THE EVENT OF DEFAULT, AGENT SHALL NOT BE LIABLE FOR THE CONSTRUCTION OF OR FAILURE TO CONSTRUCT OR COMPLETE OR PROTECT THE IMPROVEMENTS OR FOR PAYMENT OF ANY EXPENSE INCURRED IN CONNECTION WITH THE EXERCISE OF ANY REMEDY AVAILABLE TO AGENT OR FOR THE CONSTRUCTION OR COMPLETION OF THE IMPROVEMENTS OR FOR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OTHER OBLIGATION OF BORROWER.
11.    POWER OF ATTORNEY. Upon the occurrence of any Event of Default, Borrower hereby constitutes and appoints Agent its true and lawful attorney in fact with the power and authority, including full power of substitution, as follows:
(a)    To take possession of the Property and complete the Improvements;
(b)    To use any of Borrower’s Funds and any funds which may remain undisbursed under the Loan for the purpose of completing the Improvements and for other costs related thereto;
(c)    To make such additions and changes and corrections in the Plans and Specifications as may be necessary or desirable as Agent reasonably deems proper to complete the Improvements;
(d)    To employ such contractors, subcontractors and agents, architects and inspectors as are required to complete the Improvements;
(e)    To employ guards to protect the Property and Improvements from injury;
(f)    To pay, settle or compromise all existing bills and claims against Borrower’s Funds or any funds which may remain undisbursed under the Loan or as may be necessary or desirable, as Agent in its sole discretion deems proper, for the completion of the Improvements or for protection or clearance of title to the Property and Personal Property or for the protection of Agent’s interest with respect thereto;
(g)    To prosecute and defend all actions and proceedings in connection with the construction of the Improvements; and
(h)    As Agent in its sole discretion deems proper, to execute, acknowledge, and deliver all instruments and documents in the name of Borrower which may be necessary or desirable to do and to do any and every act with respect to the construction of the Improvements and the marketing and leasing of any portion of the Project, which Borrower might do on its own behalf, without regard to any restrictions that may be imposed herein on Borrower’s right to do so without Agent’s consent.(h) This Power of Attorney is a power coupled with an interest and cannot be revoked and any costs or expenses incurred by Agent in connection with any acts by Agent under or pursuant to this Section 11 shall be at the cost and expense of Borrower, repayable on demand by Borrower to Agent with interest thereon at the applicable Borrower’s Interest, with any such advances made or costs or expenses incurred by Agent to be secured by the Security Instrument and the Security Agreements.
12.    SECURITY INTEREST. Borrower does hereby give and grant to Agent a security interest in all funds and deposits of Borrower on deposit with Agent or any branch of Agent, including, without limitation all monies at any time deposited in the Borrower’s Funds Account and any Deposit Account, as additional security for the obligations of Borrower under the Loan Documents.

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13.    REPORTING REQUIREMENTS.
(a)    Borrower shall deliver to Agent the below statements and reports on or before the below delivery deadline. Borrower shall also deliver to Agent any other information, reports or certificates as and when reasonably requested by Agent.

Statement or Report	Frequency	Delivery Deadline
Certified Borrower's balance sheet and income/operating statement (company prepared)	Annually	Within 120 days after each fiscal years ends (commencing December 31, 2017)
Certified Guarantor's filed 10-Q reporting statement (company prepared)	Quarterly	Within 45 days after each calendar quarter ends, unless otherwise extended for an additional 5 day period in accordance with applicable SEC regulations (commencing December 31, 2017)
Certified Guarantor's filed 10-K reporting statement (company prepared)	Annually	Within 120 days after each fiscal years ends (commencing December 31, 2017)
Certified Borrower's balance sheet and income/operating statement (company prepared)	Quarterly	Within 45 days after each calendar quarter ends (commencing December 31, 2017) unless otherwise extended for an additional 5 day period in accordance with applicable SEC regulations
Proforma construction budget operating budget, and forecasts	Annually	Within 60 days of each fiscal years ends (commencing December 31, 2017)
Certified Guarantor’s liquidity statement(s) (i.e. bank, brokerage, etc.) and net worth	Quarterly	Within 45 days after each calendar quarter ends, unless Form 10-Q otherwise is extended for an additional 5 day period in accordance with applicable SEC regulations (commencing December 31, 2017)
Compliance Certificate	Quarterly	Delivered along with related Property, Borrower or Guarantor statements, as applicable
Monthly construction status reports detailing total costs verses the development budget	Until Substantial Completion- Monthly	Within 10 days after each calendar month ends
Property pro forma for upcoming calendar year	Annually	Within 60 days of each fiscal year ends (commencing December 31, 2017)
Copies of filed federal income tax returns of Borrower and Guarantor	Annually	The earlier of (i) 120 days after each calendar year ends or (ii) 30 days after filing
All statements and reports must be in scope and detail reasonably satisfactory to Agent and shall be accompanied by Compliance Certificate in the form of Exhibit H attached hereto. During any Event of Default Period, Agent may require that all statements and reports be prepared (and audited after the occurrence of an Event of Default at Borrower’s cost and expense) by an independent certified public accountant, reasonably acceptable to Agent. Each rent roll and/or delinquency report must, with respect to each of the Leases, contain: (i) each Tenant’s name and address; (ii) rental amount; (iii) square footage of the premises; (iv) security deposit; (v) commencement date; (vi) termination date; (vii) date through which rent is paid; and (viii) the occurrence of any default. Each Guarantor balance sheet must be accompanied by documentation with a detailed schedule of all real estate interests owned. Borrower shall provide Agent with such additional financial, management, or other information regarding any Borrower Party or the Property, as Agent may reasonably request. Upon Agent’s request, Borrower shall deliver all items required by this Subsection in an electronic format or by electronic transmission reasonably acceptable to Agent.

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During any Event of Default Period, Agent shall have approval rights with respect to any operating or capital expenditure budgets.
If Borrower fails to provide to Agent or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 13 within the applicable time periods set forth in this Section 13, Borrower shall pay to Agent, at Agent’s option and in its discretion, an amount equal to $1,500.00 for each Required Record that is not delivered within 10 Business Days after written notice of such delinquency.  In addition, if Borrower fails to deliver any Required Records to Agent within the applicable time periods set forth in this Section 13, Agent shall have the option, upon 15 days’ notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.  In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Agent any of the Required Records within the applicable time periods set forth in this Section 13, if such failure continues for 10 Business Days after written notice thereof, or (ii) in the event any Required Records shall be materially inaccurate or materially false, or (iii) in the event of the failure of Borrower to permit Agent or its representatives to inspect said books, records and accounts upon request of Agent as required by this Section 13.
(b)    Promptly, upon request, provide any other financial information requested by Agent and permit Agent, at any reasonable time to inspect, audit, and examine the books and records of Borrower, and any subsidiary of Borrower and make copies thereof.
14.    REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents and the termination of future obligations to fund any of the Commitment, Agent shall issue a satisfaction and release of the Security Instrument, satisfactory to remove the lien on the Property created thereby; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Agent shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Agent shall have received a written release satisfactory to Agent of any set aside letter, letter of credit or other form of undertaking which Agent have issued to any surety, governmental agency or any other party in connection with the Loan and/or the Property and Improvements. Agent’s obligation to make further Advances under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Agent to lend any undisbursed portion of the Loan shall be canceled.
15.    SIGNS AND CONSENT TO USE BORROWER INFORMATION ON OTHER ADVERTISING. Borrower hereby grants to each of Agent the right, at its sole expense, to erect or cause to be erected its sign or signs in size and location desired by Agent and reasonably acceptable to Borrower, on the Property so long as such sign or signs do not interfere with the reasonable construction of the Improvements and comply with all applicable governmental requirements. Borrower will and will cause General Contractor and other contractors and subcontractors to exercise due care to protect said sign or signs from damage. Borrower also hereby grants to Agent permission to use Borrower’s name and/or logo, including the size of the transaction and the identities of other Agents involved in this transaction, in one or more tombstone advertisements approved in advance by Borrower, to be placed in various types of advertising, including without limitation the internet, the financial press, and on posters to be created by Agent for display in Agent’s offices. Borrower may rescind the permission granted herein upon reasonable prior written notice to Agent.
16.    GENERAL CONDITIONS.

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16.1    Rights Cumulative; No Waiver. All of Agent’s rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised at any time. No delay or omission of Agent in exercising any right or power arising from any default by Borrower shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof. Agent may, at its option, waive any of the conditions herein and any such waiver shall not be deemed a waiver of Agent’s rights hereunder but shall be deemed to have been made in pursuance of this Agreement and not in modification thereof. No waiver of any Event of Default shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent Event of Default. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.
16.2    No Third Party Beneficiaries. This Agreement is made for the sole benefit of Borrower, Agent, their permitted successors and assigns and no other person or persons shall have any rights or remedies under or by reason of this Agreement, nor shall Agent owe any duty whatsoever to any claimant for labor performed or material furnished in connection with the construction of the Improvements, to apply any undisbursed portion of the Loan to the payment of any such claim or to exercise any right or power of Agent hereunder or arising from any default by Borrower.
16.3    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally: All notices, demands or other communication required or allowed to be given hereunder to either party shall be given in writing (at the address set forth below) by any of the following means: (i) personal service; (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; or (iii) registered or certified, first class mail, postage prepaid, return receipt requested. Any such communication, notice or demand shall be deemed to have been given: (A) in the case of personal delivery, at the time of delivery; (B)  in the case of expedited prepaid delivery and facsimile, upon the first attempted delivery on a Business Day; and (CD) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day. Any party hereto may change its address or fax number for notices hereunder by notice to the other parties hereto.

To Agent:	MidFirst Bank – California
600 Anton Boulevard, Suite 1142
Costa Mesa, CA 92626
Attention: Chris Godlewski
Phone: (714) 754-1172
Email: Chris.Godlewski@midfirst.com

With a copy to:	MidFirst Bank Legal Department 501 NW Grand Blvd. Oklahoma City, OK 73118

with a copy to:	Raines Feldman LLP
1800 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Joshua Mogin
Phone: (310) 440-4100
Email: jmogin@raineslaw.com

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To Borrower:	L’Auberge de Sonoma, LLC
c/o IMH Financial Corporation
7001 N. Scottsdale Rd, Suite 2050
Scottsdale, Arizona 85253
Attention: Lawrence Bain
Phone: (480) 840-8400
Fax: (480) 840-8401
Email: LBain@imhfc.com

with a copy to:	c/o IMH Financial Corpration
7001 N. Scottsdale Rd, Suite 2050
Scottsdale, Arizona 85253
Attention: IMH Legal Department
Phone: (480) 840-8400
Fax: (480) 840-8401
Email: legal@imhfc.com

16.4    Approved Electronic Platform.
(a)    Agent and Borrower agree that Agent may, but shall not be obligated to, make information, including due diligence materials, Draw Requests and correspondence, available to Agent by posting such information on an Approved Electronic Platform.
(b)    Although the Approved Electronic Platform and its primary web portal may be secured with generally-applicable security procedures and policies implemented or modified by Agent from time to time (which may include a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform may be secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, Agent and Borrower acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, Agent and Borrower hereby approves distribution of information through the Approved Electronic Platform and understands and assumes the risk of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE INFORMATION POSTED THEREON ARE PROVIDED “AS IS” AND “AS AVAILABLE.” AGENT DOES NOT WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE INFORMATION POSTED OR THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE INFORMATION POSTED OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM.
(d)    Agent and Borrower agree that Agent may, but (except as may be required by applicable law) shall not be obligated to, store information on the Approved Electronic Platform in accordance with Agent’s generally-applicable document retention procedures and policies.

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16.5    Indemnity. Borrower agrees to indemnify, defend Indemnitees against, and hold Indemnitees harmless from, any and all losses, damages (whether general or otherwise), liabilities, claims, causes of action (whether legal, equitable or administrative), judgments, court costs and legal or other expenses (including reasonable attorney’s fees) which any Indemnitee may suffer or incur as a direct or indirect consequence of: (a)  Borrower’s failure to materially perform any of Borrower’s obligations as and when required by this Agreement or any of the Loan Documents, including, without limitation, any failure, at any time, of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition, in each case beyond all applicable notice and cure periods; (b) any claim or cause of action of any kind by any person or entity to the effect that Agent are in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability or otherwise; (c) any act or omission by Borrower, any contractor, subcontractor or material supplier, engineer, architect or other person or entity, except Agent, with respect to any of the Property or Improvements or any work done on or materials supplied to any portion of the Project that is not part of the Property or Improvements; (d) any claim or cause of action of any kind by any person or entity which would have the effect of denying Agent the full benefit or protection of any provision of this Agreement or the Loan Documents; or (e) any act or omission by Borrower or any other party with respect to the Property or the Improvements or any other portion of the Project or otherwise arising out of or relating to the Property or Improvements or any other portion of the Project, in any manner. Indemnitees’ rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that such Indemnitee’s conduct is active, passive or subject to any other classification or that such Indemnitee is directly or indirectly responsible under any theory of any kind, character or nature for any act or omission by Borrower or any other person or entity, except Agent. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Agent with respect to any willful misconduct or act of gross negligence which such Indemnitee is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed. Borrower shall pay any indebtedness arising under said indemnity to Indemnitees immediately upon demand by any Indemnitee together with interest thereon from the date such indebtedness arises until paid at the greatest effective rate of interest specified in this Agreement or in the Note and which is applicable on or after the maturity or acceleration of the Note. Borrower’s duty to indemnify Indemnitees shall survive the release and cancellation all or any of the Note and the release and reconveyance of the Security Instrument.
16.6    Further Assurances; Authorization. Borrower shall, upon the request of Agent, at Borrower’s expense, execute, acknowledge and deliver such further instruments (including, without limit, replacement Note and a declaration of no offset) and perform such other acts as may be necessary, desirable or proper (as determined by Agent) to carry out the purposes of the Loan Documents or to perfect and preserve the lien or charge of the Loan Documents or to further participate or syndicate the Loan. Nothing in this Section shall be interpreted to obligate Borrower to pay any of Agent’s costs or expenses in connection with the syndication of or obtaining participants in the Loan after the initial closing of the Loan.
16.7    Form of Documents. The form and substance of all documents, instruments, papers and forms of evidence to be delivered to Agent under the terms of any of the Loan Documents shall be subject to the approval of Agent. Except as expressly provided in any of the Loan Documents, no document or instrument delivered to Agent or to be delivered to Agent, or which is subject to the approval of Agent under the terms of any of the Loan Documents, shall be amended, modified, superseded or terminated in any respect whatsoever without Agent’s prior written approval.
16.8    Time is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

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16.9    Supplement to Security Agreements. The provisions of this Agreement are not intended to supersede the provisions of the Security Instrument or the Security Agreements but shall be construed as supplemental thereto.
16.10    Joint and Several Obligations. If Borrower consists of more than one person acting in their individual capacities or as general partners in a partnership (excluding, however, any limited partner or member of a limited liability company except insofar as such person may execute an express guaranty or other agreement to be liable), the obligations of Borrower shall be the joint and several obligations of all such persons, and any married person who executes this Agreement agrees that recourse may be had against his or her separate property for satisfaction of his or her obligations hereunder. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa.
16.11    Authority to File Notices. Borrower hereby appoints and authorizes Agent, as its agent (but without any obligation on the part of Agent to do so), after the occurrence and during the continuance of an Event of Default, to record any notices of completion, cessation of labor and other notices, instruments or documents that Agent deems necessary to record to protect any interest of Agent under the provisions of this Agreement, the Note, the Security Instrument or any of the Security Agreements. This agency is a power coupled with an interest and is not revocable.
16.12    Actions. Agent shall have the right to commence, appear in or defend any action or proceeding purporting to affect the Property, Improvements, Loan Documents or the rights, duties or liabilities of Borrower or Agent under any of the Loan Documents. In exercising such right, Agent may incur and pay costs and expenses including, without limit, attorneys’ fees and court costs. Borrower agrees to pay to Agent within 5 days of demand all such expenses incurred or paid by Agent and such expenses shall bear interest after such 5 days at the rate applicable to the principal balance of the Note as specified therein. Until repaid, such amounts shall have the security afforded Advances under the Note and this Agreement.
16.13    Delay. If Agent fails to perform or delays in performing the whole or any part of its obligations under the Loan Documents for the purposes as set forth in this Section 17.14, then Agent shall not be liable in any way for such failure provided such failure is the result of a force majeure event. Agent may suspend or terminate all or any portion of Agent’s obligations under the Loan Documents if such delay or failure by Agent results directly or indirectly from, or such suspension or termination by Agent is based upon, the action or inaction, or purported action, of any governmental or local authority, or any war (whether declared or not), rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Agent deemed probable) or any act of God, or any other cause or event beyond the control of Agent.
16.14    Fees, Costs and Expenses. Within 10 days of demand, Borrower shall reimburse Agent for all reasonable attorneys’ fees, and all costs and expenses arising from and after the date hereof incurred by Agent with or without the filing of any legal action or proceeding in connection with: (i) the enforcement or defense of any of Agent’s rights and interests under the Loan Documents (as a consequence of a material default or Event of Default or for any other reason); and/or (ii) any claim, dispute, action or proceeding arising out of or under or in any way related to the Loan, the Loan Documents, and any and all relationships between Agent and/or Borrower created or arising thereunder, including without limitation attorneys’ fees, costs and expenses incurred for trial, appellate proceedings, out-of-court negotiations, workouts and settlements, enforcement of rights under any state or federal statute, protection of Agent’s security interests, and bankruptcy and insolvency proceedings (including without limitation seeking relief from stay in and prosecuting or defending any adversary proceeding filed in a bankruptcy case) and shall bear interest after

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such 10 days at the rate applicable to the principal balance of the Note as specified therein. The term “expenses” includes any and all expenses incurred by Agent, including but not limited to travel, lodging and other costs, fees and expenses of outside counsel, any appraisers, consultants and expert witnesses retained or consulted by Agent, and an allocation for Agent’s internal counsel.
16.15    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, all future holders of the Note and their respective permitted successors and assigns.
16.16    Assignment. Borrower shall not assign any of the Loan Documents or any of Borrower’s interest in any monies due or to become due under any of the Loan Documents or convey or encumber any of the Property, Improvements, or any personal property, goods, or fixtures now or hereafter located at the Property or the Improvements without the prior written consent of Agent. Any such assignment made without such consent shall be null and void ab initio. Borrower recognizes that Agent would not make this Loan except in reliance on Borrower’s expertise, reputation and Agent’s knowledge of Borrower, and that this Agreement is in the nature of a personal service contract as opposed to a standard loan where Agent would rely on security which already exists. In this instance the Improvements are not constructed and Agent are relying heavily on Borrower’s expertise and prior experience to develop the Improvements in accordance with the terms of the Loan Documents. Notwithstanding the foregoing, at all times MidFirst Bank shall be responsible for the administration of the Loan unless Borrower has approved a change to another financial institution or lending party administering the Loan.
16.17    Assignment by Agent. In connection with any transaction contemplated under this Section, Borrower authorizes Agent to disclose to any relevant party any and all financial information in such Bank’s possession concerning Borrower and the Property which has been delivered to Agent by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to Agent by or on behalf of Borrower or any Guarantors, Borrower Party, or other Borrower Party in connection with Agent’s credit evaluation of Borrower prior to becoming a party to this Agreement. Nothing herein shall prohibit Agent from pledging or assigning any of its rights under the Note to any Federal Reserve Bank in accordance with applicable law.
(a)    Participants: Agent may at any time sell to one or more Participants, participating interests in the rights of Agent hereunder and under the other Loan Documents; provided any such sale must result in the Participant in the Commitment and other obligations under this Agreement and the other Loan Documents. A Participant shall have the right to vote only on the extension of the Maturity Date, reduction of the principal amount or rate of interest of the Note or the release of any material portion of the collateral (in each case, except as otherwise expressly permitted in the Loan Documents in which case no such consent shall be required). In the event of any such sale by Agent of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, Agent shall remain solely responsible for the performance thereof, Agent shall remain the holder of the Note for all purposes under this Agreement and the other Loan Documents, and Borrower and Agent shall continue to deal solely and directly with Agent in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents.
(b)    Purchasing Banks:
(a)    Subject to the conditions set forth in subsection 16.19 below, Agent may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that Borrower shall be deemed to have consented

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to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of Borrower shall be required for an assignment to a Bank, an affiliate of a Bank, or if an Event of Default has occurred and is continuing, any other assignee; and
(b)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to an affiliate of Agent or an assignment of the entire remaining amount of the assigning Agent’s Commitment or Loan, the amount of the Commitment or Loan of the bank subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement (defined below) with respect to such assignment is delivered to Agent), provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing or an event, omission or failure of condition which would constitute an Event of Default after notice or lapse of time, or both, has occurred;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Agent’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance in the form attached hereto as Exhibit G executed by the purchasing bank and Agent;
(D)    the assignee, if it shall not be a bank, shall deliver to Agent an administrative questionnaire in form and substance satisfactory to Agent in which the assignee designates one or more persons to whom all syndicate-level information (which may contain material non-public information about Borrower, the Guarantor, and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and
(E)    the assignee may not be an affiliate of Borrower or Guarantor.
(c)    Subject to acceptance and recording thereof pursuant to subsection 16.19 below, from and after the effective date specified in each Assignment and Acceptance Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of Agent under this Agreement and the other Loan Documents, and the assigning Agent thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the Agent’s rights and obligations under this Agreement and the other Loan Documents, Agent shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.10, 3.11, and 16.5 hereof). Any assignment or transfer by Agent of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by Agent of a participation in such rights and obligations in accordance with subsection (a) above. Borrower, at its expense, shall execute and deliver to Agent in exchange for the surrendered Note, new Note to the order of such Purchasing Bank in an amount equal to the Commitment Percentage in the Loan assumed by it, and if the transferor Agent has retained a Commitment Percentage in the Loan hereunder, new Note to the order of the transferor Agent in an amount equal to such Commitment Percentage retained by it hereunder. Such new Note shall be dated the effective date of such assignment, or as of the date of this Agreement, as Agent shall direct.

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Nothing in this Section shall be interpreted to obligate Borrower to pay any of Agent’s costs or expenses in connection with the syndication of or obtaining participants in the Loan after the initial closing of the Loan.
(d)    Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by Agent and an assignee, the assignee’s completed Administrative questionnaire, the processing and recordation fee referred to above and any written consent to such assignment required herein, Agent shall accept such Assignment and Acceptance Agreement and record the information contained therein in the Register; provided that if either the assigning Agent or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, Agent shall have no obligation to accept such Assignment and Acceptance Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
(c)    Pledge; Securitization: Agent may, without the consent of Borrower, pledge or securitize all or any portion of the Loan. Borrower shall (i) execute and deliver amendments to the Loan Documents and such other agreements and instruments as reasonably requested by Agent to effect such pledge or securitization of the Loan; and (ii) obtain from Guarantor, Borrower Party, and any other Borrower Party, any documents, instruments, notices, financial statements or other forms of assurance requested by Agent to confirm that each Loan Document remains in full force and effect.
16.18    Rules for Construction. A reference to any of the Loan Documents shall include all or any of the provisions of the Loan Documents. A reference to the Property or Improvements shall be a reference to all or any parts of the Property or Improvements. A reference to Agent shall include their agents.
16.19    Severability. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Agent’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.
16.20    Headings. All headings appearing in this Agreement are for convenience only and shall be disregarded in construing this Agreement.
16.21    Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of California, except to the extent preempted by federal law. In any action brought or arising out of this Agreement or the Loan Documents, Borrower and the general partners and joint venturers of Borrower hereby consent to the jurisdiction of any Federal or State Court within Sonoma County, State of California and also consent to the service of process by any means authorized by the laws of the State of California or by federal law.
16.22    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND AGENT, INCLUSIVE OF AGENT, EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CONTROVERSY, DISPUTE, CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN

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DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE (EACH, A “CLAIM”). BORROWER, AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, CLAIM, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
16.23    Integration. The Loan Documents contain or expressly incorporate by reference the entire and exclusive agreement of the parties with respect to the matters contemplated herein and supersedes all prior negotiations related thereto, written or oral. The Loan Documents shall not be amended or modified in any way except by a written instrument which is executed by Borrower and Agent. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Agent in writing.
16.24    Agent Consents. With respect to any matter requiring Agent’s consent hereunder, Borrower shall direct written request for such consent to Agent including such information as Borrower may deem pertinent to Agent’s decision. Agent may designate a specific individual to whom Agent shall direct such requests. Except as expressly provided in this Agreement, no failure to respond by Agent shall be effective as a consent unless the same is in writing executed by a duly authorized officer of Agent, as the case may be.
16.25    Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.
16.26    Survival. The representations, warranties and covenants herein shall survive the disbursement of the Loan and shall remain in force and effect until the Loan is indefeasibly paid in full.
16.27    Waiver of Consequential Damages. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan, or the use of the proceeds thereof.
16.28    Notice to Guarantors. Agent shall have the right, but not the obligation, to provide to any Guarantor the following: (a) copies of this Agreement and the Loan Documents and any other information Agent deems appropriate, and (b) a copy of any notice relating to a default by Borrower or any other Borrower Party under the Loan Documents.
16.29    Patriot Act of 2001 (Public Law 107-56). The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent may from time-to-time request, and Borrower shall provide to such

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requesting party, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Agent to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
17.    SPECIAL CONDITIONS. The special conditions of the Loan are set forth in Exhibit “F” attached hereto and made a part hereof.
18.    OPTION TO EXTEND.
18.1    First Option to Extend. Borrower shall have the option to extend ("First Option to Extend") the term of the Loan from the initial Maturity Date, to the First Extended Maturity Date, upon satisfaction of each and every one of the following conditions precedent:
(a)    Borrower shall provide Agent with written notice of Borrower's request to exercise the First Option to Extend in the not less than 30 days prior to the Initial Maturity Date and no more than 60 days to the Initial Maturity Date.
(b)    As of the date of Borrower's delivery of notice of request to exercise the First Option to Extend, and as of the Initial Maturity Date, no Event of Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing to the best of Borrower’s knowledge.
(c)    Substantial Completion shall have occurred and the hotel open and fully operational.
(d)    Borrower shall execute or cause the execution of all documents reasonably required by Agent to exercise the First Option to Extend.
(e)    There shall have occurred no Material Adverse Change, as determined by Agent, in the financial condition of Borrower, or any Guarantor.
(f)    At Borrower's sole cost and expense, the issuance by the Title Company, and Agent's receipt, of any endorsements deemed necessary by Agent for attachment to the Title Insurance, insuring the priority and validity of the Security Instrument.
(g)    Agent has ordered an Appraisal (at Borrower’s expense) confirming to the satisfaction of Agent that the Loan amount as a percentage of the fair market value of the Project (after adjustment for senior liens and regular and special tax assessments) as of the Initial Maturity Date does not exceed the First Extension Loan-to-Value Percentage; provided, however, in the event such fair market value is not adequate to meet the required First Extension Loan-to-Value Percentage, then Borrower shall have the right, at Borrower’s option, to pay down the outstanding principal balance of the Loan such that said First Extension Loan-to-Value Percentage may be met. The valuation date of such appraisal shall be within 30 days of the Initial Maturity Date. Any principal balance reduction shall reduce Agent's commitment by a like amount.
(h)    As of the date of Borrower's delivery of notice of request to exercise the First Option to Extend, the Property shall achieve the First Extension Debt Yield; provided, however, in the event such Debt Yield is not adequate to meet the required First Extension Debt Yield, then Borrower shall have the right, at Borrower’s option, to pay down the outstanding principal balance of the Loan such

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that said First Extension Debt Yield may be met. Any principal balance reduction shall reduce Agent’s commitment by a like amount
(i)    On or before the Initial Maturity Date, Borrower shall pay to Agent an extension fee in the amount equal to 0.35% of the then current principal balance of the Loan as of the initial Maturity Date.
18.2    Second Option to Extend. If Borrower shall have exercised the First Option to Extend and the Scheduled Maturity Date of the Note shall have been extended in accordance with the terms and provisions of this Agreement, Borrower shall have the option to further extend the term of the Loan ("Second Option to Extend") to the Second Extended Maturity Date, upon satisfaction of each and every one of the following conditions precedent:
(a)    Borrower shall provide Agent with written notice of Borrower's request to exercise the Second Option to Extend in the not less than 30 days prior to the First Extended Maturity Date and no more than 60 days to the First Extended Maturity Date.
(b)    As of the date of Borrower's delivery of notice of request to exercise the Second Option to Extend, and as of the First Extended Maturity Date, no Event of Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing to the best of Borrower’s knowledge.
(c)    Borrower shall execute or cause the execution of all documents reasonably required by Agent to exercise the Second Option to Extend.
(d)    There shall have occurred no Material Adverse Change, as determined by Agent, in the financial condition of Borrower, or any Guarantor.
(e)    At Borrower's sole cost and expense, the issuance by the Title Company, and Agent's receipt, of any endorsements deemed necessary by Agent for attachment to the Title Insurance, insuring the priority and validity of the Security Instrument.
(f)    Agent has ordered an Appraisal (at Borrower’s expense) confirming to the satisfaction of Agent that the Loan to Value Percentage does not exceed the Second Extension Loan-to-Value Percentage; provided, however, in the event such fair market value is not adequate to meet the required Second Extension Loan-to-Value Percentage, then Borrower shall have the right, at Borrower’s option, to pay down the outstanding principal balance of the Loan such that said Second Extension Loan-to-Value Percentage may be met. The valuation date of such appraisal shall be within 30 days of the applicable Maturity Date. Any principal balance reduction shall reduce Agent's commitment by a like amount.
(g)    As of the date of Borrower's delivery of notice of request to exercise the Second Option to Extend, the Property shall achieve a Debt Yield of not less than the Second Extension Debt Yield; provided, however, in the event such Debt Yield is not adequate to meet the required Second Extension Debt Yield, then Borrower shall have the right, at Borrower’s option, to pay down the outstanding principal balance of the Loan such that said Second Extension Debt Yield may be met. Any principal balance reduction shall reduce Agent’s commitment by a like amount.

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(h)    On or before the First Extended Maturity Date, Borrower shall pay to Agent an extension fee in the amount equal to 0.35% of the then current principal balance of the Loan as of the First Extended Maturity Date.
19.    FF&E RESERVE FUNDS.
19.1    Deposits of FF&E Reserve Funds. Commencing on the subsequent Interest Payment Date after the opening of the Hotel, Borrower shall deposit with or on behalf of Agent on each Interest Payment Date until the Loan is paid in full an amount equal to FF&E Monthly Amount (the “FF&E Reserve Monthly Deposits”) for the purpose of funding the repair and replacement of the FF&E (“FF&E Work”) that may be incurred following the date hereof, which amounts shall be transferred into a Reserve Account (the “FF&E Reserve Account”). Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 19.1 are referred to herein as the “FF&E Reserve Funds”.
19.2    Release of FF&E Reserve Funds. Provided no Event of Default is continuing, Agent shall disburse FF&E Reserve Funds to Borrower out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrower to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved FF&E Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenditure, and a description thereof, (2) stating that all Approved FF&E Expenditure (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements (unless such request is for the payment of a deposit required to be paid in advance), (3) stating that the Approved FF&E Expenditure to be funded have not been the subject of a previous disbursement, (4) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenditure, and (5) stating that all outstanding trade payables related to the related FF&E Work (other than those to be paid from the requested disbursement) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved FF&E Expenditure and not previously delivered to Agent, if applicable (C) copies of appropriate lien waivers or other evidence of payment satisfactory to Agent, (D) at Agent’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Agent, (E) such other evidence as Agent shall reasonably request to demonstrate that the Approved FF&E Expenditure to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower and (iii) if such disbursement request is for $50,000 or more, Agent shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved FF&E Expenditure.
19.3    Pledge and Disbursement of Funds. Borrower pledges to Agent, and grants a security interest in, any and all monies now or hereafter deposited in the FF&E Reserve Funds as additional security for the payment of the Loan. The FF&E Reserve Funds shall be held in Borrower’s name for the benefit of Agent and may be commingled with Agent’s own funds at financial institutions selected by Agent in its reasonable discretion. The FF&E Reserve Funds will not bear interest, provided that Agent makes no representation or warranty regarding the rate of interest. Upon the occurrence of an Event of Default, Agent may apply any sums then present in the FF&E Reserve Funds to the payment of the Loan in any order in its reasonable discretion. Until expended or applied as above provided, the FF&E Reserve Funds shall constitute additional security for the Loan. Agent shall have no obligation to release any of the FF&E Reserve Funds while any Event of Default (or any event or condition which, with the giving of notice, the passage of time, or both,

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would constitute an Event of Default) exists or any Material Adverse Change has occurred in Borrower or any Borrower Party or the Project. All costs and expenses incurred by Agent in the disbursement of any of the FF&E Reserve Funds shall be paid by Borrower promptly upon demand or, at Agent’s sole discretion, deducted from the Funds. On the Maturity Date or the date the Loan is paid in full, the monies then remaining on deposit with Agent under this Section 23 shall, at Agent’s option, be applied against the Indebtedness or if no Event of Default exists, returned to Borrower.
20.    CASH MANAGEMENT
20.1    Clearing Account.
(a)    Borrower shall deposit, or cause to be deposited by Hotel Manager, all Rents into the Clearing Account. Borrowers or Hotel Manager shall instruct and shall continuously hereafter instruct each of the Credit Card Companies that all credit card receipts with respect to the Property (net of any expenses charged for such processing) received by such Credit Card Companies shall be transferred by such Credit Card Companies by wire transfer or the ACH system to the Clearing Account. Borrower shall cause all other Rents to be transmitted directly into the Clearing Account. Without in any way limiting the foregoing, Borrower (or the Hotel Manager) shall deposit all Rents and other cash transactions into the Clearing Account not less than twice on w weekly basis. Borrower grants to Agent a security interest in all rights of Borrower, if any, in and to the Clearing Account as additional security for the Indebtedness. So long as there is no Event of Default or Cash Flow Sweep Period continuing, the funds in the Clearing Account may be swept on a daily, weekly or monthly basis (as determined by Borrower) to the Borrower Operating Account. During an Event of Default Period and/or during a Cash Flow Sweep Period, all funds then deposited into the Clearing Account or thereafter deposited into the Clearing Account may be swept by Agent to an Agent controlled account in the name of Borrower. No funds in the Clearing Account may be commingled with any other funds of the Hotel Manager or of any Affiliate of the Hotel Manager or Borrower. Any funds available and on deposit with Clearing Bank as of the commencement of a Cash Flow Sweep Period (but not as of the occurrence of an Event of Default) shall not be swept into the Cash Collateral Account but may be deposited into the Disbursements Account for payment of Operating Expenses and other costs incurred by Borrower in the ordinary course of business. Borrower shall not close the Clearing Account without obtaining the prior consent of Agent. Borrower shall not open any new Clearing Account (i) without at least 30 days prior notice to Agent, (ii) unless the bank or other financial institution at which such accounts are opened and maintained are acceptable to Agent and (iii) unless, prior to the opening of such new Clearing Account, Borrower delivers to Agent a replacement Clearing Account agreement with respect thereto in a form reasonably acceptable to Borrower, Agent, the Hotel Manager and the replacement Clearing Bank. Notwithstanding the foregoing, Borrower shall be allowed to utilize a local bank to create an account to deposit cash transactions resulting from Hotel operations and for petty cash transactions; provided that Borrower does not keep deposits in excess of $25,000.00 in such account.
(b)    Concurrently herewith, Borrower, Agent and Clearing Bank shall execute a Clearing Account Agreement establishing the Clearing Account pursuant to the terms and provisions herein.
20.2    Cash Collateral Account.
(a)    During a Cash Flow Sweep Period, the Clearing Bank will sweep, on a daily basis, all funds deposited into the Clearing Account into the Cash Collateral Account. All funds in the Cash Collateral Account may be applied as set forth in this Section.

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(b)    A “Cash Flow Sweep Period” shall be deemed to commence (i) upon the occurrence of an Event of Default, (ii) any bankruptcy of Borrower, principal, Guarantor; or (iii) the occurrence of a Debt Yield Trigger Event. A “Debt Yield Trigger Event” shall mean if, after November 1, 2019, the Property fails to maintain a minimum Debt Yield of 10.5%. The Cash Flow Sweep Period shall end upon the occurrence of Cash Flow Sweep Termination Event.
(c)    A “Cash Flow Sweep Termination Event” shall mean, provided no Event of Default has occurred and is continuing, 3 consecutive calendar months on which the Debt Yield for the calendar quarter ending on such Testing Determination Date shall be equal to or greater than 10.5%.
(d)    During the continuance of a Cash Flow Sweep Period, funds deposited into the Cash Collateral Account shall be allocated and/or disbursed in the following order of priority:
(a)    First, to Agent for payment of the monthly debt service payment and all other sums due under the Loan Documents;
(b)    Second, to the Tax Impound;
(c)    Third, to the Insurance Impound;
(d)    Fourth, to the FF&E Reserve Fund;
(e)    Fifth, to an account designated by Borrower for the sole purpose of paying Reimbursable Expenses; and
(f)    Sixth, to an account designated by Borrower for the sole purpose of paying Extraordinary Expenses, if any, approved by Agent; and
(g)    Seventh, to the Monthly Excess Cash Flow Impound.
(c)    At the end of any Cash Flow Sweep Period, any funds in the Cash Collateral Account not previously disbursed or applied will be disbursed to the Borrower Operating Account.
(d)    After an Event of Default Period, Agent may (but is not obligated to), in its sole and absolute discretion, apply all sums then on deposit in the Cash Collateral Account to the Indebtedness, in such order and in such manner as Agent elects in its sole and absolute discretion, including to make a prepayment of the outstanding principal amount of the Loan.
20.3    Monthly Excess Cash Flow Impound.
(a)    Upon the commencement of a Cash Flow Sweep Period, Agent shall establish a Monthly Excess Cash Flow Impound. During a Cash Flow Sweep Period, on each Interest Payment Date, all amounts remaining from the Cash Collateral Account after payment of items set forth in Section 20.2(c)(i)-(vii) above shall be transferred by Agent into the Monthly Excess Cash Flow Impound;
(b)    The funds on deposit in the Monthly Excess Cash Flow Impound shall be released by Agent to Borrower if and only if, the following conditions have been satisfied to the satisfaction of Agent, in its reasonable discretion:

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(i)    No Event of Default Period exists; and
(ii)    A Cash Flow Sweep Termination Event shall have occurred.
(c)    The Monthly Excess Cash Flow Impound shall be held in Borrower’s name for the benefit of Agent. The Monthly Excess Cash Flow Impound will bear interest, provided that Agent makes no representation or warranty regarding the rate of interest. Upon the occurrence of and during the continuance of an Event of Default, Agent may apply any sums then present in the Monthly Excess Cash Flow Impound to the payment of the Loan in any order in its reasonable discretion. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Agent shall have no obligation to release any of the Monthly Excess Cash Flow Impound while any Event of Default (or any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default) exists. All costs and expenses incurred by Agent in the disbursement of any of the Monthly Excess Cash Flow Impound shall be paid by Borrower promptly upon demand or, at Agent’s sole discretion, deducted from the Monthly Excess Cash Flow Impound. On the Maturity Date or the date the Loan is paid in full, the monies then remaining on deposit with Agent under this Section 20.3 shall, at Agent’s option, be applied against the Indebtedness or if no Event of Default exists, returned to Borrower.
(d)    Notwithstanding anything to the contrary contained herein if a Cash Flow Sweep Period continues for 4 consecutive calendar Quarters, Agent may (but is not obligated to), in its sole and absolute discretion, apply all sums then on deposit in the Monthly Excess Cash Flow Impound to the Indebtedness, in such order and in such manner as Agent elects in its sole and absolute discretion, including to make a prepayment of the outstanding principal amount of the Loan.
(e)    Borrower pledges to Agent, and grants a security interest in, any and all Monthly Excess Cash Flow Impound, as additional security for the payment of the Loan. The Monthly Excess Cash Flow Impound shall be held in Borrower’s name for the benefit of Agent. Upon the occurrence of an Event of Default, Agent may apply any sums then present in the Monthly Excess Cash Flow Impound to the payment of the Loan in any order in its reasonable discretion. Until applied as above provided, the Monthly Excess Cash Flow Impound shall constitute additional security for the Loan. Agent shall have no obligation to release any of the Monthly Excess Cash Flow Impound while any Event of Default, or event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default, exists.
21.    TAX AND INSURANCE ESCROW.
As additional security for the Debt and Borrower's obligations under the Loan Documents, Borrower shall establish and maintain the Tax and Insurance Escrow Account. Contemporaneously with the execution of this Agreement, Borrower will deposit into the Tax and Insurance Escrow Account a sum equal to all Real Estate Taxes and Insurance Premiums for the then current year, as Agent reasonably estimates. Thereafter, on each Interest Payment Date, Borrower shall pay to Agent, which Agent will deposit into the Tax and Insurance Escrow Account, a sum of money equal to 1/12th of the annual charges for the Insurance Premiums and (ii) sum of money equal to 1/12th of the annual Real Estate Taxes, which amounts shall be calculated as the necessary sufficient funds (as Agent reasonably estimates) to permit Agent to pay, at least 30 days prior to the due date, the next installments for Real Estate Taxes and Insurance Premiums. Borrower shall ensure that Agent receives, at least 30 days prior to the due date, all invoices for Real Estate Taxes and Insurance Premiums. So long as no Event of Default has occurred and Agent has received all invoices for Real Estate Taxes and Insurance Premiums, Agent shall pay (or will permit Borrower to make withdrawals from the Tax and Insurance Escrow Account to pay) all invoices for Real Estate Taxes and Insurance Premiums. Any excess amounts in the Tax and Insurance Escrow Account may, at Agent's option, be retained

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in the account for future use, applied to the Debt or refunded to Borrower. Borrower shall promptly remit to Agent funds (as Agent reasonably determines and demands) sufficient to satisfy any deficiency in the Tax and Insurance Escrow Account. The Tax and Insurance Escrow Account is not, unless otherwise explicitly required by Applicable Law, an escrow or trust fund. The Tax and Insurance Escrow Account will not bear interest. The Tax and Insurance Escrow Account may be mingled with the general funds of Agent. Borrower grants to Agent a security interest in all funds deposited with Agent for the purpose of securing the Loan. If any time (i) the amount on deposit with Agent, together with amounts to be deposited by Borrower before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, or (ii) the amount on deposit with Agent, together with amounts to be deposited by Borrower before such Taxes are payable, is insufficient to pay such Taxes, Borrower shall deposit any deficiency with Agent immediately upon 10 days of written demand. Agent shall pay such Taxes when the amount on deposit with Agent is sufficient to pay such Taxes and Agent has received a bill for such Taxes. During an Event of Default Period, Agent may apply the Tax and Insurance Escrow Account funds to the Debt as Agent determines.
22.    AGREEMENT AMONG BANKS AND AGENT.
22.1    Agent.
(a)    Appointment: Each Bank hereby irrevocably designates and appoints Agent as the administrative agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes Agent, as administrative agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent, by the terms of this Agreement and the other Loan Documents, and such other documents as are executed by and between Agent and Banks, together with such other powers as are reasonably incidental thereto. Agent is hereby authorized to execute all Loan Documents (other than this Agreement) on behalf of Banks. Borrower is entitled to rely on instructions, consents and approvals given by Agent on behalf of Banks. Notwithstanding anything to the contrary contained herein, MidFirst Bank shall remain Agent throughout the term of the Loan and shall not assign any of its rights or obligations as Agent to any other Bank without Borrower’s prior written consent.
(b)    Use of the Term “Agent”: The term “Agent” is used in the Loan Documents in reference to Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between Agent and Banks as independent contracting parties. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

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(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its affiliates that is communicated to or obtained by the person serving as Agent or any of its affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided herein, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to Agent in writing by Borrower or a Bank. Agent makes no warranty or representation and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii)  the financial condition of Borrower, any Guarantor or any other person, or for the value of any collateral or the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Event of Default, (iv) the due execution, validity, enforceability, genuineness, sufficiency or collectability of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Agent.
(c)    Delegation of Duties: Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Agent. Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
(d)    Reliance by Agent: Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Bank, Agent may presume that such condition is satisfactory to such Bank unless Agent shall have received notice to the contrary from such Bank prior to the making of the Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)    Non-Reliance on Agent and Other Banks: Each Bank expressly acknowledges that neither Agent nor any officer, director, employee, agent, attorney-in-fact or affiliate thereof has made any representations or warranties to it and that no act taken by Agent hereafter, including any review of the affairs of Borrower or any Guarantor, Obligors, or other obligor shall be deemed to constitute any representation

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or warranty by Agent to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Borrower, Guarantors and Obligors, and made its own decision to make its Commitment Percentage of the Loan and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower, Guarantors, Obligors and other obligors. Each Bank assumes all risk of loss in connection with its interest in the Loan. Without limiting the generality of the foregoing, Agent shall not in any way be responsible for: (i) the accuracy of any information given or to be given to Banks by or on behalf of Borrower or any Obligor; (ii) the validity, enforceability or legal effect of any of the Loan Documents; (iii) any title insurance policies furnished to Agent by Borrower or any other party or the validity or effectiveness of the examination thereof; (iv) the solvency or creditworthiness of Borrower or any Guarantor or the collectability of the Loan; (v) the value of any collateral given to secure the Loan; (vi) any recitals, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of any Loan Document or any other instrument or document delivered hereunder or in connection herewith; or (vii) the validity, genuineness, perfection, effectiveness, enforceability, existence, value, or enforcement of any collateral.
(f)    Agent in Individual Capacity: Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower, Guarantors, Obligor or other obligors, as though Agent was not Agent hereunder and under the other Loan Documents. With respect to Agent, the Loan made by Agent or its affiliate and the Notes issued to Agent or its affiliate shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and Agent may exercise the same as though it were not Agent and the terms “Bank” and “Banks” shall include Agent in its individual capacities.
(g)    Resignation or Removal: During the term of the Loan, MidFirst Bank or, if applicable, its corporate successors, shall not resign and shall remain as “Agent” under this Agreement.
22.2    Agent’s Authority and Powers; Required Bank Approvals.
(a)    Powers Granted to Agent. Agent, acting on behalf of itself and Banks and without notice to Banks, but subject to the limitations contained herein, shall have the right and power to take such actions as may be desirable or necessary to carry out the routine, day to day administration of the Loan Documents, including, without limitation, the following:
(a)    to administer, manage, control and service the Loan;
(b)    to review and approve Draw Requests;
(c)    except as set forth herein, to give consents, approvals or waivers in connection with any term, provision, non-monetary covenant or condition of any Loan Document, Project Document or Lease relating to the Project;

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(d)    except as set forth herein, to make all decisions under the Loan Documents in connection with the day to day administration of the Loan, including, without limitation, approval of Project inspections and other routine administrating and servicing matters; and
(e)    to collect and receive from Borrower or any third persons all Loan Recoveries and other payments due under the Loan Documents.
(b)    Limitations on Agent’s Actions.
(a)    Unanimous Consent: Without the prior written consent of each Bank affected thereby, Agent shall not:
(A)    reduce the interest rate of the Loan (except as provided in the Loan Agreement) or otherwise reduce the amount of payment of any fee, principal or interest payable on the Loan (except waiver or reduction of late fees which shall only require Agent’s approval);
(B)    forgive or waive any payment of principal or interest due on the Loan (except waiver or reduction of late fees which shall only require Agent’s approval);
(C)    increase the amount of the Aggregate Commitment or any Bank’s Commitment;
(D)    extend the Maturity Date of, or the date of any principal or interest payment on, the Loan, except as expressly provided in the Loan Documents;
(E)    release all, or substantially all, collateral given as security for the Loan, except as expressly provided in the Loan Documents;
(F)    release all or substantially all guarantors of the Loan, except as expressly provided in the Loan Documents; or
(G)    change the definition of Required Banks or change the requirement for the approval of Required Banks or all Banks to certain actions of Agent, as provided herein.
(b)    Required Banks’ Consent: Without the prior written consent of the Required Banks, Agent shall not (unless Agent itself holds a percentage of the Aggregate Commitment of the Loan sufficient to be the Required Banks):
(A)    except as permitted herein, and otherwise expressly permitted in the Loan Documents, exercise any remedies under the Loan Documents, including, without limitation, foreclosing the lien of the Security Instrument and submitting a bid at the foreclosure sale; provided, however, that Agent may, in its discretion but without obligation, in the absence of direction from the Required Banks, take such interim action as it believes necessary to preserve the rights of Banks hereunder and in and to the Property, including, without limitation, (i) the delivery of default notices to Borrower or any other person, (ii) petitioning a court for injunctive relief, the appointment of a receiver or preservation of the proceeds of any collateral, (iii) the making of Advances for the payment of interest, and

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(iv) the exercise of the cure rights of Agent under this Agreement and the other Loan Documents;
(B)    waive one or more Events of Default specified in the Loan Documents;
(C)    agree to accept a deed in lieu of foreclosure to the Property;
(D)    waive or amend any provisions of Section 9 (Events of Default), 13 (Financial Covenants) or this 22 (Agent’s Authority and Powers; Required Bank Approvals);
(E)    apply insurance proceeds or condemnation awards in any manner other than as expressly required or permitted under the Loan Documents; or
(F)    consent to any subordinate financing, except as expressly permitted by the Loan Documents.
Notwithstanding the foregoing, Agent, in its discretion, may deliver to Borrower and Guarantor notices of default and demands for payment or performance of their obligations under the Loan Documents and accelerate the maturity of the Loan at any time after the occurrence of any Event of Default. Agent shall deliver copies of such notices and demands to Banks.
(c)    Requests for Approval: Agent shall provide written notice (“Agent’s Notice”) to Banks of any proposed action requiring their approval under this Agreement, together with such background information as is in Agent’s possession with respect to the proposed action. Banks shall promptly consider in good faith, whether to consent to such proposed action. If a Bank does not provide a response (if applicable, together with the reasons why it does not approve of the proposed action) within 5 Business Days after the date of Agent’s Notice, then such Bank shall be deemed to have consented to the actions proposed to be taken by Agent in such written notice.
(d)    Purchase Option: If a Bank responds in the negative to such a request for approval, and if the action requires unanimous approval of Banks under Section 22.2(b)(i) and such unanimous approval cannot be agreed upon within an additional 10 Business Days after the initial seven (7) Business Day period, then Agent or any Bank that is in agreement with the proposed action shall have the right (but not the obligation) to purchase such dissenting Bank’s Commitment Percentage in the Loan at par value plus accrued interest and other amounts due to such Bank. If more than one Bank elects to purchase the dissenting Bank’s Commitment Percentage in the Loan, then all such Banks shall purchase the same, on a pro rata basis calculated based on their respective Commitment Percentages (which, for purposes of this determination only, shall be calculated excluding the dissenting Bank’s Commitment). Agent and any other Bank which elects to purchase a dissenting Bank’s Commitment Percentage shall notify such dissenting Bank in writing within 10 days after the expiration of the foregoing periods. Such dissenting Bank shall then have 5 Business Days after receipt of such written notice to approve the contested action. If the dissenting Bank shall not approve such action and if another Bank elects to purchase the dissenting Bank’s Commitment Percentage, then the purchase of its interest shall be closed by payment in cash to the dissenting Bank of the amount described above within forty-five (45) days after the election to do so is made. At the Closing of the sale, the selling Bank shall assign to the purchasing Bank(s) its

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entire interest in the Loan, the Loan Documents and its Note pursuant to an Assignment and Acceptance Agreement.
22.3    Defaulting Banks.
(a)    Any one or more of the following shall constitute a default by a Bank under this Agreement and such Bank shall be deemed a “Defaulting Bank” for purposes of this Agreement: (i) if a Bank has failed, within two (2) Business Days of the date required to be funded or paid, to (A) fund any portion of its Commitment, (B) pay over to Agent or any other Bank any other amount required to be paid by it hereunder, unless in the case of clause (A) above, such Bank notifies Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular Event of Default, if any) has not been satisfied; or (C) perform any other obligation of such Bank contained in the Loan Documents; (ii) if a Bank has notified Borrower, Agent or any other Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular Event of Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (iii) if a Bank has failed, within three (3) Business Days after request by Agent or any Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (iii), upon Agent’s or such Bank’s receipt of such certification in form and substance satisfactory to it and Agent; (iv) if any proceeding is commenced which involves the dissolution, termination of existence, insolvency or business failure of any Bank; (v) the appointment of a receiver for any part of the property of a Bank; (vi) the assignment for the benefit of creditors of a Bank or any proceeding is commenced under any bankruptcy or insolvency law, state or federal, by or against a Bank.
(b)    If any Bank fails to fund its portion of an Advance, in whole or in part, within three (3) Business Days after the date required hereunder and Agent shall not have funded the Defaulting Bank’s portion of the Advance pursuant to the terms of this Agreement, any other Bank, by written notice to Agent at such Bank’s sole option, may (but shall not be obligated to) fund such amounts on behalf of such Defaulting Bank. If more than one Bank elects to fund a Defaulting Bank’s share, then each such Bank shall fund on a pro rata basis, based on their respective Commitment Percentages (which, for purposes of this determination only, shall be calculated excluding the Defaulting Bank’s Commitment), and shall be entitled to reimbursement from the Defaulting Bank on demand of the amount so funded. If such reimbursement is not made on demand, then until such time as full reimbursement is received, Bank or Banks that are entitled to the reimbursement shall be entitled to receive the next moneys becoming payable to the Defaulting Bank in order to recover such reimbursement. Whether or not a Bank funds such amounts on behalf of such Defaulting Bank, the following provisions shall apply:
(a)    Subject to the right of a Bank which has funded the Defaulting Bank’s Commitment Percentage to reimbursement thereof as provided above, Agent may, but shall not be obligated to, withhold and apply any and all amounts payable to the Defaulting Bank pursuant to this Agreement in such order of priority as Agent shall determine, in its sole discretion: (A) to fund the Defaulting Bank’s Commitment Percentage of any Draw Request which the Defaulting Bank is obligated to fund pursuant to the Loan Documents and this Agreement, and (B) to reimburse Agent for the Defaulting Bank’s Commitment Percentage of any costs, expenses or disbursements incurred or made by Agent pursuant to this Agreement; and

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(b)    Agent may exercise any combination or all of the remedies set forth above, or any other remedies available at law or in equity.
(c)    The right of a Defaulting Bank to consent, approve or disapprove of any matter under this Agreement or otherwise in connection with the Loan or the Project, or receive payments from Agent, or exercise the rights granted herein to purchase the interest of Banks in the Loan, or to fund the Commitment Percentage of another Defaulting Bank, shall be suspended during the period such Bank is in default hereunder (the “Suspension Period”). During any Suspension Period, the Commitment Percentage of each Bank shall be recalculated, solely for purposes of consenting, approving or disapproving of any matter under this Agreement or otherwise in connection with the Loan or the Project or to receive payments from Agent, to proportionately increase each Bank’s Commitment Percentages as if the Defaulting Bank did not have an interest in the Loan. Such recalculation shall not increase the Commitment Percentage of any non-defaulting Bank for the purposes of funding Advances, except to the extent that a non-defaulting Bank has agreed to fund the Defaulting Bank’s share of such Draw Request or other payment due.
(d)    All amounts payable hereunder to the Defaulting Bank in respect of the obligations of Borrower under the Loan Documents (whether on account of principal, interest, fees or otherwise, including, without limitation, interest payments from interest reserve allocations to the Defaulting Bank and any amounts that would otherwise be payable to the Defaulting Bank), shall be paid to Agent, retained in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent as follows: (i) first, to the payment of any amounts owing by the Defaulting Bank to Agent hereunder, (ii) second, to the funding of any Advance in respect of which the Defaulting Bank has failed to fund its portion as required by this Agreement, as determined by Agent, (iii) third, to the payment of any amounts owing by the Defaulting Bank to the non-defaulting Banks hereunder, (iv) fourth, if so determined by Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, and (v) fifth, to the Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (A) a prepayment of the principal amount of all or any portion of the Loan and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to repay the portion of the Loan of all non-defaulting Banks pro rata prior to being applied to the prepayment of the portion of the Loan owed to the Defaulting Bank.
(e)    Upon the occurrence of any default set forth in Section 22.318.3, in addition to all other remedies available at law or in equity, then Agent or any Bank that is not a Defaulting Bank, shall have the right (but not the obligation) to purchase on a pro rata basis, based upon their respective Commitment Percentages, the interest in the Loan owed by such Defaulting Bank, at par value plus accrued interest and any other amounts due to such Bank. Any such purchase by a Bank shall be completed within forty-five (45) days after the election to do so is made. At the closing of the sale, the selling Bank shall assign to the purchasing Bank(s) its entire interest in the Loan, the Loan Documents and its Note pursuant to an Assignment and Acceptance Agreement. Any Bank not in default shall also each have the right to maintain an action for specific performance against the Defaulting Bank to enforce its respective rights under this Agreement.
(f)    Notwithstanding anything to the contrary contained herein, Agent shall not declare an Event of Default for Borrower if (a) Borrower has satisfied all of the conditions for an Advance under this Agreement, and (b) a delay in construction is caused by a Defaulting Bank’s failure to fund any portion of its Commitment.

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22.4    Collections; Disbursements to Banks.
(a)    Collections of Payments by Agent: Each Bank’s interest under the Loan shall be payable solely from amounts actually received by Agent under the Loan Documents. Agent’s sole liability to a Bank with respect to any such amounts shall be to account for such Bank’s Commitment Percentage thereof in accordance with this Agreement. Agent shall have the exclusive right to collect all amounts on account of the Loan, including, without limitation, protective advances, fees, prepayment premiums (if any), repayment of advances in excess of the face amount of the Loan, amounts received by reason of total or partial condemnation or taking by governmental authority, proceeds or recoveries under insurance policies collected and not applied to repair and restore the Project, payment and performance bonds (if any), title insurance policies, amounts realized by reason of any sale or operation of the collateral for the Loan or enforcement of the Loan Documents (collectively, “Loan Recoveries”), whether such amounts are received directly from Borrower or any other person or entity.
(b)    Distribution of Payments: Whenever Agent receives a payment of any Loan Recoveries in connection with the Loan to which a Bank is entitled to its Commitment Percentage, Agent shall promptly pay to such Bank its Commitment Percentage thereof. If payment is received by Agent before 1:00 p.m. Pacific Time on any Business Day, Agent shall pay Banks on the same Business Day. If any such payment is received by Agent after 1:00 p.m. Pacific Time, Agent shall pay Banks before the end of the next Business Day following receipt by Agent. For purposes of the foregoing, funds shall be deemed “paid” to Banks if Agent receives a confirmation number from the Federal Reserve.
(c)    Repayment: If claim is ever made upon Agent for repayment of any amount or amounts received by Agent in payment of the obligations under the Loan Documents following distribution to Banks (whether or not all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Agent) and Agent repays or is obligated to repay all or any part of said amount, then, notwithstanding any revocation or termination of this Agreement or the cancellation of any Note or any other instrument evidencing the Loan; Banks shall promptly pay over to Agent their Commitment Percentages of the amount so recovered, returned or to be paid over together with their Commitment Percentages of any interest or other amount that Agent is required to pay in connection with such recovery.
(d)    Loan Fee: Banks (other than Agent) shall not be entitled to any portion of the Loan Fee or other amounts payable to Agent, except as may be provided in an express written agreement between Agent and an individual Bank.
22.5    Borrower’s Default.
(a)    Notice of Borrower’s Default: Each Bank shall notify Agent, and Agent shall notify each Bank, within 5 Business Days after acquiring actual knowledge of any Event of Default. Agent shall have no duty to inquire into any performance or failure to perform by Borrower and shall not be deemed to have knowledge of the occurrence of an Event of Default unless Agent has received written notice from a Bank or Borrower specifying the occurrence of such Event of Default.
(b)    Consultation and Remedies: Agent shall promptly consult with Banks regarding the actions to be taken in response to an Event of Default. If the Required Banks fail to establish a course of action to be taken in response to such Event of Default as provided in Section 22.2(b)(ii), then Agent shall forbear from exercising any rights or remedies under the Loan Documents until the earlier to occur of (i) the date a course of action is decided upon by Required Banks and (ii) 30 days after the date the Event of Default

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has been declared, at which time, Agent may begin, at its sole option, to exercise the rights and remedies under the Loan Documents including, without limitation, the exercise of the power of sale under the Loan Documents. Notwithstanding the consent provisions of Section 22.2(b) or the consultation requirement of this Section 22.5(b) or any other provision of the Loan Documents, Agent shall have the right at any time to take such actions as Agent believes in good faith must be taken immediately without an opportunity for consultation with Banks in order to protect and preserve the value of any security held for the Loan.
(c)    Advances and Reimbursements: If Borrower fails to pay Taxes, assessments, insurance premiums or any other charges or expenditures for which Borrower is responsible or liable under the Loan Documents, Agent may, but shall not be obligated to, advance the amount necessary to make such payments. To the extent that Borrower for any reason fails to indefeasibly pay any such amounts, each Bank severally agrees to pay to Agent, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed amount is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank).
(d)    Ownership of the Project: If the Required Banks elect to take title to the Project, whether by the exercise of remedies under the Loan Documents, a consensual agreement with Borrower or otherwise, then in the absence of any alternate structure selected by vote of the Required Banks, Banks shall form a limited liability company (the “Ownership LLC”) to hold such ownership interest in the Project. The Managing Member of the Ownership LLC shall be Agent (the “Managing Member”). The member interests in the Ownership LLC shall be held by Agent and Banks (or their designees or affiliates) in accordance with their respective Commitment Percentages. The Operating Agreement for the Ownership LLC shall have terms and provisions similar to this Agreement with respect to the ownership and administration of the Project. Agent shall have a right to resign as Managing Member, and Agent and Banks shall have the right to remove Agent as Managing Member only under the same terms and conditions as are required for removal or replacement of Agent hereunder. Agent and Banks shall have voting control of the Ownership LLC in accordance with their respective Commitment Percentages. Agent and each Bank shall enter into a contribution agreement pursuant to which Agent and each Bank shall agree to (i) fund all amounts due from it or from its affiliates in connection with the Ownership LLC with respect to the Project, and (ii) guaranty any indemnities made by its affiliate in connection with the Ownership LLC. Notwithstanding the foregoing, in the event that Agent determines that, to protect the collateral securing the Loan, title to the Project must be transferred for the benefit of Banks before the ownership structure described above can be completed, then Agent shall have the right to elect to take title to the Project in its own name or in the name of its wholly owned affiliate, on behalf of itself and each Bank, and thereafter, transfer title to the Ownership LLC as soon as reasonably practicable. The specific terms and provisions of the (A) agreements, instruments, certificates, articles and other documents evidencing, governing and creating the Ownership LLC, and (B) any other agreements with a third party corporation or management company shall be subject to the approval of Banks and Agent by vote of the Required Banks. If the terms and provisions of any such agreements are so approved, all Banks shall join in executing and delivering such agreements, instruments, certificates, articles and other documents and abide by the terms thereof.
22.6    Retention of Counsel. If, in Agent’s judgment, attorneys should be retained for the administration of the Loan or the Project or the protection of the interests of Agent and Banks, including, without limitation, in connection with actual or threatened litigation, Agent may, following written notice to Banks, employ counsel to represent Agent and Banks.
22.7    Interest in Loan Documents.

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(a)    Proportional Interest: Each Bank shall, upon funding its share of an Advance, become vested with its Commitment Percentage of the Advance without the necessity of any written instrument of assignment or document. Upon such funding, the respective interests of each Bank in the Loan Documents shall be of equal priority with one another, except as otherwise expressly provided in this Agreement. If Agent or its designee acquires an ownership interest in any of the collateral for the Loan due to the foreclosure or other realization of any security interest in or lien granted by any of the Loan Documents, each Bank shall have an interest in such ownership interest in such collateral equal to its Commitment Percentage in the Loan, notwithstanding that title is taken in the name of Agent or its designee alone.
(b)    Documents and Third Parties: All original Loan Documents, other than each individual Bank’s Note(s), shall be held by Agent in its customary fashion. Agent is authorized to retain the Loan and the Loan Documents in Agent’s own name, and, as to parties other than Banks, to deal with such parties as though an absolute owner of the Loan and the Loan Documents. Banks hereby authorize any third person, without inquiry as to whether any action by Agent is authorized hereunder, to deal with Agent concerning the Loan in the same manner as if Banks’ interests were not outstanding and Agent was the sole owner of the Loan.
(c)    Other Collateral: Agent holds for its own and Banks’ proportional benefit all collateral described in the Loan Documents which secures the performance and payment of Borrower’s obligations and liabilities under the Loan. Banks, however, shall have no interest in any (i) other property taken as security for any credit, loan or financial accommodation made or furnished to Borrower, any Guarantor, or any of their affiliates by Agent, other than the Loan; (ii) property now or hereafter in Agent’s possession or under Agent’s control other than by reason of the Loan or the Loan Documents; or (iii) deposits or other indebtedness which may be or might become security for performance or payment of any of Borrower’s or any Guarantor’s obligations and liabilities under the Loan Documents by reason of the general description contained in any instrument other than the Loan Documents held by Agent or by reason of any right of setoff, counterclaim, banker’s lien or otherwise. Agent shall have no interest in any property or deposits of Banks, as described in clauses (i)-(iii) above. If, however, such property, deposit, indebtedness or the proceeds thereof shall actually be applied to the payment or reduction of principal, interest, fees, commissions or any other amounts owing by Borrower to Agent in connection with the Loan, then each Bank shall be entitled to that Bank’s Commitment Percentage of the amounts so applied to the Loan.
22.8    Bookkeeping Entries. Each Bank shall record in its financial records the amount of its undivided interest in the Loan and its participation in Agent’s right and obligations in connection with the Loan. Agent shall record in its financial records the existence of the undivided interests of Banks in the Loan.
22.9    Information and Copies to Banks. Agent shall from time to time, promptly after receipt thereof, furnish to Banks copies of material documents, notices and non-oral financial information received from Borrower or sent by Agent to Borrower regarding the Loan. Upon written request, Agent will promptly provide to Banks from time to time such material information regarding the Loan as is then available to Agent which Banks may reasonably request and which has not previously been so furnished to Banks. Agent shall have no responsibility with respect to the authenticity, validity, accuracy or completeness of the information provided by Borrower or any other party. Banks agree and acknowledge that Agent need not provide copies of or information pertaining to confidential bank examiner’s reports, including any classification of Borrower or the Loan by an examiner. Upon reasonable advance written notice, Banks may, at their expense, inspect and copy, during normal business hours, Agent’s books and records specifically and solely relating to collections, disbursements, costs and expenses under the Loan.

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22.10    Reimbursement for Costs and Expenses.
(a)    Agent’s Right to Reimbursement: All payments, collections and proceeds received or effected by Agent may be applied first to pay or reimburse Agent for all costs and expenses at any time incurred by or imposed upon Agent in connection with the Loan Document (including, but not limited to, all reasonable attorney’s fees, title insurance and foreclosure costs, costs of consultants, court costs and disbursements (collectively, “Administrative Costs”)). Each Bank shall, within 10 Business Days after demand, reimburse Agent for such Bank’s Commitment Percentage of any and all Administrative Costs, for which Agent has not previously been reimbursed by or on behalf of Borrower together with interest on such amount for each day following the tenth (10th) Business Day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day. All such payments and reimbursements by Banks shall be made to Agent in immediately available funds. If Agent later is reimbursed by Borrower or any obligor for any such expenses, Agent shall reimburse each Bank according to each Bank’s Commitment Percentage. Each Bank shall have the right to review a full and complete accounting of Administrative Costs incurred by Agent promptly upon request therefor.
(b)    Collection from Defaulting Bank: Any and all costs and expenses (including, without limitation, attorneys’ fees and other legal expenses) incurred by Agent or a Bank in any effort to collect any amounts payable under this Agreement from Defaulting Bank shall be paid by the Defaulting Bank against which such collection efforts are taken, immediately upon demand. If any action is filed by Agent or a Bank in connection with such collection efforts, the party prevailing in such action shall be entitled to an award of attorneys’ fees and costs, in addition to all other awards.
(c)    Legal Fees: Except as provided in Section 22.10, neither Agent nor Banks are responsible for any other party’s attorney’s fees or any other expenses in connection with the negotiation and execution of the Loan Documents or any disputes among Agent and/or Banks. If a Bank, other than Agent acting in its capacity as Agent, retains counsel, consultants or accountants or incur any expenses in connection with the Loan, such fees and expenses shall be paid by such Bank alone.
22.11    Payments Received Directly by Banks. If any Bank shall obtain any amount (whether voluntary, involuntary, by application of offset or otherwise) on account of any Note or this Agreement or on account of any fees under this Agreement in excess of such Bank’s Commitment Percentage, such Bank shall promptly give notice of such fact to Agent and shall promptly remit to Agent such amount as shall be necessary to cause the remitting Bank to share such excess payment or other recovery ratably with each Bank in accordance with their respective Commitment Percentages together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such Bank or holder, the remittance shall be restored to the extent of such recovery.
22.12    Borrower not a Beneficiary or Party. The provisions and agreements in this Section 22 are solely among Banks and Agent, and Borrower shall not be considered a party thereto or a beneficiary thereof.
22.13    Indemnification. Each Bank hereby agrees to indemnify and hold Agent harmless from and against each Bank’s Commitment Percentage of any and all loss, cost, liability, damage, penalty, action, suit and expense (including reasonable attorneys’ fees and other legal expenses) which may be imposed upon, asserted against, paid or incurred by Agent (except to the extent that the same arises from Agent’s gross negligence or willful misconduct), including, without limitation, (a) the prosecution or defense of any suit relating to or arising out of the Loan Documents, (b) any default by a Bank under this Agreement or the Ownership LLC, (c) the exercise of Agent’s right pursuant to Section 18.5(d) to acquire title to the Property

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in Agent’s name or in the name of Agent’s affiliate on behalf of Banks, (d) any matter related to its capacity as Agent; and (e) any matter relating to or arising out of this Agreement, or any of the Loan Documents, or any documents contemplated therein or herein. Each Bank’s obligations to Agent under this Section 22.13 shall include, without limitation, Agent’s being held liable to Borrower or any third party for breach of any duty or obligation, either express or implied, in contract or otherwise, including alleged wrongful termination of the Loan, improper collection and enforcement actions and interference or involvement in Borrower’s business activities. If the indemnity provided by this Agreement shall become impaired, Agent may require an additional indemnity from Banks and may cease to perform the acts with respect to which the indemnity is impaired until such additional indemnity is received. So long as any indemnification obligations of a Bank to Agent pursuant to this Agreement are outstanding, this Agreement shall not terminate as between such Bank and Agent.
22.14    Authorization and Enforceability Representations. Agent and Banks each hereby represents to the other parties hereto that (a) all necessary corporate and other action has been taken to authorize it to execute, and to perform its obligations under, this Agreement, and (b) this Agreement is binding and enforceable against it.
22.15    Assignment by Banks. Banks shall not be authorized to assign their respective rights and obligations under the Loan Documents and this Agreement.
22.16    Effect of Agreement and Relationship of Parties. This Agreement is not intended to constitute, and shall not be construed to establish, a partnership or joint venture between Agent and Banks. Agent will have no obligation or responsibility to any Bank except as specifically stated herein, and Agent shall not have a fiduciary duty of any kind to any Bank. Each Bank is purchasing and acquiring legal and equitable ownership of its Commitment Percentage of the Loan and is not making a loan to Agent, and no debtor-creditor relationship exists between them as a result of this Agreement. This Agreement and the provisions of the Loan Documents constitute the entire agreement among the parties, and no representation, promise, inducement or statement of intent has been made by Agent to Banks which is not embodied in this Agreement or in the other Loan Documents.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGENT:

MIDFIRST BANK, a federally chartered savings association

By:	/s/ Chris Godlewski
Chris Godlewski,
Senior Vice President/Senior Managing Director

Commitment:	$32,300,000.00

L’Auberge de Sonoma	Signature Page	Building Loan Agreement/ Disbursement Schedule

BORROWER:

L’AUBERGE DE SONOMA, LLC, a Delaware limited liability company a Delaware limited liability company

By:	L’Auberge de Sonoma Resort Fund, LLC, a Delaware limited liability company, a Delaware limited liability company
	Its:	Chief Manager and Sole Equity Member

	By:	L’Auberge Fund Manager, LLC, a Delaware limited liability company, a Delaware limited liability company, its Manager

		By:	IMH Financial Corporation, a Delaware corporation,
a Delaware corporation, its Sole Member

			By:	/s/ Lawrence D. Bain
			Name:	Lawrence D. Bain
			Title:	Chairman & CEO

L’Auberge de Sonoma	Signature Page	Building Loan Agreement/ Disbursement Schedule

DISBURSEMENT SCHEDULE

[THIS EXHIBIT WILL BE REPLACED PRIOR TO THE FIRST ADVANCE AFTER THE INITIAL ADVANCE]

L’Auberge de Sonoma	DISBURSEMENT SCHEDULE - 1 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT A
DISBURSEMENT SCHEDULE
The Loan shall be disbursed as follows:
I.    CLOSING COSTS: Borrower will deliver Borrower’s Funds through escrow where noted, to the persons indicated below:
1.    To Agent, for Loan expenses, costs and fees to be paid from Borrower’s Funds
2.    To First American Title Company for payment of Title Policy Premiums and recording fees to be paid from Borrower’s Funds.
3.    To First American Title Company, for the benefit of Borrower, repay the existing financing to be paid from Borrower’s Funds.
II.    INITIAL DISBURSEMENT: Agent is hereby authorized and directed to make Initial Disbursements of the Loan and Borrower’s Deposit for the purposes, in the amounts, and Borrower will deliver Borrower’s Funds through escrow where noted, to the persons indicated below:
A.    Upon satisfaction of the of the conditions set forth in Section 5.1 of the Loan Agreement Agent shall Advance to Borrower 100% of the amount of the respective Invoice. Each Invoice shall be true and accurate and the submission of same or the receipt of the funds so requested shall constitute a reaffirmation of the representations, warrants and covenants contained in the Loan Agreement.
B.    The sum of $________________is an interest reserve which shall be Advanced from time to time on the interest payment date specified in the Agreement. The remaining Loan funds shall be used for the purposes specified below:

INSERT CHART

III.    SUBSEQUENT ADVANCES: The remainder of the Loan proceeds and Borrower’s Funds in the aggregate sum of $________________ plus funds not disbursed as provided for in Section II hereof or less any additional funds disbursed as provided for in Section II hereof, shall be disbursed in conformity with the following:
C.    Upon satisfaction of the of the conditions set forth in Section 5.2 of the Loan Agreement Agent shall Advance to Borrower 100% of the amount of the respective Invoice. The Final Advance shall be made upon compliance with the provisions of Section 5.36.3 of the Loan Agreement. Each Invoice shall be true and accurate and the submission of same or the receipt of the funds so requested shall constitute a reaffirmation of the representations, warrants and covenants contained in the Loan Agreement.
D.    The sum of ____________ is an interest reserve which shall be Advanced from time to time on the interest payment date specified in the Agreement. The remaining Loan funds shall be used for the purposes specified below:

L’Auberge de Sonoma	EXHIBIT A - 1 -	Building Loan Agreement/ Disbursement Schedule

INSERT CHART

IV.    ADVANCES FOR CONTINGENCY LINE ITEMS. Any contingency line items in the Cost Breakdown shall be available for Advance or reallocation to other line items upon Agent’s written approval (not to be unreasonably withheld provided all other requisite approvals have been obtained) to pay cost increases due to Change Orders and other changes of specific line items; provided, however, that no contingency line item may be reduced by Advance or reallocation to other line items if the amount remaining in the contingency line item would thereby be reduced (as a percentage of the original amount of such line item) below the percentage remaining undisbursed of line items for hard costs to complete the Improvements.
V.    BORROWER’S FUNDS AND BORROWER EQUITY. It is a requirement of the Loan that any unexpended Borrower’s Funds or other Borrower’s Equity (including the Deferred Development Fee) allocated in a line item in the Cost Breakdown be expended (and if in a Borrower’s Funds Account, disbursed) prior to any Advance for such line item.
BORROWER ACKNOWLEDGES THAT STATE LAW REQUIRES ANY ESCROW AGENT HANDLING FUNDS IN AN ESCROW CAPACITY (INCLUDING ANY TITLE INSURANCE COMPANY) TO HAVE DEPOSITED INTO ITS ESCROW DEPOSITORY ACCOUNT, PRIOR TO RECORDING A TRANSACTION, IMMEDIATELY AVAILABLE FUNDS REPRESENTING ALL DISBURSEMENTS TO BE MADE BY THE ESCROW AGENT.
ACCORDINGLY, WITH RESPECT TO ALL FUNDS TO BE DISBURSED PURSUANT TO THE ABOVE, BORROWER AUTHORIZES AGENT TO MAKE SUCH DISBURSEMENT TO THE TITLE INSURER ON THE DATE SPECIFIED BY SAID TITLE INSURER, WHICH DATE MAY BE PRIOR TO THE RECORDING OF THE MORTGAGE. INTEREST ON AMOUNTS OUTSTANDING UNDER THE NOTE SHALL ACCRUE FROM THE DATE OF DISBURSEMENT, WHICH MAY NOT BE THE DATE OF RECORDING OF THE MORTGAGE. TITLE INSURER SHALL SPECIFY THE DATE IT REQUIRES SUCH PROCEEDS (INCLUDING LOAN PROCEEDS) FOR USE IN SAID ESCROW.

¨	CREDITING COMMERCIAL ACCOUNT #

AT OFFICE NO:
¨    CASHIER’S CHECK
¨    WIRE TRANSFER:

ACCOUNT NO.:
BANK OFFICE:

CONTACT:
TELEPHONE:
ABA ROUTING NO.:

L’Auberge de Sonoma	EXHIBIT A - 2 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT B
COST BREAKDOWN
Attached hereto, consisting of 1 page.

L’Auberge de Sonoma	EXHIBIT B - 1 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT C
SCHEDULE OF PLANS AND SPECIFICATIONS
See pages attached hereto.

L’Auberge de Sonoma	EXHIBIT C - 1 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT D
INVOICE
FOR PROGRESS PAYMENT DRAW REQUEST
[REQUEST FOR LOAN ADVANCE

TO:    MidFirst Bank                    Loan Advance Request #.
501 NW Grand
Oklahoma City, OK 73118            Date:
Attention: Vice President            Loan #.

Borrower:
Project Name:
Location:

A.    Loan Amount ...............................................................................    $

B.    Total this Request.........................................................................    $

C.    Total Advanced to Date (not including this disbursement)...........    $

D.    Current Loan Balance, including this draw (B plus C).................    $

E.    Remaining Undisbursed Funds (A minus D)................................    $

Disbursements pursuant to this Request for Loan Advance will be made in accordance with the terms of that certain Construction Loan Agreement dated __________________, between the undersigned and MidFirst Bank (the “Loan Agreement”), which Loan Agreement is incorporated herein. Except as otherwise defined herein, all capitalized terms used in this Request for Loan Advance will have the meanings ascribed to those terms in the Loan Agreement.

Borrower hereby authorizes and requests a disbursement of Loan funds in the amount of ____________________________________________________________ for work done on the above Project. In addition, Borrower authorizes Agent to advance and disburse any inspection and title endorsement fees associated with this draw from the Loan funds, which will be paid directly to the vendors by Agent. Borrower further authorizes Agent to add the amount of such advances to the outstanding Loan balance, which will reduce the remaining undisbursed funds available to Borrower by an amount equal to such advances. The undersigned further requests the above numbered draw request to be funded upon approval by you in the following manner:

◦	Deposited into the Borrower’s disbursement account number _________________ maintained by Agent.

◦	To be wired to Borrower in accordance with the following wire instructions:

L’Auberge de Sonoma	EXHIBIT D - 1 -	Building Loan Agreement/ Disbursement Schedule

◦	________________________________

◦	________________________________

In connection with this Request for Loan Advance, the undersigned hereby warrants, represents and certifies to you, that:

1.    All funds previously disbursed have been used for the purposes as set forth in the Loan Documents executed between Borrower and Agent.
2. All outstanding claims for labor, materials and/or services furnished prior to the draw period have been paid or will be paid from the loan proceeds of this disbursement.
3. All sums advanced by Agent on account of this draw will be used solely for the purpose of paying obligations owing as detailed within this draw request and no item(s) for which payment is currently being requested has been the basis for any prior disbursement.
4. There are no liens (other than permitted exceptions, as set forth in the loan documents) outstanding against the subject property or its equipment except for the Agent’s liens and security interests as agreed upon in the Loan Agreement other than the following liens:

◦	________________________________

◦	________________________________

◦	________________________________

◦	________________________________

5.    All labor, services and/or materials have been performed upon or furnished to the captioned Project. Any materials not incorporated into the Project have been suitably stored and safeguarded and are insured.
6.    All construction to date has been performed in accordance with the Plans and Specifications for the Project previously approved by you.
7.    There have been no material changes in the Plans or the General Construction Contract, except as previously approved by you in writing.
8.    There have been no changes in the time schedule within which the construction of the Improvements is to be complete, as previously approved by you in writing.
9.    There is no extra work, labor or materials ordered or contracted for in excess of items and amounts reflected in the approved Cost Estimate except as previously approved by you in writing.
10.    The payments to be made pursuant to this Request for Loan Advance will pay all bills received to date for any labor, materials and services furnished in connection with the Project or construction of the Improvements.
11. All changes to the budget have been submitted to and approved by Agent.

L’Auberge de Sonoma	EXHIBIT D - 2 -	Building Loan Agreement/ Disbursement Schedule

12. The amount of undisbursed loan proceeds is sufficient for completion of the Project in accordance with the Plans and Specifications originally submitted to the Agent and as modified by Agent approved change orders.
13.    All conditions to the disbursement of funds under this Request for Loan Advance as set forth in the Loan Agreement have been fulfilled, and to the best knowledge and belief of Borrower, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document executed in connection therewith.
Borrower hereby agrees to indemnify and hold harmless MidFirst Bank for any and all damages which it may sustain on account of being compelled to pay or defend against the claim or lien of any laborer, materialman, contractor or subcontractor, which may hereafter be filed against the Project for labor or materials furnished in the construction of the above Improvements to date, including attorney’s fees and court costs expended in connection with the defense of any such claim.
EXECUTED this      day of                 , 20__

L’AUBERGE DE SONOMA, LLC,
a Delaware limited liability company

By:    L’Auberge de Sonoma Resort Fund, LLC,
    a Delaware limited liability company,
its Chief Manager and Sole Equity Member

By:    L’Auberge Fund Manager, LLC,
        a Delaware limited liability company, its Manager
By:    IMH Financial Corporation,
            a Delaware corporation, its Sole Member

By:
Name:
Title:

STATE OF ________________    )
)    SS.
COUNTY OF ______________    )

The above and foregoing Request for Loan Advance was acknowledged before me this      day of                 , ________, by                  , as                  of _________________________________________, a ________________________ corporation, for the uses and purposes therein set forth.

L’Auberge de Sonoma	EXHIBIT D - 3 -	Building Loan Agreement/ Disbursement Schedule

[SEAL]                                                                        Notary Public
My Commission Expires:

L’Auberge de Sonoma	EXHIBIT D - 4 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT E
N/A

L’Auberge de Sonoma	EXHIBIT E - 1 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT F
SPECIAL CONDITIONS

L’Auberge de Sonoma	EXHIBIT E - 2 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT G
N/A

L’Auberge de Sonoma	EXHIBIT G - 3 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT H
FORM OF COVENANT COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
This Compliance Certificate (this “Certificate”) is executed and delivered pursuant to and in accordance with the provisions of that certain Building Loan Agreement/Disbursement Schedule (as amended, modified, extended or restated from time to time, the “Loan Agreement”) dated as of September 29, 2017, between L’AUBERGE DE SONOMA, LLC, a Delaware limited liability company (“Borrower”) and MIDFIRST BANK, a federally chartered savings association (“Agent”). All capitalized terms used in this Certificate, if not otherwise defined herein, shall have the respective meanings assigned to such terms under the Loan Agreement.
The undersigned hereby represents and warrants to Agent as follows:
1.    Authority. The undersigned is an authorized financial officer of Borrower.
2.    Review. The undersigned has reviewed (a) the activities of Borrower during the fiscal period ending ______________________________, 20___ (the “Subject Fiscal Period”), (b) the financial condition of Borrower as of the last day of the Subject Fiscal Period, and (c) the Loan Agreement and all of the other documents, instruments and agreements executed by any Borrower Party in connection with the Loan Agreement (collectively, the “Loan Documents”).
3.    Compliance. Based upon my review of the financial condition of Borrower and the other information and documents described in paragraph 2 above, (a) Borrower has observed, performed and fulfilled its obligations and covenants contained in the Loan Agreement and the other Loan Documents, and (b) Borrower has not become aware of any Event of Default or event that, with the passage of time, giving of notice or otherwise, would become an Event of Default, that has occurred and is continuing or, if there is any such Event of Default or event that, with the passage of time, giving of notice or otherwise, would become an Event of Default, describing it and the steps, if any, being taken to cure it.
4.    Financial Information. The attached financial statements and bank or brokerage statements are accurate in all material respects.
Dated __________________________

L’AUBERGE DE SONOMA, LLC,
a Delaware limited liability company

By:    L’Auberge de Sonoma Resort Fund, LLC,
    a Delaware limited liability company,
its Chief Manager and Sole Equity Member

By:    L’Auberge Fund Manager, LLC,
        a Delaware limited liability company, its Manager
By:    IMH Financial Corporation,
            a Delaware corporation, its Sole Member

By:

L’Auberge de Sonoma	EXHIBIT H - 1 -	Building Loan Agreement/ Disbursement Schedule

Name:
Title:

L’Auberge de Sonoma	EXHIBIT H - 2 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT I
DESCRIPTION IMPROVEMENTS
[See Attached]

L’Auberge de Sonoma	EXHIBIT I - 1 -	Building Loan Agreement/ Disbursement Schedule

EXHIBIT J
LITIGATION
[See Attached]

L’Auberge de Sonoma	EXHIBIT I - 2 -	Building Loan Agreement/ Disbursement Schedule

TABLE OF CONTENTS
Page

1	DEFINITIONS OF TERMS		1
2	LOAN		17
	2.1	Loan and Purpose	17
	2.2	Loan Documentation	17
	2.3	Effective Date	17
3	LOAN PROCEEDS		18
	3.1	Interest Accrual	18
	3.2	Interest Payments	18
	3.3	Principal Payments	18
	3.4	Calculation of Interest	18
	3.5	Determination of Applicable Interest Rate.	18
	3.6	Payments	19
	3.7	Interest Reserve	20
	3.8	Late Charge	21
	3.9	Interest Rate Following Default	21
	3.1	Prepayment	21
	3.11	Increased Costs	23
4	CONDITIONS PRECEDENT TO RECORDATION		24
	4.1	Loan Documents	24
	4.2	Due Diligence Items	25
5	CONDITIONS PRECEDENT TO ADVANCES		27
	5.1	Initial Advance Conditions	27
	5.2	Subsequent Advance Conditions	28
	5.3	Final Construction Advance Conditions	29
	5.4	Invoices and Draw Requests	30
	5.5	Use of Proceeds	30
6	LOAN DISBURSEMENT		30
	6.1	Initial Advance	30
	6.2	Subsequent Advances	31
	6.3	Final Advance	31
	6.4	Advance Limits; Deficiency of Loan Funds	31
	6.5	Set Aside Letters	31
	6.6	Allocation of Advances	32
	6.7	Funding Advances	32
	6.8	Obligations Several	32

L’Auberge de Sonoma	- i -	Building Loan Agreement/ Disbursement Schedule

	6.9	Borrower’s Funds Account	32
7	REPRESENTATIONS AND WARRANTIES OF BORROWER		32
	7.1	Formation and Qualification	33
	7.2	Due Authorization	33
	7.3	Power and Authority	33
	7.4	Enforceability	33
	7.5	No Consents; No Violation	33
	7.6	Litigation	33
	7.7	Financial Statements	33
	7.8	Compliance with Laws	33
	7.9	Compliance	34
	7.10	ADA Compliance	34
	7.11	Separate Tax Parcel; Zoning	34
	7.12	Loan Proceeds and Adequacy; Project Information	34
	7.13	Plans and Specifications, Defects	34
	7.14	Utilities	34
	7.15	Streets	34
	7.16	Legality of Sales and Leases; Special Taxes	34
	7.17	No Leases	34
	7.18	No Default	34
	7.19	Business Loan	35
	7.20	Tax Shelter Regulations	35
	7.21	Title to Personal Property	35
	7.22	Other Financing	35
	7.23	Other Liens	35
	7.24	Flood Zone	35
	7.25	Existing Project Documents	35
	7.26	Validity and Enforceability of Project Documents	35
	7.27	No Prior Conveyance or Limiting Actions	35
	7.28	Commissions and Fees	36
	7.29	Property Management Agreement.	36
8	BORROWER’S COVENANTS		36
	8.1	Borrower’s Funds	36
	8.2	Title Insurance	36
	8.3	Construction Start	36
	8.4	Diligent Construction	37
	8.5	Force Majeure	37
	8.6	Plans and Specifications	37
	8.7	Contractor Lists	38
	8.8	General Contractor Covenant	38

L’Auberge de Sonoma	- ii -	Building Loan Agreement/ Disbursement Schedule

	8.9	Construction Contract; Architect’s Agreement; Engineer’s Agreement; General Contract	39
	8.10	Other Contractors	39
	8.11	Improvements Inspection	39
	8.12	Intentionally Omitted	39
	8.13	Personal Property Installation	39
	8.14	Approval	39
	8.15	Paid Vouchers	39
	8.16	Preliminary Notices	40
	8.17	Defect Corrections	40
	8.18	Special Taxes	40
	8.19	Marketing and Sales; Partial Reconveyance	40
	8.20	Comply with Government Requirements	40
	8.21	Maintain Records	40
	8.22	Taxes	40
	8.23	Insurance	40
	8.24	No Conveyance or Encumbrance	40
	8.25	Invoice	41
	8.26	OFAC	41
	8.27	Payment of Expenses	41
	8.28	Notification of Events of Default	41
	8.29	Material Notices	41
	8.30	Sale of Assets	41
	8.31	Single Purpose Entity Covenants	41
	8.32	Project Documents	44
	8.33	Limitations on Senior Funded Indebtedness	45
	8.34	Subdivision Documents	45
	8.35	Completion Date Covenants	45
9	EVENTS OF DEFAULT		46
	9.1	Payment of Principal, Interest, Fees	46
	9.2	Other Payments	46
	9.3	Covenants	46
	9.4	Liens, Attachment; Condemnation	46
	9.5	Construction; Use	46
	9.6	Permits	47
	9.7	Borrower’s Funds	47
	9.8	Set-Aside Letter	47
	9.9	Misappropriation	47
	9.10	Loss of Priority	47
	9.11	Representations	47
	9.12	Insolvency or Bankruptcy	47

L’Auberge de Sonoma	- iii -	Building Loan Agreement/ Disbursement Schedule

	9.13	Other Defaults	48
	9.14	Judgment	48
	9.15	Key Person	48
	9.16	Change in Management or Control	48
	9.17	Financial Condition	48
	9.18	Code Compliance	48
	9.19	Financial Covenants	48
	9.20	Default Under Environmental Indemnity	48
	9.21	Project Documents	48
	9.22	Commencement of Construction	48
	9.23	Default Under Interest Rate Hedge Agreement	48
10	REMEDIES		48
	10.1	Accelerate	48
	10.2	Advances	49
	10.3	Collateral	49
	10.4	Possession	49
	10.5	Receiver	49
	10.6	Funds	49
	10.7	Operations	49
	10.8	Set-Aside Letters	49
	10.9	Other Remedies	49
	10.10	DISCLAIMER	49
11	POWER OF ATTORNEY		49
12	SECURITY INTEREST		50
13	REPORTING REQUIREMENTS		50
14	INTENTIONALLY OMITTED		52
15	FULL REPAYMENT AND RECONVEYANCE		52
16	PARTIAL RECONVEYANCES		52
17	SIGNS AND CONSENT TO USE BORROWER INFORMATION ON OTHER ADVERTISING		52
18	GENERAL CONDITIONS		52
	18.1	Rights Cumulative; No Waiver	52
	18.2	No Third Party Beneficiaries	53
	18.3	Notices; Effectiveness; Electronic Communications	53
	18.4	Approved Electronic Platform	54
	18.5	Indemnity	55
	18.6	Further Assurances; Authorization	55
	18.7	Form of Documents	55
	18.8	Time is of the Essence	55
	18.9	Supplement to Security Agreements	56

L’Auberge de Sonoma	- iv -	Building Loan Agreement/ Disbursement Schedule

	18.10	Joint and Several Obligations	56
	18.11	Authority to File Notices	56
	18.12	Actions	56
	18.13	Relationship of Parties	56
	18.14	Delay	56
	18.15	Fees, Costs and Expenses	56
	18.16	Amendments and Waivers	57
	18.17	Successors and Assigns	57
	18.18	Assignment	57
	18.19	Assignment by Agent	57
	18.20	Rules for Construction	59
	18.21	Severability	60
	18.22	Headings	60
	18.23	Governing Law; Jurisdiction	60
	18.24	WAIVER OF JURY TRIAL	60
	18.25	Judicial Reference Provision	60
	18.26	Integration	60
	18.27	Agent Consents	60
	18.28	Counterparts	61
	18.29	Waiver of Civil Code Section 2822	61
	18.30	Survival	61
	18.31	Waiver of Consequential Damages	61
	18.32	Notice to Guarantors	61
	18.33	Patriot Act of 2001 (Public Law 107-56)	61
19	SPECIAL CONDITIONS		61
20	OPTION TO EXTEND.		61
	20.1	First Option to Extend.	61
	20.2	Second Option to Extend.	62
21	CONDOMINIUM		64
22	CASH MANAGEMENT		64
	22.1	Clearing Account.	63
	22.2	Cash Collateral Account.	63
	22.3	Monthly Excess Cash Flow Impound.	64

L’Auberge de Sonoma	- v -	Building Loan Agreement/ Disbursement Schedule

EXHIBITS
Exhibit A – Disbursement Schedule
Exhibit B – Cost Breakdown
Exhibit C – Schedule of Plans and Specifications
Exhibit D – Draw Request Form
Exhibit E – Post Construction Covenants
Exhibit F – Special Conditions
Exhibit G – Assignment and Acceptance Agreement
Exhibit H – Form of Covenant Compliance Certificate-Compliance Certificate
Exhibit I – Description of Improvements

L’Auberge de Sonoma	- vi -	Building Loan Agreement/ Disbursement Schedule